As filed with the Securities and Exchange Commission on May 13, 2024

Registration No. 333-275226

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

ENERGY AND WATER DEVELOPMENT CORP.

(Exact name of registrant as specified in its charter)

Florida	3585	30-0781375
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7901 4th Street N STE #4174, St Petersburg, Florida	33702
(Address of principal executive offices)	(Zip Code)

 ____________________________

7901 4th Street N, STE #4174

St. Petersburg, FL 33702

727-677-9408

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

____________________________

Irma Velazquez

Chief Executive Officer

Energy and Water Development Corp.

7901 4th Street N, STE #4174

St. Petersburg, FL 33702

727-677-9408

(Names, address, including zip code, and telephone number, including area code, of agent for service)

____________________________

Copies to:
Louis A. Bevilacqua, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW Suite 500 Washington, DC 20036 (202) 869-0888	Joseph M. Lucosky, Esq. Steven A. Lipstein, Esq. Lucosky Brookman LLP 101 Wood Avenue South Woodbridge, NJ 08830 (732) 395-4400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement contains two prospectuses, as set forth below.

•	Public Offering Prospectus. A prospectus to be used for the public offering of shares of our common stock through the underwriters named on the cover page of this prospectus, which we refer to as the Public Offering Prospectus.

•	Resale Prospectus. A prospectus to be used for the resale by selling stockholders of 39,957,667 shares of common stock, which we refer to as the Resale Prospectus, which we have filed on behalf of the selling stockholders pursuant to a verbal understanding with the selling stockholders that we would include their shares in the Resale Prospectus.

The Resale Prospectus is substantively identical to the Public Offering Prospectus, except for the following principal points:

•	they contain different front and back covers;
•	they contain different Offering sections in the Prospectus Summary;
•	they contain different Use of Proceeds sections;
•	the Capitalization and Dilution sections are deleted from the Resale Prospectus;
•	a Selling Stockholders section is included in the Resale Prospectus;
•	the Underwriting section from the Public Offering Prospectus is deleted from the Resale Prospectus and a Plan of Distribution section is inserted in its place; and
•	the Legal Matters section in the Resale Prospectus deletes the reference to counsel for the underwriters.

The registrant has included in this registration statement a set of alternate pages after the back cover page of the Public Offering Prospectus, which we refer to as the Alternate Pages, to reflect the foregoing differences in the Resale Prospectus as compared to the Public Offering Prospectus. The Public Offering Prospectus will exclude the Alternate Pages and will be used for the public offering by the registrant. The Resale Prospectus will be substantively identical to the Public Offering Prospectus except for the addition or substitution of the Alternate Pages and will be used for the resale offering by the selling stockholders.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED MAY 13, 2024

                              Shares of Common Stock

____________________________

We are offering shares of common stock, assuming a public offering price of $ per share (which is the midpoint of the estimated range of the public offering price). We currently estimate that the public offering price will be between $ and $ per share.

Our common stock is currently quoted on the OTCQB Market operated by OTC Markets Group Inc. under the symbol “EAWD.” On May 10, 2024, the closing price of our common stock on OTCQB Market was $0.052. In connection with this offering, we intend to apply for the listing of our common stock on NYSE American under the symbol “EAWD.” The closing of this offering is contingent upon our uplisting to NYSE American.

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, and as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company” and “Risk Factors — Risks Related to this Offering and Ownership of Our Common Stock.”

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the material risks of investing in our securities under the heading “Risk Factors” beginning on page 13 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses(2)	$	$

(1)	Does not include additional compensation payable to the representative of the underwriters in connection with this offering. See “Underwriting” for a complete description of the compensation arrangements.
(2)	We estimate the total expenses payable by us, excluding the underwriting discount, will be approximately $ .

We have granted the underwriters an option for a period of 45 days after the closing of this offering to purchase up to 15% of the total number of shares to be offered by us pursuant to this offering (excluding shares subject to this option), solely for the purpose of covering over-allotments, at the public offering price less the underwriting discounts and commissions.

Pursuant to a separate resale prospectus included in the registration statement of which this prospectus forms a part, we are also registering 39,957,667 shares of common stock for resale by certain selling stockholders. This public offering and the resale offering will be concurrent in that the selling stockholders may commence selling efforts at any time after the registration statement is declared effective. However, the closing of this public offering will not occur until one (1) or two (2) trading days after trading on NYSE American commences, which is expected to occur on the trading day following the date that the registration statement is declared effective. The selling stockholders may sell their shares from time to time at the market price prevailing at the time of offer and sale, or at prices related to such prevailing market prices or in negotiated transactions or a combination of such methods. Please see “Risk Factors—Risks Related to this Offering and Ownership of Our Common Stock” for certain risks related to the concurrent registration of shares in the resale offering.

The underwriters expect to deliver the shares against payment as set forth under “Underwriting” on or about         , 2024.

EF Hutton

division of Benchmark Investments, LLC

The date of this prospectus is                , 2024

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these shares of common stock in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Persons who come into possession of this prospectus and any applicable free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction. See “Underwriting” for additional information on these restrictions.

INDUSTRY AND MARKET DATA

We are responsible for the disclosure in this prospectus. However, this prospectus includes industry data that we obtained from market research, publicly available information and industry publications. We did not fund, and are not otherwise affiliated with, any of the sources cited in this prospectus. The market research, publicly available information and industry publications that we use generally state that the information contained therein has been obtained from sources believed to be reliable. The information therein represents the most recently available data from the relevant sources and publications and we believe remains reliable. However, this data involves a number of assumptions and limitations regarding our industry which are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” Forward-looking information obtained from these sources is also subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks and trade names or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but the omission of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable owner of these trademarks, service marks and trade names.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. You should carefully read the entire prospectus, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this prospectus, before making an investment decision. Some of the statements in this prospectus are forward-looking statements. See the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

Unless otherwise indicated by the context, reference in this prospectus to “we,” “us,” “our,” “our company” and similar references are to Energy and Water Development Corp. and its consolidated subsidiaries.

Our Company

Overview

We are an engineering services company formed as an outsourcing green tech platform focused on sustainable water and energy solutions. We are a United Nations, or UN, “accredited vendor” and offer design, construction, maintenance and specialty consulting services to private companies, government entities, non-government organizations, or NGOs, and intergovernmental organizations, or IGOs, for the sustainable supply of energy and water.

We build sustainable water and energy systems out of existing, proven technologies, utilizing our intellectual property and our technical know-how to customize solutions to meet our clients’ needs. Using our patent-pending design, we are working to design, build, and operate off-the-grid atmospheric water generation, or AWG, systems in Mexico and the United States, as well as off-the-grid electric vehicle, or EV, charging stations in Germany.

Globally, 2 billion people do not have safe drinking water and 3.6 billion lack access to safely managed sanitation, according to a report published by the United Nations Educational, Scientific and Cultural Organization, or UNESCO, in March 2023. This organization has identified an urgent need to establish strong international mechanisms to prevent the global water crisis from spiraling out of control. In view of this increased world-wide demand for water and energy, our business goals are focused on self-sufficient energy supplied water generation and green energy production. To accomplish this, we set out to establish an outsourcing green tech platform to commercialize our state-of-the-art technologies while providing engineering and technical consultation services to design the most sustainable technological solutions that can provide water and energy. We also intend to secure all required technical, maintenance, education, and training related to the identified technology solutions. To this end, we have sought potential collaborations with green tech research and development centers in Europe and have established operating subsidiaries in Germany, where we have started to assemble our patent-pending innovative off-the-grid, self-sufficient energy supply AWG systems.

Our Corporate History and Structure

Our company was originally incorporated as a Delaware corporation named Wealthhound.com, Inc. in 2000 and was converted to a Florida corporation under the name Eagle International Holdings Group, Inc. in 2007. Our company was originally formed as a shell entity that was in the market to merge with an operating company. On March 10, 2008, our name was changed to Eurosport Active World Corp.

On March 17, 2008, we entered into an agreement and plan of acquisition with Inko Sport America, LLC, or ISA, a privately-held Florida limited liability company, wherein all of the owners of ISA exchanged their ownership interests in ISA for shares of our company. In connection with the closing of this acquisition, we adopted ISA’s business plan. ISA was administratively dissolved in September 2010.

In 2012, our business plan changed to engage in the promotion and design of technological solutions for the generation of water and energy. On August 21, 2019, our name was changed to Energy and Water Development Corp. to more accurately reflect our business plan.

In order to effectively cater to our expanding operations in Germany, we have strategically established a branch for business operations in Germany, along with two wholly owned German subsidiaries: Energy and Water Development Deutschland GmbH, or EAWD Deutschland, and EAWD Logistik GmbH, or EAWD Logistik. Moreover, recognizing the importance of regional market demands, we have also extended our presence to Mexico through a wholly owned subsidiary called EAWD Mexico SAPI de CV, or EAWD Mexico, enhancing our capacity to address the needs of this area efficiently. This strategic positioning not only reflects our commitment to environmental progress but also ensures an optimized response to evolving market requirements.

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Our Market Opportunity

Amidst the backdrop of climate change and the rise of extreme weather events, the green tech industry is witnessing transformative shifts. These phenomena have exacerbated water scarcity and intensified the global demand for energy. Recognizing the pressing nature of these challenges, we are committed to crafting sustainable and renewable solutions. As such, we believe that we are poised to become a pivotal player in an industry that is not only rapidly expanding, but also unlocking numerous new markets in response to these urgent environmental issues.

According to an atmospheric water generator market size report published by Grand View Research in 2020, the global AWG market size was $2.9 billion in 2022 and it is expected to reach approximately $5.5 billion by 2032. This industry growth is expected to be driven by freshwater scarcity and increasing technological investments, followed by favorable government regulations. As for energy, according to the International Agency of Energy, global electricity demand is projected to grow between 62% and 185% by 2050 compared with 2021 levels.

According to an electric vehicle fluids global market report published by Research and Markets in 2023, the global electric vehicle fluids market has grown from $1.33 billion in 2022 to $1.7 billion in 2023 at a compound annual growth rate, or CAGR, of 27.4%. The electric vehicle fluids market is expected to grow to $4.57 billion in 2027 at a CAGR of 28.0%. There is also an increasing consensus among European truck manufacturers and industry stakeholders that battery electric trucks, or BETs, will play a dominant role in the decarbonization of the road freight sector. Most truck makers including Daimler, DAF, MAN, Scania and Volvo are now focusing on bringing BETs to the mass market for all vehicle segments, including long-haul, starting from 2024. For this, a network of public high-power and overnight charging points needs to be rolled out across Europe no later than 2024.

According to a global market report published by Research and Markets in 2023, EV-charging demand could reach 23 TWh per year in Germany by 2030, or up to 43 TWh in an accelerated-adoption scenario, an 8% increase over current energy demand. This accelerated scenario corresponds to 16 million EVs in Germany by 2030, an increase in line with studies commissioned by the European Union and spurred by its proposed internal combustion engine vehicle ban as well as improving engine-efficiency rates. Solar charging has a very small footprint in the industry, and we consider our company to be a pioneer of off-the-grid charging stations.

The green tech industry is complex because it still requires increased promotion and public education about its potential. Furthermore, regulations in each country are different and, in many cases, several segments are regulated by both national and local (state, provincial, municipal) governments. Our approach seeks to assist businesses with the growth and development of their general operations by ensuring the efficient, profitable, and sustainable supply/generation of water and energy allowing our potential customers to focus on their business while adopting strategies of sustainability.

The main market dynamics to consider are the growing numbers of AWGs across various end-use verticals and the high energy consumption, production cost, and high carbon footprint of such technology. We believe that our innovative off-the-grid systems offer distinct advantages over both centralized and traditional off-the-grid solutions. Designed for optimal efficiency, these systems prioritize environmental sustainability by utilizing renewable energy sources, primarily solar. Not just alternatives, they seamlessly complement existing centralized infrastructures, ensuring a consistent supply of water and power. Their modular design promotes easy scalability, catering to growing demands without massive overhauls. Furthermore, the decentralized nature of our systems offers enhanced reliability, reducing the risks of large-scale outages that plague centralized setups. This fusion of resilience, sustainability, and efficiency positions our solutions as a comprehensive response to modern energy and water needs.

Our Business Strategy

Our mission is to provide sustainable water generation systems based on high efficiency, renewable sources and to provide off-the-grid self-sufficient energy supply solutions. Through a combination of the best design and configuration of state-of-the-art technology-assisted solutions, we have created a completely self-sufficient off-the-grid energy generation and water production system, which can be simultaneously used to meet potable water requirements and the electrical energy needs of the industrial sector.

Using our own off-the-grid AWG systems, off-the-grid EV charging stations, off-the-grid power systems, off-the-grid water purification systems, and other identified technology, products, and services licensed or purchased from third party sources, we are delivering and installing a product set that suits the green technology water and/or energy needs of our customers. By using the state-of-the art technological solutions and technologies identified, designed, and provided by us and our collaborators, we believe that our potential clients will be free to focus on the performance of their operations as well as with the water and energy consumption or generation regulations within their industry.

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Our aim is to collaborate with a diverse range of clients across various sectors, including private enterprises, governmental bodies, municipalities, NGOs and IGOs. We recognize the unique needs of each sector and tailor our solutions accordingly.

In the private sector, we work closely with companies spanning industries such as manufacturing, hospitality, and agriculture. These organizations often require reliable water and energy sources to maintain their operations. By providing them with our advanced technology and technical services, we empower them to establish sustainable supplies and generation capabilities. This contributes significantly to their climate adaptation strategies, enhancing resilience and reducing environmental impact.

Within the public sector, our engagement extends to government entities and municipalities. These entities play a crucial role in safeguarding their communities’ well-being and continuity. By equipping them with innovative solutions, we help them secure water and energy resources to support critical services, disaster response, and long-term urban planning. This, in turn, aids in climate adaptation and fosters sustainable development.

NGOs and IGOs also form a key part of our potential clientele. These entities often work in challenging environments or regions with limited infrastructure. By partnering with us, they will gain access to cutting-edge technology that empowers them to provide essential services, such as clean water and energy, to underserved populations. This not only aligns with their humanitarian missions but also promotes climate adaptation and community resilience.

In every sector with which we engage, our contributions are aligned with the broader goals of climate adaptation. By offering technology and technical services that enable the efficient generation and management of water and energy, we help our clients thrive in a changing environment while contributing positively to the global effort of mitigating climate challenges. With our outsourced technical arm and our commission-based global network of distributors, we expect to create sustainable added value to each project we undertake while generating revenue from the sale of own products, royalties from the commercialization of energy and water in certain cases, and the licensing of our innovated technologies, as well as from our engineering, technical consulting, and project management services.

We plan to provide customized technology solutions and technical services, based upon client need and preference, which may include any or all of the following:

•	Sustainable water and energy generation systems
•	Aqua Mission Systems (individual solutions for individual needs)
•	Off-the-grid EV charging stations
•	Technical assistance
•	Strategic and financial partnering
•	Project management

We also plan to focus on addressing areas of the industry which concentrate on new technological and engineering concepts relating to water and energy generation and those related components that assist in advancing the green tech industry. These include:

•	Advancement of off-the-grid AWG systems
•	Development of techniques to attain a self-sufficient supply of energy
•	Advancement of new ideas on energy generation, storage and management implementation
•	Designing, prototyping, and arranging the manufacture of new water and energy generation systems
•	Designing and prototyping off-the-grid self-sufficient power systems
•	Designing and prototyping solar powered charging stations for electric vehicles

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Our Products

The technological solutions that we plan to offer include the following.

Off-the-Grid AWG Systems

AWG systems are standard equipment in many places; however, operating AWG systems requires high amounts of energy that are often not available in the places where they are needed most, making the price for the generated water very high. Our innovative off-the-grid AWG systems are designed to have an internal power supply and the ability to generate power. Our off-the-grid AWG systems produce sufficient quantities of potable water even in very dry and hot climate conditions and can be scaled to almost any size, community, and/or population. Presently, AWG systems are largely used in Asian and African countries. The majority of manufacturers of AWG systems, which rely on dehumidifying, are located in China.

By contrast, we use a proven German technology for condensate water from the air based on A/C technology. We believe that this method allows higher, more efficient, sustainable performance and a larger quantity of water generation because of its internal power supply and because it does not require high humidity to function. We have licensed the rights to use this German AWG technology for ninety-nine years; however, thanks to our continued research and development efforts, we have designed a new, innovative and more efficient configuration that allows the substantial amount of energy required to operate the equipment to be supplied by the equipment itself. Our off-the-grid AWG systems line is different in size from the standard AWG line. Our off-the-grid AWG systems are energy self-sufficient and can condense large amounts of water out of the atmosphere and we believe they could be a solution in countries around the world that deal with issues of water scarcity.

Our off-the-grid AWG system with an internal power supply works by first “inhaling” large volumes of air, then cooling the air down to the dew point, and finally collecting, filtering, and mineralizing the resulting condensed water. Through this process, pure drinking water is created that meets the quality standards of the World Health Organization, or the WHO. In regions with high temperatures and high humidity levels, a single system can generate more than 300,000 liters of water per day. Our off-the-grid AWG systems start at 2,640 gallons/day and can expand the water supply to one acre-feet/day, which we believe, in effect, is essentially the ability to produce an unlimited supply of water. As a certified vendor of the UN Global Marketplace, we are introducing our off-the-grid AWG systems to the UN with the hopes of initially supplying the equipment to a large cluster of agencies established in key locations for humanitarian response as well as refugee camps around the world in need of fresh water.

Off-the-Grid Water Purification Systems

We are seeking to respond to the growing need for drinking water by proposing a water purification solution utilizing solar, photovoltaic energy and, when applicable, a mini-windmill or other alternate source of renewable energy. The design of the system is ready to be built and delivered on demand.

Generally, drinking water is produced by passing sea water, lake water, river water, or stagnant water through several stages of purification and treatment until it is rendered drinkable in accordance with WHO standards. In the case of sea or stagnant water, we recommend a treatment via reverse osmosis membranes, which permits the retention of dissolved solids and results in obtaining water of drinking quality. If the water being treated emanates from lakes or rivers, we recommend treatment via an ultrafiltration membrane which functions by retaining suspended materials such as colloids, viruses and bacteria. The systems proposed by us are containerized and contain all the equipment necessary to function autonomously, in part due to an automatic cleansing system that can be accessed remotely via satellite or the internet. Moreover, the machines use available renewable energy sources such as solar or wind to function.

Off-the-Grid EV Charging Stations

Based on our patent-pending off-the-grid power system, we have developed an innovative design and configuration of off-the-grid charging stations for BETs and electric vehicles in Germany. In 2021, we built our first off-the-grid charging station in Relligen, Germany to charge our fleet vehicles and to gather usage and operational data. We believe that our product is the first off-the-grid solution available in Europe for charging the BETs and electric passenger vehicles that are currently on the roads of Europe. We plan to establish up to 1,700 charging stations throughout Germany starting with 40 locations scheduled to be installed by the end of the fourth quarter of 2024.

Off-the-Grid Power Systems

Batteries for stationary storage have become a commodity, but in order to reduce the duration, complexity and cost of the installation, and to increase the capacity or relocate a system over time as well as to reduce the carbon footprint and environmental impact, we offer a complete electrical energy storage system and energy management system for a wide range of customers and applications, including microgrids and EV fast charging stations. A highly capable energy management system secures an efficient energy supply and storage of energy.

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This product portfolio includes systems and complete services for solar power generation, including a high-quality frameless glass solar panel with a super-matte surface, which secures a high-performance energy source. In contrast to classic solar systems on the roof, we combine the highest standards of aesthetics with high efficiency energy generation. With these solutions, we support our customers on their way to CO2 neutrality and the search for alternative renewable energies.

Our Current Projects

We envision a dual-utility future for our systems, simultaneously offering both water and energy where needed. We plan to establish off-the-grid charging stations throughout Germany and, given the increasing drought issues there and in France, Spain, Italy, the United States, Mexico, and other parts of Latin America, we foresee our systems providing vital water supplies to these regions.

Germany

We have secured a 7,200 sqm plot in Kassel, adjacent to the A7 Autobahn, which is Germany’s primary north-south route located at the heart of the country. On June 1, 2023, we commenced construction of Europe’s premier large-scale, off-the-grid charging station for electric trucks and passenger vehicles in Germany.

Harnessing solar and wind power, each off-the-grid charging system will be capable of consistently powering up to 120 direct current, or DC, charging stalls, depending on the size of the charging park. Specifically, the Kassel off-the-grid system is designed to simultaneously charge 50 electric trucks and up to 60 electric vehicles. This patented system is designed for future integration and expansion. Our technology creates a “micro-grid” that operates independently from the public power grid, ensuring continuous EV charging regardless of public grid availability. Often referred to as a “mini-grid” or “island grid,” it offers consistent power for both alternating current, or AC, and DC chargers. In Kassel, the stalls will range in power from 300 KW to 480 KW, with some having dual charging capabilities, allowing two trucks to charge simultaneously. This system is equipped to cater to both the emerging 800 Volt vehicles and the more common 400 Volt charging systems, accommodating the diverse charging needs of today’s electric vehicles and trucks.

In 2021, we also completed the development and installation of the first of forty planned solar powered off-the-grid EV charging stations for electric long-haul trucks in Relligen, Germany. Our charging stations are the first off-the-grid charging station available for these e-trucks in Europe and we plan to contract with companies that own these electric long-haul trucks to provide fleet charging as well as to install them in public places for per-use fees with the following business model:

•	E-Truck Overnight Parking: A per-truck parking fee of €6 for 12 hours €12 for 24 hours. Additionally, customers will be required to pay a €4 per truck reservation fee and applicable tax.
•	E-Truck Monthly Parking: A monthly flat rate of €1,000 for up to ten trucks per day. We will negotiate these monthly contracts with local companies to provide their drivers with prearranged local parking.
•	Long-term Logistics: In the event a freight forwarder needs a long-term parking solution, the fee will be €140 per month per truck.
•	Hourly Public Charging: The general public will receive one hour of free parking with the purchase of at least €20 worth of charging. Regular rates apply after one hour.
•	Overnight Public Parking: Overnight public parking will be charged at the above-listed hourly public parking rates, plus charging fees.

In 2021, we installed an off-the-grid AWG system powered by solar energy at our office location in Relligen, Germany. This installation served as a demonstration of the system’s capacity to produce significant amounts of water, with projections reaching up to two million gallons daily. In addition, the surplus energy harnessed from the sun has been effectively utilized to charge our five EVs. In October 2023, we moved to a larger office and warehouse space in Bargteheide, Germany, where we plan to re-install our demonstration system.

Mexico

In November 2020, our distributor in Mexico made a significant move by placing an initial order valued at $550,000 for a solar-powered off-the-grid AWG system. This system was manufactured in Germany and delivered in 2021. Following the success of this transaction and evident satisfaction of the client, we are in active discussions with the same client for the acquisition of three additional units.

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This successful implementation of our product and the trust demonstrated by our Mexican client has spurred interest by others in the region. Consequently, we are witnessing an uptick in proposal submissions for potential clients across Mexico in Mexico City, Monterrey, San Luis Potosi, Quintana Roo, and Merida.

On November 30, 2023, we and several significant landowners of the Magdalena Contreras Municipality in Mexico City signed a joint memorandum of understanding to formalize their commitment to join forces to initiate a groundbreaking project: the first off-the-grid AWG plant on the American continent. This memorandum of understanding lays out the groundwork for the development of this facility. In its initial phase, the plant is expected to produce approximately 3.2 million liters of water annually by extracting moisture directly from the air.

South Africa

In 2019, we signed a sales contract for the sale of a solar powered off-the-grid AWG system to a South African customer for a purchase price of $2,800,000. Building of the equipment began in the fourth quarter of 2019; however, because of delays due to COVID-19 and the global supply chain, the expected delivery date is late 2024. We have not yet received any payments from this customer.

Our Competitive Strengths

We believe that we have several competitive advantages that differentiate us from other companies in our industry. Our competitive strengths include:

•	United Nations Accreditation: We are a UN accredited vendor, which not only boosts our credibility but also opens up numerous opportunities for participation in global projects that require high standards of operational and ethical compliance. We believe that this status can be a significant differentiator in attracting partnerships and projects with international agencies.
•	Focus on Sustainability and Innovation: Unlike many companies that might prioritize one over the other, we equally emphasize both technological innovation and environmental sustainability. We leverage proven technologies to deliver eco-friendly solutions, ensuring that our projects, such as generating clean energy and addressing water scarcity, meet current needs without compromising the ability of future generations to meet theirs.
•	Customized Solutions: We offer customized solutions based on the unique requirements of our clients. This approach not only caters to a broad spectrum of needs but also enhances client satisfaction and loyalty, as we provide tailored solutions rather than a one-size-fits-all product.
•	Proprietary Technology and Patents: We are actively engaged in research and development, leading to proprietary technologies and patents, such as our systems for self-sufficient energy supply and atmospheric water generation. We believe that these innovations provide us with unique products that are hard to replicate, giving us an edge over our competitors.
•	Experienced Leadership: Our management team has decades of experience and established relationships across various sectors, which we believe contributes significantly to our strategic vision and operational execution. This depth of experience enables us to navigate complex project demands and market dynamics effectively.

We believe that these factors create a robust framework that will enable us to compete effectively in the global market for sustainable energy and water solutions.

Our Growth Strategies

The key elements of our strategy to grow our business include:

•	Expansion of Technology Portfolio: We focus on continuously expanding our portfolio of proprietary technologies and solutions. This includes developing new patents and enhancing existing technologies to stay at the forefront of innovation in water and energy solutions.
•	Strategic Partnerships and Alliances: We leverage strategic partnerships and alliances to expand our reach and enhance our capabilities. Collaborating with other industry leaders, government bodies, and international organizations allows us to access new markets and resources, and share risks associated with new projects.

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•	Market Diversification: We aim to diversify our market presence by targeting various sectors including private companies, government entities, and NGOs across different regions. This diversification will help in spreading business risks and tapping into new opportunities in emerging markets.
•	Sustainability Initiatives: Commitment to sustainability is at the core of our growth strategy. By focusing on eco-friendly and sustainable solutions, we believe that we not only meet the increasing global demand for green technologies but also position ourselves as a leader in sustainable practices.
•	Enhancing Operational Efficiency: We continuously strive to improve our operational efficiencies through the adoption of advanced technologies and optimization of processes. This helps in reducing costs, improving service delivery, and increasing customer satisfaction.
•	Client-Centric Solutions: By maintaining a strong focus on delivering customized solutions that meet the specific needs of our clients, we ensure long-term relationships and a strong client base, which is crucial for sustained growth.

These strategic elements are designed to reinforce our competitive position while addressing the pressing needs of energy and water management in an environmentally sustainable manner.

Our Risks and Challenges

An investment in our securities involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the “Risk Factors” section immediately following this Prospectus Summary. These risks include, but are not limited to, the following:

•	We have incurred losses since our inception, and we may not be able to manage our business on a profitable basis.
•	We will require additional financing to accomplish our business strategy.
•	We cannot accurately predict future revenues or profitability in the emerging market for our products.
•	We may face significant challenges in obtaining market acceptance of our products, which could adversely affect our potential sales and revenues.
•	If we do not build brand awareness and brand loyalty, our business may suffer.
•	If we are unable to maintain, train and build an effective international sales and marketing infrastructure, we will not be able to commercialize and grow our brand successfully.
•	We operate in new and rapidly changing markets, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.
•	We expect significant competition for our products and services.
•	If we fail to properly manage our anticipated growth, our business could suffer.
•	Product liability associated with the production, marketing and sale of our products, and/or the expense of defending against claims of product liability, could materially deplete our assets and generate negative publicity which could impair our reputation.
•	Product defects could result in costly fixes, litigation and damage.
•	We have historically depended on a limited number of third parties to supply key raw materials to us and the failure to obtain a sufficient supply of these raw materials in a timely fashion and at reasonable costs could significantly delay our delivery of products.
•	Business interruptions may affect the distribution of our products and/or the stability of our computer systems, which may affect our business.
•	Security threats, such as ransomware attacks, to our IT infrastructure could expose us to liability, and damage our reputation and business.

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•	In the conduct of our business, we will rely upon the use of patents and intellectual property owned by other entities, which are non-exclusive.
•	We may not be able to obtain patents or other intellectual property rights necessary to protect our proprietary technology and business.
•	Our business may suffer if it is alleged or determined that our technology or another aspect of our business infringes the intellectual property of others.
•	Loss of key personnel critical for management decisions would have an adverse impact on our business.
•	We will face growing regulatory and compliance requirements in a variety of areas, which can be costly and time consuming.
•	Legislation or government regulations may be adopted which may affect our products and liability.
•	We are subject to, and must remain in compliance with, numerous laws and governmental regulations concerning the assembling, manufacturing, use, distribution and sale of our products. Some of our customers also require that it complies with their own unique requirements relating to these matters.
•	Economic, political and other risks associated with our international operations could adversely affect our revenues and international growth prospects.
•	Our international operations require us to comply with anti-corruption laws and regulations of the U.S. government and various international jurisdictions in which we do business.
•	Certain laws and regulations governing international business operations could adversely impact our operations.
•	Certain of our executive officers and directors are located outside of the U.S., so it will be difficult to effect service of process and enforcement of legal judgments upon them.
•	We may not be able to satisfy NYSE American’s listing requirements or maintain a listing of our common stock on NYSE American.
•	The market price of our common stock may be highly volatile, and you could lose all or part of your investment.
•	An active, liquid trading market for our common stock may not be sustained, which may cause our common stock to trade at a discount from the public offering price and make it difficult for you to sell the shares you purchase.
•	Our management has broad discretion as to the use of the net proceeds from this offering.
•	We have no current plans to pay cash dividends on our common stock for the foreseeable future, and you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.
•	You will experience immediate and substantial dilution as a result of this offering.
•	The number of shares being registered for resale concurrently with this offering is significant in relation to our outstanding shares.
•	Future issuances of our common stock or securities convertible into, or exercisable or exchangeable for, our common stock, or the expiration of lock-up agreements that restrict the issuance of new shares of common stock or the trading of outstanding common stock, could cause the market price of our common stock to decline and would result in the dilution of your holdings.
•	Future issuances of debt securities, which would rank senior to our common stock upon our bankruptcy or liquidation, and future issuances of preferred stock, which could rank senior to our common stock for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our common stock.

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Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;
•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);
•	submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and
•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) December 31, 2024, (ii) the last day of the first fiscal year in which our total annual gross revenues are $1.235 billion or more, (iii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iv) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Corporate Information

Our principal executive office is located at 7901 4th Street N, STE #4174, St Petersburg, Florida. Our telephone number is 727-677-9408. We maintain a website at www.energy-water.com. The reference to our website is intended to be an inactive textual reference only. The information contained on, or that can be accessed through, our website is not part of this prospectus and investors should not rely on such information in deciding whether to purchase shares of our common stock.

Reverse Stock Split

Our board of directors has approved a 1-for reverse stock split of our authorized and outstanding common stock. We anticipate that this reverse stock split will become effective on the effective date of the registration statement of which this prospectus forms a part. As a result of this reverse split, our authorized common stock will decrease from  shares to  shares and our issued and outstanding common stock will decrease from shares to approximately  shares. References to “post-split” below are references to the number of shares of our common stock and/or the exercise or conversion prices of our securities after giving effect to this reverse stock split.

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The Offering

Shares offered:	shares of common stock (or shares if the underwriters exercise the over-allotment in full), based on the assumed public offering price of $ , the midpoint of the anticipated price range.
Offering price:	We currently estimate that the public offering price will be between $ and $ per share. For purposes of this prospectus, the assumed public offering price per share is $ , the midpoint of the anticipated price range. The actual offering price per share will be as determined between the underwriters and us based on market conditions at the time of pricing. Therefore, the assumed offering price used throughout this prospectus may not be indicative of the final offering price.
Shares to be outstanding after this offering(1):	shares of common stock (or shares if the underwriters exercise the over-allotment option in full), based on an assumed public offering price of $ per share, which is the midpoint of the estimated range of the public offering price shown on the cover page of this prospectus.
Over-allotment option:	We have granted to the underwriters a 45-day option to purchase from us up to an additional 15% of the shares sold in the offering ( additional shares) at the public offering price, less the underwriting discounts and commissions.
Use of proceeds:

We expect to receive net proceeds of approximately $ million from this offering (or $ million if the underwriters exercise the over-allotment option in full), based on an assumed public offering price of $ per share, which is the midpoint of the estimated range of the public offering price shown on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for the repayment of certain debt and for working capital and general corporate purposes, which may include, at the discretion of our board of directors, the expansion of our premises, the acquisition of equipment, the hiring of technical and administrative personnel, and enhancing our sales and marketing capabilities. In addition, while we have not entered into any agreements, commitments or understandings relating to any significant transaction as of the date of this prospectus, we may use a portion of the net proceeds to pursue acquisitions, joint ventures and other strategic transactions.

See “Use of Proceeds.”

Risk factors:	Investing in our common stock involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 13.
Lock-up:	We and our directors, officers, and stockholders holding more than 5% of our common stock as of the effective date of the registration statement of which this prospectus forms a part have agreed not to sell, transfer or dispose of any common stock for a period of ninety (90) days from the effective date of the registration statement of which this prospectus forms a part, subject to certain exceptions. See “Underwriting” for more information.
Trading market and symbol:	Our common stock is currently quoted on the OTCQB Market under the symbol “EAWD.” In connection with this offering, we intend to apply for the listing of our common stock on NYSE American under the symbol “EADW.” The closing of this offering is contingent upon our uplisting to NYSE American.

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(1)	The number of shares of common stock outstanding immediately following this offering is based on 280,445,682 shares outstanding as of May 10, 2024 and excludes:
•	48,904,880 shares of common stock issuable upon the conversion of our series A preferred stock;
•	15,561,024 shares of common stock that are reserved for issuance under our 2022 Long Term Incentive Plan;
•	shares of common stock that could be issued upon the conversion of a promissory note in the remaining principal amount of $78,000 due on June 30, 2024, which is convertible at any time at a fix conversion price of $0.03, provided that if the closing price of our common stock is below $0.03 for the five consecutive trading days prior to conversion, then the conversion price shall be equal to the lower of $0.01 or 70% of the lowest closing price for the twenty prior trading days;
•	shares of common stock that could be issued upon the conversion of a promissory note in the principal amount of $150,000 due on August 15, 2024, which is only convertible after such maturity date at a fix conversion price of $0.04 (subject to adjustments); provided that if the closing price of our common stock is below $0.03 for the five consecutive trading days prior to conversion, then the conversion price shall be equal to the lower of $0.01 or 70% of the lowest closing price for the twenty prior trading days; and
•	shares of common stock that could be issued upon the conversion of a promissory note in the principal amount of $147,775 due on December 15, 2024, which is only convertible upon an event of default (as defined in such note) at a conversion price equal to 75% of the lowest trading price of our common stock during the ten trading days prior to conversion.

Please see “Description of Capital Stock” for additional details regarding our outstanding convertible securities.

Pursuant to a separate resale prospectus included in the registration statement of which this prospectus forms a part, we are also registering 39,957,667 shares of common stock for resale by certain selling stockholders. This public offering and the resale offering will be concurrent in that the selling stockholders may commence selling efforts at any time after the registration statement is declared effective. However, the closing of this public offering will not occur until one (1) or two (2) trading days after trading on NYSE American commences, which is expected to occur on the trading day following the date that the registration statement is declared effective. The selling stockholders may sell their shares from time to time at the market price prevailing at the time of offer and sale, or at prices related to such prevailing market prices or in negotiated transactions or a combination of such methods. Please see “Risk Factors—Risks Related to this Offering and Ownership of Our Common Stock” for certain risks related to the concurrent registration of shares in the resale offering.

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Summary Financial Information

The following tables summarize certain financial data regarding our business and should be read in conjunction with our financial statements and related notes contained elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” As noted elsewhere in this prospectus, as of December 31, 2023, we have not yet generated any revenue.

Our summary consolidated financial data as of December 31, 2023 and 2022 and for the years then ended are derived from our audited consolidated financial statements included elsewhere in this prospectus.

All financial statements included in this prospectus are prepared and presented in accordance with generally accepted accounting principles in the United States, or GAAP. The summary financial information is only a summary and should be read in conjunction with the historical financial statements and related notes contained elsewhere herein. The financial statements contained elsewhere fully represent our financial condition and operations; however, they are not indicative of our future performance.

Statements of Operations Data	Years Ended December 31,
	2023	2022
Total operating expenses	$2,641,724	$1,910,888
Loss from operations	(2,641,724)	(1,910,888)
Total other expense, net	(791,594)	(31,692)
Net loss	$(3,433,318)	$(1,942,580)
Foreign currency translation adjustments	8,847	27,442
Comprehensive loss	$(3,424,471)	$(1,915,138)
Loss per common share - basic and diluted	$(0.02)	$(0.01)

Balance Sheet Data	As of December 31,
	2023	2022
Cash	$76,627	$40,886
Total current assets	908,103	866,515
Total assets	1,424,800	1,174,295
Total current liabilities	1,979,883	1,607,213
Total liabilities	2,147,984	1,656,159
Total stockholders’ deficit	(723,184)	(481,864)
Total liabilities and stockholders’ deficit	$1,424,800	$1,174,295

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RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, before purchasing our securities. We have listed below (not necessarily in order of importance or probability of occurrence) what we believe to be the most significant risk factors applicable to us, but they do not constitute all of the risks that may be applicable to us. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled “Cautionary Statement Regarding Forward-Looking Statements”.

Risks Related to Our Business and Industry

We have incurred losses since our inception, and we may not be able to manage our business on a profitable basis.

We have generated losses since we began operations in December 2012 and have relied on cash on hand, sales of securities, and the issuance of third-party and related party debt to support our operations. During the year ended December 31, 2023, we incurred net losses of $3,433,318 and we had a working capital deficit of $1,071,780 at December 31, 2023. These factors raised a substantial doubt about our ability to continue as a going concern, and the report of our independent registered public accounting firm that accompanies our financial statements for the year ended December 31, 2023 contains an explanatory paragraph relating to our ability to continue as a going concern. The revenue and income potential of our business and market are unproven. This makes an evaluation of our company and its prospects difficult and highly speculative. There can be no assurances that we will be able to develop products or services on a timely and cost effective basis, that will be able to generate any revenue, that we will have adequate financing or resources to continue operating our business and to provide products to customers, that we will earn a profit, that we can raise sufficient capital to support operations by attaining profitability, or that we can satisfy future liabilities.

We will require additional financing to accomplish our business strategy.

We require substantial working capital to fund our business development plans, and we expect to experience significant negative cash flow from operations. Depending upon the sales volume generated by our business during that time, we also anticipate the possibility of having to raise additional funds in order to achieve our plans and accomplish our immediate and longer-term business strategy. These additional funds likely will be raised through the issuance of our securities in debt and/or equity financings. If we are unable to raise these additional funds on terms acceptable to us, we will be required to limit our expenditures for continuing our product development activities and expanding our sales and marketing operations, reduce our work force, or find alternatives to fund our business on terms that are not as favorable to us. Any such actions would impair our product development and expansion plans, reduce potential revenues, increase operating losses, and adversely affect the value of our company.

We cannot accurately predict future revenues or profitability in the emerging market for our products.

The market for sustainable water and energy solutions is rapidly evolving. As is typical of a rapidly evolving industry, demand, and market acceptance for recently introduced products are subject to a high level of uncertainty. Moreover, since the market for our products is evolving, it is difficult to predict the future growth rate, if any, and size of this market. Because of the emerging nature of the markets in which we compete, we are unable to accurately forecast our revenues or our profitability. The market for our products and the long-term acceptance of our products are uncertain, and our ability to attract and retain qualified personnel with industry expertise, particularly sales and marketing personnel, is uncertain. To the extent we are unsuccessful in generating revenues, we may be required to appropriately adjust spending to compensate for any unexpected revenue shortfall, or to reduce our operating expenses, causing us to forego potential revenue generating activities, either of which could have a material adverse effect on our business, results of operations and financial condition.

We may face significant challenges in obtaining market acceptance of our products, which could adversely affect our potential sales and revenues.

We do not yet have an established market or customer base for our products. Acceptance of our products in the marketplace is uncertain, and our failure to achieve sufficient market acceptance will significantly limit our ability to generate revenue and be profitable. Market acceptance will require substantial marketing efforts and the expenditure of significant funds by us to inform potential customers of the benefits of using our products. We may encounter significant market resistance to our products, and our products may never achieve market acceptance. Factors that may affect our ability to achieve acceptance of our products in the marketplace include, but are not limited, to whether:

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•	such products will work effectively;
•	the products are cost-effective for our customers;
•	we are able to demonstrate product safety, efficacy, and cost-effectiveness of the products; and
•	we are able to maintain customer relationships and acceptance.

If we do not build brand awareness and brand loyalty, our business may suffer.

Due in part to the substantial resources available to many of our competitors, our opportunity to achieve and maintain a significant market share may be limited. The importance of brand recognition will increase as competition in our market increases. Successfully promoting and positioning of our brand will depend largely on the effectiveness of our marketing efforts, our ability to offer reliable and desirable products at competitive rates, and customer perceptions of the value of our products. If our planned marketing efforts are ineffective or if customer perceptions change regarding the effectiveness of our products, we may need to increase our financial commitment to creating and maintaining brand awareness and loyalty among customers, which could divert financial and management resources from other aspects of our business or cause our operating expenses to increase disproportionately to our revenues. This would cause our business and operating results to suffer.

If we are unable to maintain, train and build an effective international sales and marketing infrastructure, we will not be able to commercialize and grow our brand successfully.

As we grow, we may not be able to secure sales personnel or organizations that are adequate in number or expertise to successfully market and sell our brand and products on a global scale. We presently rely on individual independent sales representatives and an in-house sales team to market and sell our products. If we are unable to expand our sales and marketing capability, train our sales force effectively or provide any other capabilities necessary to commercialize our brand internationally, we will need to contract with third parties to market and sell our brand, which will be an additional expense. If we are unable to establish and maintain compliant and adequate sales and marketing capabilities, we may not be able to generate revenue, may generate increased expenses, and may not be profitable.

We operate in new and rapidly changing markets, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

The market for products is a rapidly changing market, characterized by changing technologies, the introduction of new competitors, evolving industry standards, changing and diverse regulatory environments, and changing user demands and behaviors. Our inability to anticipate these changes and adapt our business and offerings could undermine our business strategy. Our business strategy and projections, including those related to our revenue growth and profitability, rely on a number of assumptions about the market for our products, including the size and projected growth of our markets over the next several years. Some or all of these assumptions may be incorrect. Our growth strategy is dependent, in part, on our ability to timely and effectively launch new products and services, the development of which is uncertain, complex, and costly. In addition, we may be unable to successfully and efficiently address advancements in technology, marketing and pricing strategies, which could materially and adversely affect our growth prospects and results of operations.

The limited history of the markets in which we operate makes it difficult to effectively assess our future prospects, and our business and prospects should be considered in light of the risks and difficulties we may encounter in these evolving markets. We cannot accurately predict whether our products and services will achieve significant acceptance by potential users in significantly larger numbers or at the same or higher price points than at present.

We expect significant competition for our products and services.

Some of our competitors and potential competitors are well established and have substantially greater financial, research and development, technical, manufacturing and marketing resources than we have today. If these larger competitors decide to focus on the development of self-sufficient energy supplied AWG systems, water purification products or waste to energy technological solutions, they could have the manufacturing, marketing and sales capabilities to complete research, development and commercialization of these products more quickly and effectively than we can. There can also be no assurance that current and future competitors will not develop new or enhanced technical services technologies or more cost-effective systems.

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If we fail to properly manage our anticipated growth, our business could suffer.

The planned growth of our commercial operations may place a significant strain on our management and on our operational and financial resources and systems. To manage growth effectively, we will need to maintain a system of management controls, and attract and retain qualified personnel, as well as develop, train and manage management-level and other employees. Failure to manage our growth effectively could cause us to over-invest or under-invest in infrastructure, and result in losses or weaknesses in our infrastructure, which could have a material adverse effect on our business, results of operations, financial condition and cash flow. Any failure by us to manage our growth effectively could have a negative effect on our ability to achieve our development and commercialization goals and strategies.

Product liability associated with the production, marketing and sale of our products, and/or the expense of defending against claims of product liability, could materially deplete our assets and generate negative publicity which could impair our reputation.

The production, marketing and sale of our products have inherent risks of liability in the event of product failure or claim of harm caused by product operation. Furthermore, even meritless claims of product liability may be costly to defend against. We do not currently have product liability insurance for our products. We may not be able to obtain this insurance on acceptable terms or at all. Because we may not be able to obtain insurance that provides us with adequate protection against all or even some potential product liability claims, a successful claim against us could materially deplete our assets. Moreover, even if we are able to obtain adequate insurance, if a successful claim in excess of our insurance coverage is made, then we may have to make such payments that could materially deplete our assets and any claim against us could generate negative publicity, which could impair our reputation and adversely affect the demand for our products, our ability to generate sales and our profitability.

Product defects could result in costly fixes, litigation and damage.

Our business exposes us to potential product liability risks that are inherent in the design, manufacture and sale of our products. If there are claims related to defective products (under warranty or otherwise), particularly in a product recall situation, we could be faced with significant expenses in replacing or repairing the product. For example, our products combine raw materials, machined parts and other product components from suppliers who provide certifications of quality on which we rely. Should these product components be defective and pass undetected into finished products, or should a finished product contain a defect, we could incur significant costs for repairs, re-work and/or removal and replacement of the defective product. In addition, if a dispute over product claims cannot be settled, arbitration or litigation may result, requiring us to incur attorneys’ fees and exposing us to the potential of damage awards against us.

We have historically depended on a limited number of third parties to supply key raw materials to us and the failure to obtain a sufficient supply of these raw materials in a timely fashion and at reasonable costs could significantly delay our delivery of products.

We have historically purchased certain raw materials and other components from a limited number of suppliers. We purchase raw materials on the basis of purchase orders, and in the absence of firm and long-term contracts, we may not be able to obtain a sufficient supply of these raw materials from our existing suppliers or alternates in a timely fashion or at a reasonable cost.

Our dependency upon deliveries from particular suppliers means that interruptions or stoppages in such deliveries could adversely affect our operations until arrangements with alternate suppliers could be made. During the COVID-19 pandemic, we experienced supply chain delays, including delays in shipments from abroad, which negatively impacted our operations. Notably, we signed a sales contract for the sale of a solar powered off-the-grid AWG system to a South African customer for a purchase price of $2,800,000. Building of the equipment began in the fourth quarter of 2019; however, because of delays due to COVID-19 and the global supply chain, the expected delivery date is late 2024.

Although we do not anticipate any continuing supply chain disruptions, we cannot guarantee that we will not experience any disruptions in the future. If any of our suppliers were unable to deliver raw materials to us for an extended period of time, as the result of financial difficulties, catastrophic events affecting their facilities or other factors beyond our control, or if we were unable to negotiate acceptable terms for the supply of raw materials with these or alternative suppliers, our business could suffer. We may not be able to find acceptable alternatives, and any such alternatives could result in increased costs for us. Even if acceptable alternatives are found, the process of locating and securing such alternatives might be disruptive to our business. Extended unavailability of a necessary raw material could cause us to cease manufacturing or selling one or more of our products for a period of time.

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Business interruptions may affect the distribution of our products and/or the stability of our computer systems, which may affect our business.

Weather, terrorist activities, war or other disasters, or the threat of them, may result in the closure of one or more of our facilities, or may adversely affect our ability to timely provide products to our customers, resulting in lost sales or a potential loss of customer loyalty. Most of our raw materials are imported from other countries and these goods could become difficult or impossible to bring into the Germany or the United States, and we may not be able to obtain such raw materials from other sources at similar prices. Such a disruption in revenue could potentially have a negative impact on our results of operations, financial condition and cash flows.

We rely extensively on our computer systems to process transactions and timely provide products to our customers. Our systems are subject to damage or interruption from power outages, telecommunications failures, computer viruses, security breaches or other catastrophic events. If our systems are damaged or fail to function properly, we may experience loss of critical data and interruptions or delays in our ability to process customer transactions. Such a disruption of our systems could negatively impact revenue and potentially have a negative impact on our results of operations, financial condition and cash flows.

Security threats, such as ransomware attacks, to our IT infrastructure could expose us to liability, and damage our reputation and business.

It is essential to our business strategy that our technology and network infrastructure remain secure and is perceived by our customers to be secure. Despite security measures, however, any network infrastructure may be vulnerable to cyber-attacks. Information security risks have significantly increased in recent years in part due to the proliferation of new technologies and the increased sophistication and activities of organized crime, hackers, terrorists and other external parties, including foreign private parties and state actors. We may face cyber-attacks that attempt to penetrate our network security, including our data centers, to sabotage or otherwise disable our website, misappropriate our or our customers’ proprietary information, which may include personally identifiable information, or cause interruptions of our internal systems and services. If successful, any of these attacks could negatively affect our reputation, damage our network infrastructure and our ability to sell our products, harm our relationship with customers that are affected and expose us to financial liability.

We maintain a comprehensive system of preventive and detective controls through our security programs; however, given the rapidly evolving nature and proliferation of cyber threats, our controls may not prevent or identify all such attacks in a timely manner or otherwise prevent unauthorized access to, damage to, or interruption of our systems and operations, and we cannot eliminate the risk of human error or employee or vendor malfeasance.

In addition, any failure by us to comply with applicable privacy and information security laws and regulations could cause us to incur significant costs to protect any customers whose personal data was compromised and to restore customer confidence in us and to make changes to our information systems and administrative processes to address security issues and compliance with applicable laws and regulations. In addition, our customers could lose confidence in our ability to protect their personal information, which could cause them to stop shopping on our sites altogether. Such events could lead to lost sales and adversely affect our results of operations. We also could be exposed to government enforcement actions and private litigation.

In the conduct of our business, we will rely upon the use of patents and intellectual property owned by other entities, which are non-exclusive.

Our business utilizes various technologies that are the subject of patents owned by other entities or for which we do not have exclusive ownership or licenses. The use of such patented technologies is dependent upon the cooperation of those entities and our agreements with them. There can be no assurances that any of our agreements will be extended beyond their current term or that such cooperation with the entities that control the patents will continue in the future. Our success depends on our ability to continue to use the patented technologies identified in our recommended technical solutions and water or energy plant designs and the ability of the patent owners to maintain patent protection for their products in the United States and in other countries and to enforce such patents. There can be no assurance that any of the patents relating to the technologies that we use will be deemed valid and enforceable against third-party infringement or that our products will not infringe any third-party patent or intellectual property. Moreover, any patent claims relating to our technologies may not be sufficiently broad to protect our solutions. In addition, issued patent claims may be challenged, potentially invalidated or potentially circumvented. Our rights to use the intellectual property of others may not afford us protection against competitors with similar technologies or permit the commercialization of the products and/or solutions incorporating these technologies without infringing third-party patents or other intellectual property rights.

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We may not be able to obtain patents or other intellectual property rights necessary to protect our proprietary technology and business.

Our commercial success depends to a significant degree upon our ability to develop new or improved technologies and products, and to obtain patents or other intellectual property rights or statutory protection for these technologies and products in the United States and other countries. We will seek to patent concepts, components, processes, designs and methods, and other inventions and technologies that we consider have commercial value or that will likely give us a technological advantage. Despite devoting resources to the research and development of proprietary technology, we may not be able to develop technology that is patentable or protectable. Patents may not be issued in connection with pending patent applications, and claims allowed may not be sufficient to allow us to use the inventions that they create exclusively. Furthermore, any patents issued could be challenged, re-examined, held invalid or unenforceable or circumvented and may not provide sufficient protection or a competitive advantage. In addition, despite efforts to protect and maintain patents, competitors and other third parties may be able to design around our patents or develop products similar to our products that are not within the scope of their patents.

Finally, patents provide certain statutory protection only for a limited period of time that varies depending on the jurisdiction and type of patent. The statutory protection term of certain patents may expire and, thereafter, the underlying technology of such patents can be used by any third-party including competitors.

Prosecution and protection of the rights sought in patent applications and patents can be costly and uncertain, often involve complex legal and factual issues and consume significant time and resources. In addition, the breadth of claims allowed in our patents, their enforceability and our ability to protect and maintain them cannot be predicted with any certainty. The laws of certain countries may not protect intellectual property rights to the same extent as the laws of the United States. Even if our patents are held to be valid and enforceable in a certain jurisdiction, any legal proceedings that we may initiate against third parties to enforce such patents will likely be expensive, take significant time and divert management's attention from other business matters. We cannot assure that any of the issued patents or pending patent applications will provide any protectable, maintainable or enforceable rights or competitive advantages to us.

In addition to patents, we will rely on a combination of copyrights, trademarks, trade secrets and other related laws and confidentiality procedures and contractual provisions to protect, maintain and enforce our proprietary technology and intellectual property rights. However, our ability to protect our brands by registering certain trademarks may be limited. In addition, while we will generally enter into confidentiality and nondisclosure agreements with our employees, consultants, contract manufacturers, distributors and resellers and with others to attempt to limit access to and distribution of our proprietary and confidential information, it is possible that:

•	misappropriation of our proprietary and confidential information, including technology, will nevertheless occur;
•	our confidentiality agreements will not be honored or may be rendered unenforceable;
•	third parties will independently develop equivalent, superior or competitive technology or products;
•	disputes will arise with our current or future strategic licensees, customers or others concerning the ownership, validity, enforceability, use, patentability or registrability of intellectual property; or
•	unauthorized disclosure of our know-how, trade secrets or other proprietary or confidential information will occur.

We cannot assure that we will be successful in protecting, maintaining, or enforcing our intellectual property rights. If we are unsuccessful in protecting, maintaining, or enforcing our intellectual property rights, then our business, operating results and financial condition could be materially adversely affected, which could:

•	adversely affect our relationships with current or future distributors and resellers of our products;
•	adversely affect our reputation with customers;
•	be time-consuming and expensive to evaluate and defend;
•	cause product shipment delays or stoppages;
•	divert management’s attention and resources;

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•	subject us to significant liabilities and damages;
•	require us to enter into royalty or licensing agreements; or
•	require us to cease certain activities, including the sale of products.

If it is determined that we have infringed, violated or are infringing or violating a patent or other intellectual property right of any other person or if we are found liable in respect of any other related claim, then, in addition to being liable for potentially substantial damages, we may be prohibited from developing, using, distributing, selling or commercializing certain of our technologies and products unless we obtain a license from the holder of the patent or other intellectual property right. We cannot assure that we will be able to obtain any such license on a timely basis or on commercially favorable terms, or that any such licenses will be available, or that workarounds will be feasible and cost-efficient. If we do not obtain such a license or find a cost-efficient workaround, our business, operating results and financial condition could be materially adversely affected, and we could be required to cease related business operations in some markets and restructure our business to focus on our continuing operations in other markets.

Our business may suffer if it is alleged or determined that our technology or another aspect of our business infringes the intellectual property of others.

The markets in which we will compete are characterized by the existence of a large number of patents and trade secrets and also by litigation based on allegations of infringement or other violations of intellectual property rights. Moreover, in recent years, individuals and groups have purchased patents and other intellectual property assets for the purpose of making claims of infringement to extract settlements from companies like ours. Also, third parties may make infringement claims against us that relate to technology developed and owned by one of our suppliers for which our suppliers may or may not indemnify us. Even if we are indemnified against such costs, the indemnifying party may be unable to uphold its contractual obligations and determining the extent of such of such obligations could require additional litigation. Claims of intellectual property infringement against us or our suppliers might require us to redesign our products, enter into costly settlements or license agreements, pay costly damage awards or face a temporary or permanent injunction prohibiting us from marketing or selling our products or services. If we cannot or do not license the infringed intellectual property on reasonable terms or at all, or substitute similar intellectual property from another source, our revenue and operating results could be adversely impacted. Additionally, our customers and distributors may not purchase our products if they are concerned that they may infringe third party intellectual property rights. Responding to such claims, regardless of their merit, can be time consuming, costly to defend in litigation, divert management's attention and resources, damage our reputation and cause us to incur significant expenses. The occurrence of any of these events may have a material adverse effect on our business, financial condition and operating results.

Loss of key personnel critical for management decisions would have an adverse impact on our business.

Our success depends upon the continued contributions of our executive officers and/or key employees, particularly with respect to providing the critical management decisions and contacts necessary to manage product development, marketing, and growth within our industry. Competition for qualified personnel can be intense and there are a limited number of people with the requisite knowledge and experience. The loss of the services of any of our executive officers or other key employees for any reason could have a material adverse effect on our business, operating results, financial condition, and cash flows.

We will face growing regulatory and compliance requirements in a variety of areas, which can be costly and time consuming.

Our business is, and may in the future be, subject to a variety of laws and regulations, including working conditions, labor, immigration and employment laws, and health, safety and sanitation requirements. We are unable to predict the outcome or effects of any potential legislative or regulatory proposals on our business. Any changes to the legal and regulatory framework applicable to our business could have an adverse impact on our business and results of operations. Our failure to comply with applicable governmental laws and regulations, or to maintain necessary permits or licenses, could result in liability that could have a material negative effect on our business and results of operations.

Legislation or government regulations may be adopted which may affect our products and liability.

Our products are subject to considerable regulatory uncertainty as the law evolves to catch up with the rapidly evolving nature of the technology itself, all of which are beyond our control. Our products also may not achieve the requisite level of compatibility required for certification and rollout to consumers or satisfy changing regulatory requirements which could require us to redesign, modify or update our products.

The industry may become subject to increased legislation and regulation. Further, the legislation or regulations in different countries may impose different standards, which may be conflicting. Any legislation or regulations which impose standards, or which impose liability, is likely to increase our manufacturing cost as well as the cost of compliance.

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We are subject to, and must remain in compliance with, numerous laws and governmental regulations concerning the assembling, manufacturing, use, distribution and sale of our products. Some of our customers also require that it complies with their own unique requirements relating to these matters.

We assemble and sell products that may be subject to government regulation in the locations where we develop and assemble our products, as well as the locations where we sell our products. Among other things, certain applicable laws and regulations require or may in the future require the submission of annual reports to the certain governmental agencies certifying that such products comply with applicable performance standards, the maintenance of assembling, manufacturing, testing, and distribution records, and the reporting of certain product defects to such regulatory agency or consumers. If our products fail to comply with applicable regulations, we and/or our products could be subjected to a variety of enforcement actions or sanctions, such as product recalls, repairs or replacements, warning letters, untitled letters, safety alerts, injunctions, import alerts, administrative product detentions or seizures, or civil penalties. The occurrence of any of the foregoing could harm our business, results of operations, and financial condition.

Economic, political and other risks associated with our international operations could adversely affect our revenues and international growth prospects.

Our international operations are subject to a number of risks inherent to operating in foreign countries, and any expansion of our international operations will amplify the effects of these risks, which include, among others:

•	differences in culture, economic and labor conditions and practices;
•	the policies of foreign governments;
•	disruptions in trade relations and economic instability;
•	social and political unrest;
•	natural disasters, terrorist attacks, pandemics or other catastrophic events;
•	complex, varying and changing government regulations and legal standards and requirements, particularly with respect to tax regulations, price protection, competition practices, export control regulations and restrictions, customs and tax requirements, immigration, anti-boycott regulations, data privacy, intellectual property, and anti-corruption and environmental compliance; and
•	greater difficulty in accounts receivable collections and longer collection periods.

We are also affected by domestic and international laws and regulations applicable to companies doing business abroad or importing and exporting goods and materials. These include tax laws, laws regulating competition, anti-bribery/anti-corruption and other business practices, and trade regulations, including duties and tariffs. Compliance with these laws is costly, and future changes to these laws may require significant management attention and disrupt our operations. Additionally, while it is difficult to assess what changes may occur and the relative effect on our international tax structure, significant changes in how domestic and foreign jurisdictions tax cross-border transactions could materially and adversely affect our results of operations and financial position.

Our results of operations and financial position are also impacted by changes in currency exchange rates. Unfavorable currency exchange rates between the U.S. dollar and foreign currencies could adversely affect us in the future. Fluctuations in currency exchange rates may present challenges in comparing operating performance from period to period.

There are other risks that are inherent in our international operations, including the potential for changes in socio-economic conditions, laws and regulations, including, among others, competition, import, export, labor and environmental, health and safety laws and regulations, and monetary and fiscal policies, protectionist measures that may prohibit acquisitions or joint ventures, or impact trade volumes, unsettled political conditions, government-imposed operational shutdowns, natural and man-made disasters, hazards and losses, violence, civil and labor unrest, and possible terrorist attacks.

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Additionally, if the opportunity arises, we may expand our operations into new and high-growth international markets. However, there is no assurance that we will expand our operations in such markets in our desired time frame. To expand our operations into new international markets, we may enter into business combination transactions, make acquisitions or enter into strategic partnerships, joint ventures or alliances, any of which may be material. We may enter into these transactions to acquire other businesses or products to expand our products or take advantage of new developments and potential changes in the industry. If we are unsuccessful in expanding into new or high-growth international markets, it could adversely affect our operating results and financial condition.

Our international operations require us to comply with anti-corruption laws and regulations of the U.S. government and various international jurisdictions in which we do business.

Doing business on a worldwide basis requires us to comply with the laws and regulations of the U.S. government and various international jurisdictions, and our failure to successfully comply with these rules and regulations may expose us to liabilities. These laws and regulations apply to companies, individual directors, officers, employees, and agents, and may restrict our operations, trade practices, investment decisions and partnering activities. In particular, our international operations are subject to U.S. and foreign anti-corruption laws and regulations, such as the Foreign Corrupt Practices Act, or the FCPA. The FCPA prohibits us from providing anything of value to foreign officials for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment, and requires us to maintain adequate record- keeping and internal accounting practices to accurately reflect our transactions. As part of our business, we may deal with state-owned business enterprises, the employees and representatives of which may be considered foreign officials for purposes of the FCPA. In addition, some of the international locations in which we operate lack a developed legal system and have elevated levels of corruption. As a result of the above activities, we are exposed to the risk of violating anti-corruption laws. Violations of these legal requirements are punishable by criminal fines and imprisonment, civil penalties, disgorgement of profits, injunctions, debarment from government contracts as well as other remedial measures. We have established policies and procedures designed to assist us and our personnel in complying with applicable U.S. and international laws and regulations. However, there can be no assurance that our policies and procedures will effectively prevent us from violating these regulations in every transaction in which we may engage, and such a violation could adversely affect our reputation, business, financial condition and results of operations.

Certain laws and regulations governing international business operations could adversely impact our operations.

The US Department of the Treasury’s Office of Foreign Assets Control, or OFAC, and the Bureau of Industry and Security at the US Department of Commerce, or the BIS, administer certain laws and regulations that restrict U.S. persons and, in some instances, non-U.S. persons, in conducting activities, transacting business with or making investments in certain countries, governments, entities and individuals subject to U.S. economic sanctions.

Our international operations subject us to these laws and regulations, which are complex, restrict business dealings with certain countries, governments, entities, and individuals, and are constantly changing. Further restrictions may be enacted, amended, enforced or interpreted in a manner that materially impacts our operations. From time to time, certain subsidiaries have limited business dealings in countries subject to comprehensive sanctions.

We may sell our products and/or provide related services, to distributors and other purchasing bodies in such countries. These business dealings expose us to a heightened risk of violating applicable sanctions regulations. Violations of these regulations are punishable by civil penalties, including fines, denial of export privileges, injunctions, asset seizures, debarment from government contracts and revocations or restrictions of licenses, as well as criminal fines and imprisonment.

We have established policies and procedures designed to assist with compliance with such laws and regulations. However, there can be no assurance that these will prevent us from violating these regulations in every transaction in which we may engage. As such a violation could adversely affect our reputation, business, financial condition, results of operations and cash flows.

We have identified material weaknesses in our internal control over financial reporting. If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results and prevent fraud. As a result, current and potential stockholders could lose confidence in our financial statements, which would harm the trading price of our common shares.

Companies that file reports with the Securities and Exchange Commission, or the SEC, including us, are subject to the requirements of Section 404 of the Sarbanes-Oxley Act, or SOX 404. SOX 404 requires management to establish and maintain a system of internal control over financial reporting and annual reports on Form 10-K filed under the Exchange Act to contain a report from management assessing the effectiveness of a company’s internal control over financial reporting. Separately, under SOX 404, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, public companies that are large, accelerated filers or accelerated filers must include in their annual reports on Form 10-K an attestation report of their regular auditors attesting to and reporting on management’s assessment of internal control over financial reporting. Non-accelerated filers and smaller reporting companies, like us, are not required to include an attestation report of their auditors in annual reports.

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A report of our management is included under Item 9A “Controls and Procedures” of our annual report on Form 10-K for the year ended December 31, 2023. We are a smaller reporting company and, consequently, are not required to include an attestation report of our auditor in our annual report. However, if and when we become subject to the auditor attestation requirements under SOX 404, we can provide no assurance that we will receive a positive attestation from our independent auditors.

During its evaluation of the effectiveness of internal control over financial reporting as of December 31, 2023, management identified material weaknesses. These material weaknesses were associated with (i) inadequate segregation of duties, (ii) a limited level of multiple reviews among those tasked with preparing our financial statements and (iii) our lack of a formal internal control environment.  We are undertaking remedial measures, which measures will take time to implement and test, to address these material weaknesses. There can be no assurance that such measures will be sufficient to remedy the material weaknesses identified or that additional material weaknesses or other control or significant deficiencies will not be identified in the future. If we continue to experience material weaknesses in our internal controls or fail to maintain or implement required new or improved controls, such circumstances could cause us to fail to meet our periodic reporting obligations or result in material misstatements in our financial statements, or adversely affect the results of periodic management evaluations and, if required, annual auditor attestation reports. Each of the foregoing results could cause investors to lose confidence in our reported financial information and lead to a decline in our stock price.

Certain of our executive officers and directors are located outside of the U.S., so it will be difficult to effect service of process and enforcement of legal judgments upon them.

Certain of our executive officers and directors, including Irma Velazquez, our Chief Executive Officer, and Ralph Hofmeier, our Chairman and Chief Technology Officer, are located outside of the United States and reside in Luxembourg. As a result, it may be difficult to effect service of process within the United States and enforce judgments of the U.S. courts obtained against them. Particularly, our stockholders may not be able to:

•	Effect service of process in the U.S. on any of these individuals;
•	Enforce judgments obtained in U.S. courts against individuals based upon the civil liability provisions of the U.S. federal securities laws;
•	Enforce, in a court outside of the U.S., judgments of U.S. courts based on the civil liability provisions of the U.S. federal securities laws; and
•	Bring an original action in a court in Germany to enforce liabilities against any of individuals based upon the U.S. federal securities laws.

Risks Related to This Offering and Ownership of Our Common Stock

We may not be able to satisfy NYSE American’s listing requirements or maintain a listing of our common stock on NYSE American.

Our common stock is currently quoted on the OTCQB Market. In connection with this offering, we intend to apply to list our common stock on NYSE American. The closing of this offering is contingent upon our uplisting to NYSE American. In addition, we must meet certain financial and liquidity criteria to maintain the listing of our common stock on NYSE American. If we fail to meet any listing standards or if we violate any listing requirements, our common stock may be delisted. In addition, our board of directors may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our common stock from NYSE American may materially impair our stockholders’ ability to buy and sell our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock. The delisting of our common stock could significantly impair our ability to raise capital and the value of your investment.

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The market price of our common stock may be highly volatile, and you could lose all or part of your investment.

The market for our common stock may be characterized by significant price volatility when compared to the shares of larger, more established companies that have large public floats, and we expect that our stock price will be more volatile than the shares of such larger, more established companies for the indefinite future. The stock market has recently been highly volatile. Furthermore, there have been recent instances of extreme stock price run-ups followed by rapid price declines and stock price volatility following a number of recent public offerings, particularly among companies with relatively smaller public floats. We may also experience such volatility, including stock run-ups, upon completion of this offering, which may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our common stock.

The market price of our common stock is likely to be volatile due to a number of factors. First, as noted above, our common stock is likely to be more sporadically and thinly traded compared to the shares of such larger, more established companies. The price for our common stock could, for example, decline precipitously in the event that a large number of shares is sold on the market without commensurate demand. Secondly, we are a speculative or “risky” investment due to our lack of profits to date. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that has a large public float. Many of these factors are beyond our control and may decrease the market price of our common stock regardless of our operating performance. The market price of our common stock could also be subject to wide fluctuations in response to a broad and diverse range of factors, including the following:

•	actual or anticipated variations in our periodic operating results;
•	increases in market interest rates that lead investors of our common stock to demand a higher investment return;
•	changes in earnings estimates;
•	changes in market valuations of similar companies;
•	actions or announcements by our competitors;
•	adverse market reaction to any increased indebtedness we may incur in the future;
•	additions or departures of key personnel;
•	actions by stockholders;
•	speculation in the media, online forums, or investment community; and
•	our intentions and ability to list our common shares on NYSE American and our subsequent ability to maintain such listing (if approved).

The public offering price of our common stock has been determined by negotiations between us and the underwriters based upon many factors and may not be indicative of prices that will prevail following the closing of this offering. Volatility in the market price of our common stock may prevent investors from being able to sell their shares at or above the public offering price. As a result, you may suffer a loss on your investment.

An active, liquid trading market for our common stock may not be sustained, which may cause our common stock to trade at a discount from the public offering price and make it difficult for you to sell the shares you purchase.

We cannot predict the extent to which investor interest in us will sustain a trading market or how active and liquid that market may remain. If an active and liquid trading market is not sustained, you may have difficulty selling any of our common stock that you purchase at a price above the price you purchase it or at all. The failure of an active and liquid trading market to continue would likely have a material adverse effect on the value of our common stock. The market price of our common stock may decline below the public offering price, and you may not be able to sell your common stock at or above the price you paid or at all. An inactive market may also impair our ability to raise capital to continue to fund operations by selling securities and may impair our ability to acquire other companies or technologies by using our securities as consideration.

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Our management has broad discretion as to the use of the net proceeds from this offering.

Our management will have broad discretion in the application of the net proceeds of this offering. Accordingly, you will have to rely upon the judgment of our management with respect to the use of these proceeds. Our management may spend a portion or all of the net proceeds from this offering in ways that holders of our common stock may not desire or that may not yield a significant return or any return at all. Our management not applying these funds effectively could harm our business. Pending their use, we may also invest the net proceeds from this offering in a manner that does not produce income or that loses value. Please see “Use of Proceeds” below for more information.

We have no current plans to pay cash dividends on our common stock for the foreseeable future, and you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions, and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it and any potential investor who anticipates the need for current dividends should not purchase our securities. See the section entitled “Dividend Policy.”

You will experience immediate and substantial dilution as a result of this offering.

As of December 31, 2023, our pro forma net tangible book value was approximately $ , or approximately $ per share. Since the price per share being offered in this offering is substantially higher than the pro forma net tangible book value per common share, you will suffer substantial dilution with respect to the net tangible book value of the shares you purchase in this offering. Based on the assumed public offering price of $ per share being sold in this offering, which is the midpoint of the estimated range of the public offering price shown on the cover page of this prospectus, and our pro forma net tangible book value per share as of December 31, 2023, if you purchase shares in this offering, you will suffer immediate and substantial dilution of $ per share (or $ per share if the underwriters exercise the over-allotment option in full) with respect to the net tangible book value of our common stock. See “Dilution” for a more detailed discussion of the dilution you will incur if you purchase shares in this offering.

The number of shares being registered for resale concurrently with this offering is significant in relation to our outstanding shares.

As noted above, pursuant to a separate resale prospectus included in the registration statement of which this prospectus forms a part, we are also registering 39,957,667 shares of common stock for resale by certain selling stockholders. All of the shares registered for resale on behalf of the selling stockholders are “restricted securities” as that term is defined in Rule 144 under the Securities Act. We have included the resale prospectus in the registration statement to register these restricted shares for sale into the public market by the selling stockholders. These restricted securities, if sold in the market all at once or at about the same time, could depress the market price and also could affect our ability to raise equity capital. Any outstanding shares not registered in the resale prospectus will remain as “restricted shares” in the hands of the holders, except for those sales that satisfy the requirements under Rule 144 or another exemption to the registration requirements under the Securities Act.

Rule 144 sales in the future may have a depressive effect on our share price.

All of the outstanding common stock held by the present officers, directors, and affiliate stockholders are “restricted securities” within the meaning of Rule 144 under the Securities Act. As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Securities Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who is an affiliate or officer or director who has held restricted securities for six months may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1.0% of a company’s outstanding common shares. There is no limitation on the amount of restricted securities that may be sold by a non-affiliate after the owner has held the restricted securities for a period of six months if our company is a current, reporting company under the Exchange Act. A sale under Rule 144 or under any other exemption from the Securities Act, if available, or pursuant to subsequent registration of common stock of present stockholders, may have a depressive effect upon the price of our common stock in any market that may develop.

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Future issuances of our common stock or securities convertible into, or exercisable or exchangeable for, our common stock, or the expiration of lock-up agreements that restrict the issuance of new shares of common stock or the trading of outstanding common stock, could cause the market price of our common stock to decline and would result in the dilution of your holdings.

Future issuances of our common stock or securities convertible into, or exercisable or exchangeable for, our common stock, or the expiration of lock-up agreements that restrict the issuance of new common stock or the trading of outstanding common stock, could cause the market price of our common stock to decline. We cannot predict the effect, if any, of future issuances of our securities, or the future expirations of lock-up agreements, on the price of our common stock. In all events, future issuances of our common stock would result in the dilution of your holdings. In addition, the perception that new issuances of our securities could occur, or the perception that locked-up parties will sell their securities when the lock-ups expire, could adversely affect the market price of our common stock. In connection with this offering, we and our directors, officers, and stockholders holding more than 5% of our common stock as of the effective date of the registration statement of which this prospectus forms a part have agreed not to sell, transfer or dispose of any common stock for a period of ninety (90) days from the effective date of the registration statement of which this prospectus forms a part, subject to certain exceptions. See “Underwriting” for more information. In addition to any adverse effects that may arise upon the expiration of these lock-up agreements, the lock-up provisions in these agreements may be waived, at any time and without notice. If the restrictions under the lock-up agreements are waived, our common stock may become available for resale, subject to applicable law, including without notice, which could reduce the market price for our common stock.

Future issuances of debt securities, which would rank senior to our common stock upon our bankruptcy or liquidation, and future issuances of preferred stock, which could rank senior to our common stock for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our common stock.

In the future, we may attempt to increase our capital resources by offering debt securities. Upon bankruptcy or liquidation, holders of our debt securities, and lenders with respect to other borrowings we may make, would receive distributions of our available assets prior to any distributions being made to holders of our common stock. Moreover, if we issue preferred stock, the holders of such preferred stock could be entitled to preferences over holders of common stock in respect of the payment of dividends and the payment of liquidating distributions. Because our decision to issue debt or preferred stock in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. Holders of our common stock must bear the risk that any future offerings we conduct or borrowings we make may adversely affect the level of return, if any, they may be able to achieve from an investment in our common stock.

If our shares of common stock become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on NYSE American or another national securities exchange and if the price of our common stock is less than $5.00, our common stock could be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

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If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our common stock could be negatively affected.

Any trading market for our common stock may be influenced in part by any research reports that securities industry analysts publish about us. We do not currently have and may never obtain research coverage by securities industry analysts. If no securities industry analysts commence coverage of us, the market price and market trading volume of our common stock could be negatively affected. In the event we are covered by analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage of us, the market price and market trading volume of our common stock could be negatively affected.

We are subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, and our stockholders could receive less information than they might expect to receive from more mature public companies.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act ;
•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);
•	submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and
•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) December 31, 2024, (ii) the last day of the first fiscal year in which our total annual gross revenues are $1.235 billion or more, (iii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iv) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Because we are subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, our stockholders could receive less information than they might expect to receive from more mature public companies. We cannot predict if investors will find our common stock less attractive because we elect to rely on these exemptions, or if our taking advantage of these exemptions would result in less active trading or more volatility in the price of our common stock.

We are also a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

Rule 12b-2 of the Exchange Act defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

•	had a public float of less than $250 million as of the last business day of its most recently completed second fiscal quarter, computed by multiplying the aggregate worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principal market for the common equity; or
•	in the case of an initial registration statement under the Securities Act or the Exchange Act for shares of its common equity, had a public float of less than $250 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated public offering price of the shares; or

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•	in the case of an issuer whose public float as calculated under paragraph (1) or (2) of this definition was zero or whose public float was less than $700 million, had annual revenues of less than $100 million during the most recently completed fiscal year for which audited financial statements are available.

As a smaller reporting company, we are not required to include a compensation discussion and analysis section in our proxy statements, and we provide only two years of financial statements. We also use other “scaled” disclosure requirements that are less comprehensive than issuers that are not smaller reporting companies, which could make our common stock less attractive to potential investors, which could make it more difficult for our stockholders to sell their shares.

Anti-takeover provisions in our charter documents and under Florida law could make an acquisition of our company more difficult, and limit attempts by our stockholders to replace or remove our current management.

Provisions in our amended and restated articles of incorporation and amended and restated bylaws may have the effect of delaying or preventing a change of control of our company or changes in our management. For instance, neither the holders of our common stock nor the holders of our preferred stock have cumulative voting rights in the election of our directors. The lack of cumulative voting could make it more difficult for stockholders to replace our board of directors or for a third party to obtain control of our company by replacing our board of directors.

In addition, our authorized but unissued shares of common stock are available for our board of directors to issue without stockholder approval, subject to NYSE American’s rules. We may use these additional shares for a variety of corporate purposes, including raising additional capital, corporate acquisitions and employee stock plans. The existence of our authorized but unissued shares of common stock could render it more difficult or discourage an attempt to obtain control of our company by means of a proxy context, tender offer, merger or other transaction since our board of directors can issue large amounts of capital stock as part of a defense to a take-over challenge. In addition, we have authorized in our amended and restated articles of incorporation 500,000,000 shares of preferred stock. Our board acting alone and without approval of our stockholders, subject to NYSE American’s rules, can designate and issue one or more series of preferred stock containing super-voting provisions, enhanced economic rights, rights to elect directors, or other dilutive features, that could be utilized as part of a defense to a take-over challenge.

In addition, various provisions of our amended and restated bylaws may also have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt of our company that a stockholder might consider in his or her best interest, including attempts that might result in a premium over the market price for the shares held by our stockholders. Our amended and restated bylaws may be adopted, amended or repealed by our board of directors. Our amended and restated bylaws also contain limitations as to who may call special meetings as well as require advance notice of stockholder matters to be brought at a meeting. Our amended and restated bylaws also permit the board of directors to establish the number of directors and fill any vacancies and newly created directorships. These provisions will prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

Our amended and restated bylaws also establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given us timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although our amended and restated bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our amended and restated bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	our plans and expectations regarding future financial results, expected operating results;
•	the sufficiency of our cash and our liquidity;
•	market trends in our industry, energy markets, commodity prices, interest rates, the debt and lending markets, or the general economy;
•	development of new products and improvements to our existing products;
•	our manufacturing capacity and manufacturing costs;
•	the adequacy of our agreements with our suppliers;
•	our ability to obtain and maintain financing arrangements on favorable terms and to comply with debt covenants or cure any defaults;
•	the availability of opportunities to participate in climate solutions, including energy efficiency and renewable energy projects, and our ability to complete potential new opportunities in our pipeline;
•	the availability of and our ability to attract and retain qualified personnel;
•	actions and initiatives of federal, state and local governments and changes to federal, state and local government policies, regulations, tax laws and rates and the execution and impact of these actions, initiatives and policies;
•	general volatility of the securities markets in which we participate;
•	casualties, condemnation or catastrophic failures with respect to any of our business’ facilities;
•	costs and effects of legal and administrative proceedings, settlements, investigations and claims; and
•	extraordinary or force majeure events affecting the business or operations of our businesses.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Although we will become a public company after this offering and have ongoing disclosure obligations under United States federal securities laws, we do not intend to update or otherwise revise the forward-looking statements in this prospectus, whether as a result of new information, future events or otherwise.

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USE OF PROCEEDS

After deducting the estimated underwriters’ discounts and commissions and offering expenses payable by us, we expect to receive net proceeds of approximately $ from this offering (or approximately $ if the underwriters exercise the over-allotment option in full), based on an assumed public offering price of $ per share, which is the midpoint of the estimated offering range set forth on the cover page of this prospectus.

We intend to use the net proceeds from this offering for the repayment of certain debt and for working capital and general corporate purposes, which may include, at the discretion of our board of directors, the expansion of our premises, the acquisition of equipment, the hiring of technical and administrative personnel, and enhancing our sales and marketing capabilities. In addition, while we have not entered into any agreements, commitments or understandings relating to any significant transaction as of the date of this prospectus, we may use a portion of the net proceeds to pursue acquisitions, joint ventures and other strategic transactions.

For purposes of calculation of the debt payoff amounts, we have used a payoff date of    , 2024. Additional interest will accrue at the given rates from    , 2024 to the closing date of this offering.

The following table sets forth a breakdown of our estimated use of our net proceeds as we currently expect to use them.

	Amount without Over-Allotment Option	Amount with Over-Allotment Option
Repayment of debt(1)	$	$
Working capital and general corporate
Total use of proceeds	$	$

(1)	On June 30, 2023, we issued an 8% convertible redeemable note in the principal amount of $153,000 to GS Capital Partners, LLC, of which $78,000 in principal remains outstanding. This note bears interest at a rate of 8% per annum and all principal and interest is due on June 30, 2024. On February 15, 2024, we issued an 8% convertible redeemable note in the principal amount of $150,000 to Geebis Consulting LLC. This note bears interest at a rate of 8% per annum and all principal and interest is due on August 15, 2024. On March 7, 2024, we issued a promissory note to 1800 Diagonal Lending LLC in the principal amount of $147,775, which included an original issue discount of $19,275. This note includes a one-time interest charge of 12% applied on the issuance date to the principal amount, requires monthly payments commencing on September 15, 2024, and is due on December 15, 2024. We intend to use a portion of the proceeds from this offering to repay these notes in full. For additional details regarding these notes, please see “Description of Capital Stock—Convertible Promissory Notes.”

The foregoing represents our current intentions to use and allocate the net proceeds of this offering based upon our present plans and business conditions. Our management, however, will have broad discretion in the way that we use the net proceeds of this offering. Pending the final application of the net proceeds of this offering, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities. See “Risk Factors—Risks Related to This Offering and Ownership of Our Common Stock—Our management has broad discretion as to the use of the net proceeds from this offering.”

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DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the near future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions, and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. See also “Risk Factors—Risks Related to This Offering and Ownership of Our Common Stock—We have no current plans to pay cash dividends on our common stock for the foreseeable future, and you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.”

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CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2023:

•	on an actual basis;
•	on a pro forma basis to reflect (i) the issuance of 7,913,836 shares of common stock upon the partial conversion of a convertible note, (ii) the issuance of an aggregate of 4,491,667 shares of common stock in private placement transactions for total aggregate gross proceeds of $215,000 and (iii) the 1-for- reverse stock split that will become effective on the effective date of the registration statement of which this prospectus forms a part; and
•	on a pro forma as adjusted basis to reflect the sale of shares of common stock by us in this offering at an assumed price to the public of $ per share, which is the midpoint of the estimated offering range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us (assuming no exercise of the over-allotment option).

The as adjusted information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the public offering price and other terms of this offering determined at pricing. You should read this table together with our financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of December 31, 2023
	Actual	Pro Forma	As Adjusted
Cash	$76,627	$	$
Long-term debt	—
Stockholders’ equity (deficit):
Series A Preferred Stock, par value $0.001 per share, 50,000,000 shares authorized, 9,780,976 shares issued and outstanding, actual, pro forma and as adjusted	9,781
Common Stock, par value $0.001 per share, 1,000,000,000 shares authorized, 268,040,179 shares issued and outstanding, actual; shares issued and outstanding, pro forma; and shares issued and outstanding, as adjusted	268,039
Additional paid-in capital	26,776,442
Accumulated other comprehensive loss	(27,771,291)
Accumulated deficit	(6,155)
Total stockholders’ equity (deficit)	(723,184)
Total capitalization	$(723,184)	$	$

The table above excludes the following shares:

•	48,904,880 shares of common stock issuable upon the conversion of our series A preferred stock;
•	15,561,024 shares of common stock that are reserved for issuance under our 2022 Long Term Incentive Plan;
•	shares of common stock that could be issued upon the conversion of a promissory note in the remaining principal amount of $78,000 due on June 30, 2024, which is convertible at any time at a fix conversion price of $0.03, provided that if the closing price of our common stock is below $0.03 for the five consecutive trading days prior to conversion, then the conversion price shall be equal to the lower of $0.01 or 70% of the lowest closing price for the twenty prior trading days;
•	shares of common stock that could be issued upon the conversion of a promissory note in the principal amount of $150,000 due on August 15, 2024, which is only convertible after such maturity date at a fix conversion price of $0.04 (subject to adjustments); provided that if the closing price of our common stock is below $0.03 for the five consecutive trading days prior to conversion, then the conversion price shall be equal to the lower of $0.01 or 70% of the lowest closing price for the twenty prior trading days; and
•	shares of common stock that could be issued upon the conversion of a promissory note in the principal amount of $147,775 due on December 15, 2024, which is only convertible upon an event of default (as defined in such note) at a conversion price equal to 75% of the lowest trading price of our common stock during the ten trading days prior to conversion.

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DILUTION

If you invest in our common stock in this offering, your ownership will be diluted immediately to the extent of the difference between the public offering price per share and the as adjusted net tangible book value per share of common stock immediately after this offering. Dilution in net tangible book value per share to new investors is the amount by which the offering price paid by the purchasers of the shares sold in this offering exceeds the pro forma as adjusted net tangible book value per share after this offering. Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date.

As of December 31, 2023, our net tangible book value (deficit) was approximately $(723,184), or approximately $(0.00) per share. After giving effect to (i) the issuance of 7,913,836 shares of common stock upon the partial conversion of a convertible note, (ii) the issuance of an aggregate of 4,491,667 shares of common stock in private placement transactions for total aggregate gross proceeds of $215,000 and (iii) the 1-for- reverse stock split that will become effective on the effective date of the registration statement of which this prospectus forms a part, the pro forma net tangible book value (deficit) of our common stock as of December 31, 2023 is approximately $ , or approximately $ per share.

After giving effect to our sale of shares of common stock in this offering at an assumed public offering price of $ per share, which is the midpoint of the estimated range of the public offering price shown on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value as of December 31, 2023 would have been approximately $ , or approximately $ per share. This amount represents an immediate increase in net tangible book value of $ per share to existing stockholders and an immediate dilution in net tangible book value of $ per share to purchasers of our shares in this offering, as illustrated in the following table.

Assumed public offering price per share		$
Historical net tangible book value (deficit) per share as of December 31, 2023	$(0.00)
Increase per share attributable to the pro forma adjustments described above
Pro forma net tangible book value (deficit) per share as of December 31, 2023
Increase in pro forma as adjusted net tangible book value per share attributable to new investors purchasing shares in this offering
Pro forma as adjusted net tangible book value per share after this offering
Dilution per share to new investors purchasing shares in this offering		$

If the underwriters exercise their over-allotment option in full, the pro forma as adjusted net tangible book value would be $ per share, and the dilution in net tangible book value per share to new investors purchasing shares in this offering would be $ per share.

The discussion and table above exclude the following shares:

•	48,904,880 shares of common stock issuable upon the conversion of our series A preferred stock;
•	15,561,024 shares of common stock that are reserved for issuance under our 2022 Long Term Incentive Plan;
•	shares of common stock that could be issued upon the conversion of a promissory note in the remaining principal amount of $78,000 due on June 30, 2024, which is convertible at any time at a fix conversion price of $0.03, provided that if the closing price of our common stock is below $0.03 for the five consecutive trading days prior to conversion, then the conversion price shall be equal to the lower of $0.01 or 70% of the lowest closing price for the twenty prior trading days;
•	shares of common stock that could be issued upon the conversion of a promissory note in the principal amount of $150,000 due on August 15, 2024, which is only convertible after such maturity date at a fix conversion price of $0.04 (subject to adjustments); provided that if the closing price of our common stock is below $0.03 for the five consecutive trading days prior to conversion, then the conversion price shall be equal to the lower of $0.01 or 70% of the lowest closing price for the twenty prior trading days; and
•	shares of common stock that could be issued upon the conversion of a promissory note in the principal amount of $147,775 due on December 15, 2024, which is only convertible upon an event of default (as defined in such note) at a conversion price equal to 75% of the lowest trading price of our common stock during the ten trading days prior to conversion.

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MARKET PRICE OF COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently quoted on the OTCQB Market under the symbol “EAWD.” In connection with this offering, we intend to apply for the listing of our common stock on NYSE American under the symbol “EAWD.” The closing of this offering is contingent upon our uplisting to NYSE American.

The following table sets forth, for the periods indicated, the high and low closing prices of our common stock. These prices reflect inter-dealer prices, without retain mark-up or commission, and may not represent actual transactions.

	Closing Prices
	High	Low

Fiscal Year Ended December 31, 2022
1st Quarter	$0.3800	$0.1600
2nd Quarter	0.2406	0.1500
3rd Quarter	0.1700	0.0705
4th Quarter	0.0851	0.0310

Fiscal Year Ended December 31, 2023
1st Quarter	0.1195	0.0280
2nd Quarter	0.0590	0.0269
3rd Quarter	0.0750	0.0159
4th Quarter	0.1070	0.0264

Fiscal Year Ended December 31, 2024
1st Quarter	0.1010	0.0400
2nd Quarter (through May 10, 2024)	0.0890	0.0440

Number of Holders of our Common Shares

As of May 10, 2024, there were approximately 866 stockholders of record of our common stock. In computing the number of holders of record of our common stock, each broker-dealer and clearing corporation holding shares on behalf of its customers is counted as a single stockholder.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information about the securities authorized for issuance under our incentive plans as of December 31, 2023. See “Executive Compensation—2022 Long Term Incentive Plan” for more information.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	—	—	10,483,502
Total	—	—	10,483,502

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis summarizes the significant factors affecting our operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with the financial statements and the related notes thereto included elsewhere in this prospectus. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

We are an engineering services company formed as an outsourcing green tech platform focused on sustainable water and energy solutions. We are a UN “accredited vendor” and offer design, construction, maintenance and specialty consulting services to private companies, government entities, NGOs and IGOs for the sustainable supply of energy and water.

We build sustainable water and energy systems out of existing, proven technologies, utilizing our intellectual property and our technical know-how to customize solutions to meet our clients’ needs. Using our patent-pending design, we are working to design, build, and operate off-the-grid AWG systems in Mexico and the United States, as well as off-the-grid EV charging stations in Germany.

To date, we have not generated any revenues from the sale of our sustainable water and energy solutions.

Recent Developments

On February 15, 2024, we issued an 8% convertible redeemable note in the principal amount of $150,000 to Geebis Consulting LLC. This note bears interest at a rate of 8% per annum and all principal and interest is due on August 15, 2024. Upon an event of default (as defined in the note), the interest rate shall increase to 24% per annum and certain other penalties may apply depending on the reason for the default. This note may be prepaid upon the payment of certain prepayment premiums. This note is convertible only after the maturity date at a fix conversion price of $0.04; provided that if the closing price of our common stock is below $0.03 for the five consecutive trading days prior to conversion, then the conversion price shall be equal to the lower of $0.01 or 70% of the lowest closing price for the twenty prior trading days. This note is unsecured and contains customary events of default for a loan of this type.

On March 7, 2024, we issued a promissory note to 1800 Diagonal Lending LLC in the principal amount of $147,775, which included an original issue discount of $19,275. This note includes a one-time interest charge of 12% applied on the issuance date to the principal amount, requires monthly payments commencing on September 15, 2024, and is due on December 15, 2024. This note is convertible only upon an event of default at a conversion price equal to 75% of the lowest trading price of our common stock during the ten trading days prior to conversion. This note is unsecured and contains customary events of default for a loan of this type.

On January 14, 2024, we issued 7,913,836 shares of common stock upon the partial conversion of an 8% convertible redeemable note in the principal amount of $153,000 issued on June 30, 2023, including principal of $75,000, interest of $3,238.36 and fees of $900.

Subsequent to December 31, 2023, we have issued an aggregate of 4,491,667 shares of common stock in private placement transactions for total aggregate gross proceeds of $215,000.

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Results of Operations

Comparison of Years Ended December 31, 2023 and 2022

The following table sets forth key components of our results of operations during the years ended December 31, 2023 and 2022.

	Year Ended December 31,
	2023	2022
General and administrative expenses
Professional fees	$958,809	$494,926
Officers’ salaries and payroll taxes	546,678	479,933
Marketing fees	41,401	226,975
Travel and entertainment	78,128	42,696
Other general and administrative expenses	1,016,708	666,358
Total general and administrative expenses	2,641,724	1,910,888
Loss from operations	(2,641,724)	(1,910,888)
Other income (expense)
Change in fair value of derivative	(395,556)	234,654
Other income (expense)	19,725	(93,732)
Loss on settlement of liabilities	(200,358)	—
Interest expense	(215,405)	(172,614)
Total other income (expense)	(791,594)	(31,692)
Net loss	$(3,433,318)	$(1,942,580)

General and administrative expenses. Our general and administrative expenses consist primarily of professional fees relating primarily to accounting, auditing and legal services; personnel expenses, including employee salaries and bonuses plus related payroll taxes; marketing expenses; travel and entertainment expenses; and rent expense, insurance, public reporting expenses and other expenses incurred in connection with general operations. Our general and administrative expenses increased by $730,836, or 38.25%, to $2,641,724 for the year ended December 31, 2023 from $1,910,888 for the year ended December 31, 2022. The largest element of the year-over-year change was an increase in professional fees of $463,883, or 93.73%, to $958,809 for the year ended December 31, 2023 from $494,926 for the year ended December 31, 2022 as a result of higher accounting fees, litigation fees and legal fees. Additionally, the increase in general and administrative expenses was due to an increase in other general and administrative expenses by $350,350, or 52.58%, which includes large increases in insurance and rent for the current year due to the new office and warehouse spaces. Finally, an increase in officer’s salaries and payroll taxes of $66,745, or 13.91%, was incurred as new employee contracts were signed in 2023, and our travel and entertainment expenses increased by $35,432, or 82.99%. These increases were offset by a decrease in marketing fees of $185,574, or 81.76%.

Total other expense. We had $791,594 in total other expense, net, for the year ended December 31, 2023, as compared to other expense, net, of $31,692 for the year ended December 31, 2022. Other expense, net, for the year ended December 31, 2023 consisted of a change in fair value of derivatives of $395,556, interest expense of $215,405 and a loss on settlement of liabilities of $200,358, offset by other income of $19,725, while other expense, net, for the year ended December 31, 2022 consisted of interest expense of $172,614 and other expense of $93,732, offset by a change in fair value of derivatives of $234,654.

Net loss. As a result of the cumulative effect of the factors described above, our net loss was $3,433,318 for the year ended December 31, 2023, as compared to $1,942,580 for the year ended December 31, 2022, an increase of $1,490,738, or 76.74%.

Liquidity and Capital Resources

As of December 31, 2023, we had $76,627 in cash. Our operating and capital requirements in connection with supporting our operations will continue to be significant. Since inception, our losses from operations and working capital requirements have been satisfied through the deferral of payment for services performed by our founders and related parties discussed more fully below.

We have sustained operating losses since we began our operations in 2012. At December 31, 2023, we had an accumulated deficit of $27,771,291. We cannot predict how long we will continue to incur further losses or whether we will ever become profitable as this is dependent upon the reduction of certain expenses and success in obtaining project contracts, among other things. These conditions raise substantial doubt about our ability to continue as a going concern. Our financial statements were prepared on a going concern basis and do not include any adjustment with respect to these uncertainties.

Our ability to transition to profitable operations is dependent upon achieving a level of revenue adequate to support our cost structure. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business and availability to sufficient resources.

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Management is working to conclude the sales in Germany and in other regions of the world relating to previously approved proposals, which would bring a growing revenue. Management plans to expand sales operations by greater market penetration of the agricultural, industrial and community development markets with our innovative water and energy generation solutions. Management also plans to raise additional funds during 2024 through the issuance of equity securities, from deposits related to customer purchase orders, and, if necessary, loans from management and third-party lenders. Management also plans to reduce expenses by centralizing our assembly, logistics and administrative operations into a larger, self-sufficient, off-grid location that will be able to house the storage of supplies and inventory, as well as provide space for assembly and administrative operations. We are also planning to acquire our own electric vehicles to reduce our supply transportation costs.

The ability of our company to continue as a going concern depends upon its ability to generate sales or obtain additional funding to finance operating losses until it is profitable.

Summary of Cash Flow

The following table provides detailed information about our net cash flow for all financial statement periods presented in this prospectus.

	Year Ended December 31,
	2023	2022
Net cash used in operating activities	$(2,337,741)	$(1,618,916)
Net cash used in investing activities	(39,949)	(196,018)
Net cash provided by financing activities	2,417,341	1,280,001
Effect of exchange rate changes on cash	(3,911)	(13,849)
Net change in cash	35,741	(548,782)
Cash, beginning of period	40,886	589,668
Cash, end of period	$76,627	$40,886

Our net cash used in operating activities was $2,337,741 for the year ended December 31, 2023, as compared to $1,618,916 for the year ended December 31, 2022. For the year ended December 31, 2023, our net loss of $3,433,318, offset by a change in fair value of derivative liability and derivative expense of $395,556, amortization of debt discount and deferred financing costs of $208,053 and a loss on settlement of $200,358, were the primary drivers of our net cash used in operating activities. For the year ended December 31, 2022, our net loss of $1,942,580, a decrease in inventory of $273,274 and a change in fair value of derivative liability and derivative expense of $234,654, offset by common stock issued for services of $268,099, were the primary drivers of our net cash used in operating activities.

Our net cash used in investing activities was $39,949 for the year ended December 31, 2023, as compared to $196,018 for the year ended December 31, 2022. Net cash used in investing activities for both periods consisted entirely of purchases of property and equipment.

Our net cash provided by financing activities was $2,417,341 for the year ended December 31, 2023, as compared to $1,280,001 for the year ended December 31, 2022. Our net cash provided by financing activities for the year ended December 31, 2023 consisted of proceeds from the sale of common stock of $2,316,300 and proceeds from convertible loans payable of $153,000, offset by payments of finance lease obligations of $51,959, while our net cash provided by financing activities for the year ended December 31, 2022 consisted of proceeds from the sale of common stock of $1,252,001 and proceeds from convertible loans payable of $178,000, offset by repayments of convertible loans payable of $150,000.

Convertible Notes

As of December 31, 2023, we had convertible loans payable balance of $193,000, net of discount, of $40,541 resulting in a total of $152,459.

Contractual Obligations

Our principal commitments consist mostly of obligations under the loans described above.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

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Critical Accounting Policies

The following discussion relates to critical accounting policies for our company. The preparation of financial statements in conformity with GAAP requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

Foreign Currency Translation. The U.S. dollar is our reporting currency. We have subsidiaries located in Germany. The net sales generated, and the related expenses directly incurred from the operations, if any, are denominated in the local currency, Euro. The functional currency of the subsidiaries are generally the same as the local currency. Assets and liabilities measured in Euros are translated into U.S. dollars at the prevailing exchange rates in effect as of the financial statement date and the related gains and losses, net of applicable deferred income taxes, are reflected in accumulated other comprehensive loss in our balance sheets. Income and expense accounts are translated at the average exchange rate for the period. We have not entered into derivative instruments to offset the impact of foreign currency fluctuations. During the year ended December 31, 2023, we used a spot rate of 1.10 and an average rate of 1.08 when converting Euros to U.S. dollars.

Fair Value of Financial Instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at a measurement date. A fair value hierarchy requires an entity to maximize the use of observable inputs, where available, and minimize the use of unobservable inputs when measuring fair value. Described below are the three levels of inputs that may be used to measure fair value:

Level 1 - Quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities,

Level 2 - Observable prices that are based on inputs not quoted on active markets, but corroborated by market data,

Level 3 - Unobservable inputs are used when little or no market data is available.

Certain assets and liabilities are required to be recorded at fair value on a recurring basis. We adjust derivative financial instruments to fair value on a recurring basis. The fair value for other assets and liabilities such as cash, accounts receivable, prepaid expenses and other current assets, and accounts payable and accrued expenses have been determined to approximate carrying amounts due to the short maturities of these instruments. We believe that our indebtedness approximates fair value based on current yields for debt instruments with similar terms.

Property and Equipment. Property and equipment is stated at cost, less accumulated depreciation. Depreciation is recognized over an asset’s estimated useful life using the straight-line method beginning on the date an asset is placed in service. We regularly evaluate the estimated remaining useful lives of our property and equipment to determine whether events or changes in circumstances warrant a revision to the remaining period of depreciation. Maintenance and repairs are charged to expense as incurred. Estimated useful lives are as follows:

Useful Life (in years)
Office equipment	5
Furniture and fixtures	7
Automobile	5
Machinery and equipment	5

Leases. Effective January 1, 2019, we adopted ASC 842, “Leases.” The lease standard provided a number of optional practical expedients in transition. We elected the package of practical expedients. As such, we did not have to reassess whether expired or existing contracts are or contain a lease and did not have to reassess the lease classifications or reassess the initial direct costs associated with expired or existing leases. The lease standard also provides practical expedients for an entity’s ongoing accounting. We elected the short-term lease recognition exemption under which we will not recognize right-of-use assets or lease liabilities, and this includes not recognizing right-of-use assets or lease liabilities for existing short-term leases. We elected the practical expedient to not separate lease and non-lease components for certain classes of assets (facilities). At the inception of an arrangement, we determine whether the arrangement is or contains a lease based on the unique facts and circumstances present in the arrangement. Leases with a term greater than one year are recognized on the balance sheet as right-of-use assets and short-term and long-term lease liabilities, as applicable. We do not have operating or financing leases.

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BUSINESS

Overview

We are an engineering services company formed as an outsourcing green tech platform focused on sustainable water and energy solutions. We are UN “accredited vendor” and offer design, construction, maintenance and specialty consulting services to private companies, government entities, NGOs and IGOs for the sustainable supply of energy and water.

We build sustainable water and energy systems out of existing, proven technologies, utilizing our intellectual property and our technical know-how to customize solutions to meet our clients’ needs. Using our patent-pending design, we are working to design, build, and operate off-the-grid AWG systems in Mexico and the United States, as well as off-the-grid electric EV charging stations in Germany.

Globally, 2 billion people do not have safe drinking water and 3.6 billion lack access to safely managed sanitation, according to a report published by UNESCO in March 2023. This organization has identified an urgent need to establish strong international mechanisms to prevent the global water crisis from spiraling out of control. In view of this increased world-wide demand for water and energy, our business goals are focused on self-sufficient energy supplied water generation and green energy production. To accomplish this, we set out to establish an outsourcing green tech platform to commercialize our state-of-the-art technologies while providing engineering and technical consultation services to design the most sustainable technological solutions that can provide water and energy. We also intend to secure all required technical, maintenance, education, and training related to the identified technology solutions. To this end, we have sought potential collaborations with green tech research and development centers in Europe and have established operating subsidiaries in Germany, where we have started to assemble our patent-pending innovative off-the-grid, self-sufficient energy supply AWG systems.

Our Corporate History and Structure

Our company was originally incorporated as a Delaware corporation named Wealthhound.com, Inc. in 2000 and was converted to a Florida corporation under the name Eagle International Holdings Group, Inc. in 2007. Our company was originally formed as a shell entity that was in the market to merge with an operating company. On March 10, 2008, our name was changed to Eurosport Active World Corp.

On March 17, 2008, we entered into an agreement and plan of acquisition with or ISA, a privately-held Florida limited liability company, wherein all of the owners of ISA exchanged their ownership interests in ISA for shares of our company. In connection with the closing of this acquisition, we adopted ISA’s business plan. ISA was administratively dissolved in September 2010.

In 2012, our business plan changed to engage in the promotion and design of technological solutions for the generation of water and energy. On August 21, 2019, our name was changed to Energy and Water Development Corp. to more accurately reflect our business plan.

In order to effectively cater to our expanding operations in Germany, we have strategically established a branch for business operations in Germany, along with two wholly owned German subsidiaries, EAWD Deutschland and EAWD Logistik. Moreover, recognizing the importance of regional market demands, we have also extended our presence to Mexico through a wholly owned subsidiary, EAWD Mexico, enhancing our capacity to address the needs of this area efficiently. This strategic positioning not only reflects our commitment to environmental progress but also ensures an optimized response to evolving market requirements.

The following chart depicts our current organizational structure:

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Our Market Opportunity

Amidst the backdrop of climate change and the rise of extreme weather events, the green tech industry is witnessing transformative shifts. These phenomena have exacerbated water scarcity and intensified the global demand for energy. Recognizing the pressing nature of these challenges, we are committed to crafting sustainable and renewable solutions. As such, we believe that we are poised to become a pivotal player in an industry that is not only rapidly expanding, but also unlocking numerous new markets in response to these urgent environmental issues.

According to an atmospheric water generator market size report published by Grand View Research in 2020, the global AWG market size was $2.9 billion in 2022 and it is expected to reach approximately $5.5 billion by 2032. This industry growth is expected to be driven by freshwater scarcity and increasing technological investments, followed by favorable government regulations. As for energy, according to the International Agency of Energy, global electricity demand is projected to grow between 62% and 185% by 2050 compared with 2021 levels.

According to an electric vehicle fluids global market report published by Research and Markets in 2023, the global electric vehicle fluids market has grown from $1.33 billion in 2022 to $1.7 billion in 2023 at a CAGR of 27.4%. The electric vehicle fluids market is expected to grow to $4.57 billion in 2027 at a CAGR of 28.0%. There is also an increasing consensus among European truck manufacturers and industry stakeholders that BETs will play a dominant role in the decarbonization of the road freight sector. Most truck makers including Daimler, DAF, MAN, Scania and Volvo are now focusing on bringing BETs to the mass market for all vehicle segments, including long-haul, starting from 2024. For this, a network of public high-power and overnight charging points needs to be rolled out across Europe no later than 2024.

According to a market report published by Research and Markets in 2023, EV-charging demand could reach 23 TWh per year in Germany by 2030, or up to 43 TWh in an accelerated-adoption scenario, an 8% increase over current energy demand. This accelerated scenario corresponds to 16 million EVs in Germany by 2030, an increase in line with studies commissioned by the European Union and spurred by its proposed internal combustion engine vehicle ban as well as improving engine-efficiency rates. Solar charging has a very small footprint in the industry, and we consider our company to be a pioneer of off-the-grid charging stations.

The green tech industry is complex because it still requires increased promotion and public education about its potential. Furthermore, regulations in each country are different and, in many cases, several segments are regulated by both national and local (state, provincial, municipal) governments. Our approach seeks to assist businesses with the growth and development of their general operations by ensuring the efficient, profitable, and sustainable supply/generation of water and energy allowing our potential customers to focus on their business while adopting strategies of sustainability.

The main market dynamics to consider are the growing numbers of AWGs across various end-use verticals and the high energy consumption, production cost, and high carbon footprint of such technology. We believe that our innovative off-the-grid systems offer distinct advantages over both centralized and traditional off-the-grid solutions. Designed for optimal efficiency, these systems prioritize environmental sustainability by utilizing renewable energy sources, primarily solar. Not just alternatives, they seamlessly complement existing centralized infrastructures, ensuring a consistent supply of water and power. Their modular design promotes easy scalability, catering to growing demands without massive overhauls. Furthermore, the decentralized nature of our systems offers enhanced reliability, reducing the risks of large-scale outages that plague centralized setups. This fusion of resilience, sustainability, and efficiency positions our solutions as a comprehensive response to modern energy and water needs.

Our Business Strategy

Our mission is to provide sustainable water generation systems based on high efficiency, renewable sources and to provide off-the-grid self-sufficient energy supply solutions. Through a combination of the best design and configuration of state-of-the-art technology-assisted solutions, we have created a completely self-sufficient off-the-grid energy generation and water production system, which can be simultaneously used to meet potable water requirements and the electrical energy needs of the industrial sector.

Using our own off-the-grid AWG systems, off-the-grid EV charging stations, off-the-grid power systems, off-the-grid water purification systems, and other identified technology, products, and services licensed or purchased from third party sources, we are delivering and installing a product set that suits the green technology water and/or energy needs of our customers. By using the state-of-the art technological solutions and technologies identified, designed, and provided by us and our collaborators, we believe that our potential clients will be free to focus on the performance of their operations as well as with the water and energy consumption or generation regulations within their industry.

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Our aim is to collaborate with a diverse range of clients across various sectors, including private enterprises, governmental bodies, municipalities, NGOs and IGOs. We recognize the unique needs of each sector and tailor our solutions accordingly.

In the private sector, we work closely with companies spanning industries such as manufacturing, hospitality, and agriculture. These organizations often require reliable water and energy sources to maintain their operations. By providing them with our advanced technology and technical services, we empower them to establish sustainable supplies and generation capabilities. This contributes significantly to their climate adaptation strategies, enhancing resilience and reducing environmental impact.

Within the public sector, our engagement extends to government entities and municipalities. These entities play a crucial role in safeguarding their communities’ well-being and continuity. By equipping them with innovative solutions, we help them secure water and energy resources to support critical services, disaster response, and long-term urban planning. This, in turn, aids in climate adaptation and fosters sustainable development.

NGOs and IGOs also form a key part of our potential clientele. These entities often work in challenging environments or regions with limited infrastructure. By partnering with us, they will gain access to cutting-edge technology that empowers them to provide essential services, such as clean water and energy, to underserved populations. This not only aligns with their humanitarian missions but also promotes climate adaptation and community resilience.

In every sector with which we engage, our contributions are aligned with the broader goals of climate adaptation. By offering technology and technical services that enable the efficient generation and management of water and energy, we help our clients thrive in a changing environment while contributing positively to the global effort of mitigating climate challenges. With our outsourced technical arm and our commission-based global network of distributors, we expect to create sustainable added value to each project we undertake while generating revenue from the sale of own products, royalties from the commercialization of energy and water in certain cases, and the licensing of our innovated technologies, as well as from our engineering, technical consulting, and project management services.

The following chart depicts our business model:

We plan to provide customized technology solutions and technical services, based upon client need and preference, which may include any or all of the following:

•	Sustainable water and energy generation systems
•	Aqua Mission Systems (individual solutions for individual needs)
•	Off-the-grid EV charging stations
•	Technical assistance

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•	Strategic and financial partnering
•	Project management

We also plan to focus on addressing areas of the industry which concentrate on new technological and engineering concepts relating to water and energy generation and those related components that assist in advancing the green tech industry. These include:

•	Advancement of off-the-grid AWG systems
•	Development of techniques to attain a self-sufficient supply of energy
•	Advancement of new ideas on energy generation, storage and management implementation
•	Designing, prototyping, and arranging the manufacture of new water and energy generation systems
•	Designing and prototyping off-the-grid self-sufficient power systems
•	Designing and prototyping solar powered charging stations for electric vehicles

Our Products

The technological solutions that we plan to offer include the following.

Off-the-Grid AWG Systems

AWG systems are standard equipment in many places; however, operating AWG systems requires high amounts of energy that are often not available in the places where they are needed most, making the price for the generated water very high. Our innovative off-the-grid AWG systems are designed to have an internal power supply and the ability to generate power. Our off-the-grid AWG systems produce sufficient quantities of potable water even in very dry and hot climate conditions and can be scaled to almost any size, community, and/or population. Presently, AWG systems are largely used in Asian and African countries. The majority of manufacturers of AWG systems, which rely on dehumidifying, are located in China.

By contrast, we use a proven German technology for condensate water from the air based on A/C technology. We believe that this method allows higher, more efficient, sustainable performance and a larger quantity of water generation because of its internal power supply and because it does not require high humidity to function. We have licensed the rights to use this German AWG technology for ninety-nine years; however, thanks to our continued research and development efforts, we have designed a new, innovative and more efficient configuration that allows the substantial amount of energy required to operate the equipment to be supplied by the equipment itself. Our off-the-grid AWG systems line is different in size from the standard AWG line. Our off-the-grid AWG systems are energy self-sufficient and can condense large amounts of water out of the atmosphere and we believe they could be a solution in countries around the world that deal with issues of water scarcity.

Our off-the-grid AWG system with an internal power supply works by first “inhaling” large volumes of air, then cooling the air down to the dew point, and finally collecting, filtering, and mineralizing the resulting condensed water. Through this process, pure drinking water is created that meets the quality standards of the WHO. In regions with high temperatures and high humidity levels, a single system can generate more than 300,000 liters of water per day. Our off-the-grid AWG systems start at 2,640 gallons/day and can expand the water supply to one acre-feet/day, which we believe, in effect, is essentially the ability to produce an unlimited supply of water. As a certified vendor of the UN Global Marketplace, we are introducing our off-the-grid AWG systems to the UN with the hopes of initially supplying the equipment to a large cluster of agencies established in key locations for humanitarian response as well as refugee camps around the world in need of fresh water.

Off-the-Grid Water Purification Systems

We are seeking to respond to the growing need for drinking water by proposing a water purification solution utilizing solar, photovoltaic energy and, when applicable, a mini-windmill or other alternate source of renewable energy. The design of the system is ready to be built and delivered on demand.

Generally, drinking water is produced by passing sea water, lake water, river water, or stagnant water through several stages of purification and treatment until it is rendered drinkable in accordance with WHO standards. In the case of sea or stagnant water, we recommend a treatment via reverse osmosis membranes, which permits the retention of dissolved solids and results in obtaining water of drinking quality. If the water being treated emanates from lakes or rivers, we recommend treatment via an ultrafiltration membrane which functions by retaining suspended materials such as colloids, viruses and bacteria. The systems proposed by us are containerized and contain all the equipment necessary to function autonomously, in part due to an automatic cleansing system that can be accessed remotely via satellite or the internet. Moreover, the machines use available renewable energy sources such as solar or wind to function.

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Off-the-Grid EV Charging Stations

Based on our patent-pending off-the-grid power system, we have developed an innovative design and configuration of off-the-grid charging stations for BETs and electric vehicles in Germany. In 2021, we built our first off-the-grid charging station in Relligen, Germany to charge our fleet vehicles and to gather usage and operational data. We believe that our product is the first off-the-grid solution available in Europe for charging the BETs and electric passenger vehicles that are currently on the roads of Europe. We plan to establish up to 1,700 charging stations throughout Germany starting with 40 locations scheduled to be installed by the end of the fourth quarter of 2024.

Off-the-Grid Power Systems

Batteries for stationary storage have become a commodity, but in order to reduce the duration, complexity and cost of the installation, and to increase the capacity or relocate a system over time as well as to reduce the carbon footprint and environmental impact, we offer a complete electrical energy storage system and energy management system for a wide range of customers and applications, including microgrids and EV fast charging stations. A highly capable energy management system secures an efficient energy supply and storage of energy.

This product portfolio includes systems and complete services for solar power generation, including a high-quality frameless glass solar panel with a super-matte surface, which secures a high-performance energy source. In contrast to classic solar systems on the roof, we combine the highest standards of aesthetics with high efficiency energy generation. With these solutions, we support our customers on their way to CO2 neutrality and the search for alternative renewable energies.

Our Current Projects

We envision a dual-utility future for our systems, simultaneously offering both water and energy where needed. We plan to establish off-the-grid charging stations throughout Germany and, given the increasing drought issues there and in France, Spain, Italy, the United States, Mexico, and other parts of Latin America, we foresee our systems providing vital water supplies to these regions.

Germany

We have secured a 7,200 sqm plot in Kassel, adjacent to the A7 Autobahn, which is Germany’s primary north-south route located at the heart of the country. On June 1, 2023, we commenced construction of Europe’s premier large-scale, off-the-grid charging station for electric trucks and passenger vehicles in Germany.

Harnessing solar and wind power, each off-the-grid charging system will be capable of consistently powering up to 120 DC charging stalls, depending on the size of the charging park. Specifically, the Kassel off-the-grid system is designed to simultaneously charge 50 electric trucks and up to 60 electric vehicles. This patented system is designed for future integration and expansion. Our technology creates a “micro-grid” that operates independently from the public power grid, ensuring continuous EV charging regardless of public grid availability. Often referred to as a “mini-grid” or “island grid,” it offers consistent power for both AC and DC chargers. In Kassel, the stalls will range in power from 300 KW to 480 KW, with some having dual charging capabilities, allowing two trucks to charge simultaneously. This system is equipped to cater to both the emerging 800 Volt vehicles and the more common 400 Volt charging systems, accommodating the diverse charging needs of today’s electric vehicles and trucks.

In 2021, we also completed the development and installation of the first of forty planned solar powered off-the-grid EV charging stations for electric long-haul trucks in Relligen, Germany. Our charging stations are the first off-the-grid charging station available for these e-trucks in Europe and we plan to contract with companies that own these electric long-haul trucks to provide fleet charging as well as to install them in public places for per-use fees with the following business model:

•	E-Truck Overnight Parking: A per-truck parking fee of €6 for 12 hours €12 for 24 hours. Additionally, customers will be required to pay a €4 per truck reservation fee and applicable tax.

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•	E-Truck Monthly Parking: A monthly flat rate of €1,000 for up to ten trucks per day. We will negotiate these monthly contracts with local companies to provide their drivers with prearranged local parking.
•	Long-term Logistics: In the event a freight forwarder needs a long-term parking solution, the fee will be €140 per month per truck.
•	Hourly Public Charging: The general public will receive one hour of free parking with the purchase of at least €20 worth of charging. Regular rates apply after one hour.
•	Overnight Public Parking: Overnight public parking will be charged at the above-listed hourly public parking rates, plus charging fees.

In 2021, we installed an off-the-grid AWG system powered by solar energy at our office location in Relligen, Germany. This installation served as a demonstration of the system’s capacity to produce significant amounts of water, with projections reaching up to two million gallons daily. In addition, the surplus energy harnessed from the sun has been effectively utilized to charge our five EVs. In October 2023, we moved to a larger office and warehouse space in Bargteheide, Germany, where we plan to re-install our demonstration system.

Mexico

In November 2020, our distributor in Mexico made a significant move by placing an initial order valued at $550,000 for a solar-powered off-the-grid AWG system. This system was manufactured in Germany and delivered in 2021. Following the success of this transaction and evident satisfaction of the client, we are in active discussions with the same client for the acquisition of three additional units.

This successful implementation of our product and the trust demonstrated by our Mexican client has spurred interest by others in the region. Consequently, we are witnessing an uptick in proposal submissions for potential clients across Mexico in Mexico City, Monterrey, San Luis Potosi, Quintana Roo, and Merida.

On November 30, 2023, we and several significant landowners of the Magdalena Contreras Municipality in Mexico City signed a joint memorandum of understanding to formalize their commitment to join forces to initiate a groundbreaking project: the first off-the-grid AWG plant on the American continent. This memorandum of understanding lays out the groundwork for the development of this facility. In its initial phase, the plant is expected to produce approximately 3.2 million liters of water annually by extracting moisture directly from the air.

South Africa

In 2019, we signed a sales contract for the sale of a solar powered off-the-grid AWG system to a South African customer for a purchase price of $2,800,000. Building of the equipment began in the fourth quarter of 2019; however, because of delays due to COVID-19 and the global supply chain, the expected delivery date is late 2024. We have not yet received any payments from this customer.

Sales and Marketing Strategy

We plan to strategically place commission-based independent agents and distributors in diverse regions like Germany, Mexico, the United States, India, Canada, Australia, Colombia, Nepal, Kenya, Morocco, and Thailand, which we believe will create a robust framework for long-term business opportunities. Aside from the purchase order for an AWG system placed by the Mexican distribution agent discussed elsewhere in this prospectus, these agents and distributors have not yet generated any sales of our products.

We believe that our local agents will provide invaluable insights into market trends, regulations, and customer behaviors, ensuring tailored and relevant product offerings. This deep connection to and understanding of local needs will foster community trust, a vital factor for sustained business growth. Continuous feedback from the field will enable us to refine our products, maintain competitiveness, and expand our portfolio, aligning with evolving market demands. Opportunities for collaboration with local entities will further amplify our reach and impact.

We believe that our geographical diversification minimizes business risks while maximizing reach into key markets. By strategically aligning solutions to regional challenges and leveraging local expertise, we are not just penetrating these markets but planting seeds for sustained growth and leadership in the global green tech industry. We believe that this multifaceted approach will ensure that our technology remains at the forefront of the essential quest for sustainable water, energy, and energy management solutions across the globe.

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Competition

We compete by providing innovative systems assembled with state-of-the-art technologies and that contain self-sufficient power supplies, which make them more sustainable and profitable than the traditional solutions. We also set ourselves apart by providing services that are valued by our customers such as reliable sales relationships, product innovations, and responses to changing market/business needs.

The AWG market includes a diversified array of large and small scale manufacturers resulting in a significant level of competition in the global market. The competition in the market, both in the residential and commercial sectors, is projected to grow in intensity and is characterized by the demand for advanced and reliable AWG units. Rising demand for industrial-size AWGs, particularly in regions facing water shortages, is expected to create opportunities for new market players through 2027. Moreover, current research that is focused on increasing overall product efficiency in the industry is anticipated to open new avenues for market players over the coming years. According to an atmospheric water generator market size report published by Grand View Research in 2020, some of the prominent players in the AWG market include: Akvo Atmospheric Water Systems Pvt. Ltd., Dew Point Manufacturing, Saisons Trade & Industry Private Limited, Water Maker India Pvt. Ltd., Planets Water, Water Technologies International, Inc. (WTII), SkyWater Air Water Machines, Drinkable Air, Hendrx Water, Atlantis Solar, GENAQ Technologies S.L., Air2Water LLC, EcoloBlue, Inc and Watergen. On some level, each of these companies faces the two main industry challenges: carbon footprint and high-power requirement.

Our Competitive Strengths

We believe that we have several competitive advantages that differentiate us from other companies in our industry. Our competitive strengths include:

•	United Nations Accreditation: We are a UN accredited vendor, which not only boosts our credibility but also opens up numerous opportunities for participation in global projects that require high standards of operational and ethical compliance. We believe that this status can be a significant differentiator in attracting partnerships and projects with international agencies.
•	Focus on Sustainability and Innovation: Unlike many companies that might prioritize one over the other, we equally emphasize both technological innovation and environmental sustainability. We leverage proven technologies to deliver eco-friendly solutions, ensuring that our projects, such as generating clean energy and addressing water scarcity, meet current needs without compromising the ability of future generations to meet theirs.
•	Customized Solutions: We offer customized solutions based on the unique requirements of our clients. This approach not only caters to a broad spectrum of needs but also enhances client satisfaction and loyalty, as we provide tailored solutions rather than a one-size-fits-all product.
•	Proprietary Technology and Patents: We are actively engaged in research and development, leading to proprietary technologies and patents, such as our systems for self-sufficient energy supply and atmospheric water generation. We believe that these innovations provide us with unique products that are hard to replicate, giving us an edge over our competitors.
•	Experienced Leadership: Our management team has decades of experience and established relationships across various sectors, which we believe contributes significantly to our strategic vision and operational execution. This depth of experience enables us to navigate complex project demands and market dynamics effectively.

We believe that these factors create a robust framework that will enable us to compete effectively in the global market for sustainable energy and water solutions.

Our Growth Strategies

The key elements of our strategy to grow our business include:

•	Expansion of Technology Portfolio: We focus on continuously expanding our portfolio of proprietary technologies and solutions. This includes developing new patents and enhancing existing technologies to stay at the forefront of innovation in water and energy solutions.

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•	Strategic Partnerships and Alliances: We leverage strategic partnerships and alliances to expand our reach and enhance our capabilities. Collaborating with other industry leaders, government bodies, and international organizations allows us to access new markets and resources, and share risks associated with new projects.
•	Market Diversification: We aim to diversify our market presence by targeting various sectors including private companies, government entities, and NGOs across different regions. This diversification will help in spreading business risks and tapping into new opportunities in emerging markets.
•	Sustainability Initiatives: Commitment to sustainability is at the core of our growth strategy. By focusing on eco-friendly and sustainable solutions, we believe that we not only meet the increasing global demand for green technologies but also position ourselves as a leader in sustainable practices.
•	Enhancing Operational Efficiency: We continuously strive to improve our operational efficiencies through the adoption of advanced technologies and optimization of processes. This helps in reducing costs, improving service delivery, and increasing customer satisfaction.
•	Client-Centric Solutions: By maintaining a strong focus on delivering customized solutions that meet the specific needs of our clients, we ensure long-term relationships and a strong client base, which is crucial for sustained growth.

These strategic elements are designed to reinforce our competitive position while addressing the pressing needs of energy and water management in an environmentally sustainable manner.

Intellectual Property

We rely on a combination of trademarks, copyrights, trade secrets and patents and contractual provisions, to protect our proprietary technology and our brands.

We currently have 2 trademarks registered in the United States for our brands, brand names and logos. We also have trademarks in the European Union, Mexico, Canada, Colombia, Argentina and Brazil.

We have filed applications to patent our off-the-grid AWG system and off-the-grid EV charging stations with the United States Patent and Trademark Office and the World Intellectual Property Organization, as well as in Mexico, Canada, Brazil, Colombia Argentina.

Employees

As of December 31, 2023, we had eleven employees. None of our employees are represented by labor unions, and we believe that we have an excellent relationship with our employees.

As noted above, we work with commission-based agents and distributors to promote and sell our technology solutions. These agents and distributors are independent contractors with whom we have contractual relationships and are compensated solely based on commission.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are not currently aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

Regulation

The manufacturing, processing, testing, packaging, labeling, and advertising of the technologies that we sell may be subject to a broad ranges of laws and regulations in the United States and around the world, including rules promulgated by the U.S. Food and Drug Administration, the U.S. Federal Trade Commission, the U.S. Department of Agriculture, the U.S. Environmental Protection Agency, and by the standards provided by the U.S. Department of Health and Human Services and the WHO for drinking water. Our operations may also be regulated by various agencies of states, localities, and foreign countries in which consumers reside. Currently, the technologies we intend to use in our solutions and our services are not subject to any governmental regulation in the United States, although it is possible that the U.S. Food and Drug Administration may choose to regulate the quality of water produced from AWG machines in the near future.

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Since we may be subject to a wide range of regulation covering every aspect of our business as mentioned above, we cannot predict the nature of any future U.S. laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future. Although the regulation of water is less restrictive than that of drugs and food additives, we cannot offer assurance that the current statutory scheme and regulations applicable to water will remain less restrictive. Further, we cannot assure you that, under existing laws and regulations, or if more stringent statutes are enacted, regulations are promulgated, or enforcement policies are adopted, we are or will be in compliance with these new statutes, regulations or enforcement policies without incurring material expenses or adjusting our business strategy. Any laws, regulations, enforcement policies, interpretations or applications applicable to our business could require the reformulation of products, all of which are supplied by third parties, to meet new standards or the recall or discontinuance of certain products not capable of reformulation, additional record keeping, expanded documentation of the properties of certain products, expanded or different labeling or scientific substantiation.

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MANAGEMENT

Directors and Executive Officers

Set forth below is information regarding our directors and executive officers as of the date of this prospectus.

Name	Age	Position
Irma Velazquez	57	Chief Executive Officer and Vice-Chairman of the Board
Ralph Hofmeier	62	Chief Technology Officer and Chairman of the Board
Amedeo Montonati	31	Chief Financial Officer
Cliff Ip	47	Director(1)
Luis R. Vera Morales	60	Director(1)
Trevor Scott	45	Director(1)

(1)     Appointed to our board of directors effective automatically upon the effectiveness of the registration statement of which this prospectus forms a part.

Irma Velazquez. Ms. Velazquez has served as our Chief Executive Officer since January 2022 and as Vice-Chairman of the Board since January 2012. She also previously served as our Chief Operations officer from January 2012 to January 2022. Ms. Velazquez brings to our company her expertise in sustainable development and emerging technologies, along with her extensive experience and managerial skills with respect to large-scale project management. Ms. Velazquez worked from 1997 to 2010 in UN agencies such as the WHO, Farmaciens Sans Frontieres, and the Red Cross and Crescent Societies, where she served in the positions of information technology manager, sustainable development manager and programme manager, leading the strategic development and execution of corporate vision for operations, communications, and marketing, as well as a disaster and crisis management coordinator, where she demonstrated the ability to govern complex programs and organizations, which drove development and implementation of business plans, operational structures, processes, and procedures. Ms. Velazquez has a Master in Sciences from the Erasmus University of Rotterdam, experience in diplomatic negotiations and proven experience building positive relationships with government entities, agencies, and private sector partners, which we believe makes her well qualified to serve on our board of directors.

Ralph Hofmeier. Mr. Hofmeier has served as Chairman of the Board since March 2008 and has served as our Chief Technology Officer since January 2022. He previously served as our Chief Executive Officer and President from 2008 until January 2022. Prior to that, he was president of Powermax Energy & Business Solutions Inc. from 2003 until it merged with our company in 2008. Over the last 20 years, Mr. Hofmeier has established and developed several multinational companies in green tech distribution and commercialization, such as Powermax LLC, Powermax Inc and Powermax GmbH. With a solid track record of investment and financial joint ventures and his prior multicultural experience throughout the European and American markets, we believe that Mr. Hofmeier brings our board of directors a clear vision of business development, investor relations and joint ventures. Mr. Hofmeier has a Mechanical engineering background.

Amedeo Montonati. Mr. Montonati has served as our Chief Financial Officer since January 2023. Prior to taking this position, he has served as an associate director at AOGB Professional Services Group since 2021 and he is now Partner of the same. He worked as interim chief financial officer at Brera Holdings PLC from August 2022 until June 2023. Prior to the above, Mr. Montonati was a senior administrative consultant at Hawksford Group in Hong Kong from 2018 to 2021. Mr. Montonati holds an MBA from University of South Australia with majoring in Finance and he is a Doctoral Candidate in Business Administration and Finance from the SBS Swiss Business School.

Cliff Ip. Mr. Ip will become a member of our board of directors effective automatically upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. Ip has more than 20 years of experience in accounting, investment banking and corporate finance. Since February 2020, he has been the managing director and chief executive officer of Wings Securities Limited, an investment banking platform. Prior to that, Mr. Ip was employed by Tuspark Financial Holdings (HK) Limited from March 2017 to February 2020 and his last position was the chief executive officer of the corporate finance department. From March 2011 to March 2016, Mr. Ip was employed by J P. Morgan Securities (Asia Pacific) Limited where his last position was an executive director in the global investment banking department. Prior to that, he also worked at Credit Suisse, PricewaterhouseCoopers and Arthur Andersen. Mr. Ip has been a member of Hong Kong Institute of Certified Public Accountants since September 2001 and a fellow of CPA Australia since November 2020. He was designated as a Chartered Financial Analyst by the CFA Institute in September 2005. Mr. IP holds a Bachelor of Business and Administration degree from the University of Hong Kong, and a Master of Business Administration degree from the University of Chicago Booth School of Business. We believe that Mr. Ip is qualified to serve on our board of directors due to his extensive accounting and investment banking experience.

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Luis R. Vera Morales. Dr. Morales will become a member of our board of directors effective automatically upon the effectiveness of the registration statement of which this prospectus forms a part. Dr. Morales is a recognized leader and expert in both environmental and energy law, having participated and/or coordinated on more than 130 infrastructure projects and pieces of legislation related to water and wetlands, oil and gas, mining, communications, telecommunications and infrastructure networks, as well as environmental impact, forestry, waste, air emissions, climate change, urban development, tourism, biotechnology environmental litigation, wildlife protection and environmental cleanup. Except for the period from December 2018 to August 2019 where he served as the executive director of Agencia de Seguridad, Energía y Ambiente, the agency responsible for the regulation, permitting and inspection of the oil and gas industry in Mexico, he has worked as an attorney at Vera & Asociados (V&A Ambiental y Social) S.C., a law firm in Mexico devoted to the practice of environmental law and sustainable development, since December 2001. We believe that Dr. Morales is qualified to serve on our board of directors due to his extensive environmental law experience.

Trevor Scott. Mr. Scott will become a member of our board of directors effective automatically upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. Scott is a chartered accountant by profession and has served on the boards of a number of listed companies on major international stock exchanges throughout his career.  He has extensive experience with regard to undertaking initial public offerings, corporate governance, accounting, audit, investor relations, company law, internal controls and mergers and acquisition related matters. Mr. Scott is currently serving as the chief financial officer of Sportcor Technologies Limited, a sports analytics and sports technology business, a position he has held since January 2023. Prior to this, Mr. Scott served as the chief financial officer and company secretary of Akanda Corp. from July 2021 to January 2023 and served as the chief financial officer of Bophelo from July 2018 to May 2022. Additionally, Mr. Scott serves as the chief executive officer of Bearingway Limited, an accounting and consulting firm, a position he has held since January 2008, and additionally, as the chief financial officer of Stallion Security (Pty) Ltd., a security company based in Johannesburg, South Africa, from April 2017  to July 2021. Prior to that, Mr. Scott served as the chief financial officer and financial director of Uranium One Africa Ltd., a mining company that focuses on gold and uranium mining operations, from September 2014 to January 2017, and as a director of Mokwele Inc., an advisory services firm, since January 2004, where he still continues to hold this role. Mr. Scott received his bachelor’s degree in Accounting and his honour degree in Accounting from Wits University. We believe that Mr. Scott is qualified to serve on our board of directors due to his extensive accounting experience and prior board experience.

Our directors currently have terms which will end at our next annual meeting of stockholders or until their successors are elected and qualify, subject to their prior death, resignation or removal. Officers serve at the discretion of the board of directors. There is no arrangement or understanding between any director or executive officer and any other person pursuant to which he was or is to be selected as a director, nominee or officer.

Family Relationships

Ms. Velazquez and Mr. Hofmeier are married. Otherwise, there are no family relationships among any of our officers or directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, except as described below, none of our directors or executive officers has, during the past ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•	been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

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•	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Corporate Governance

Governance Structure

We chose to appoint a separate Chairman of the Board who is not our Chief Executive Officer. Our board of directors has made this decision based on their belief that a separate Chairman of the Board can act as a balance to the Chief Executive Officer, who also serves as a non-independent director.

The Board’s Role in Risk Oversight

The board of directors oversees that the assets of our company are properly safeguarded, that the appropriate financial and other controls are maintained, and that our business is conducted wisely and in compliance with applicable laws and regulations and proper governance. Included in these responsibilities is the board’s oversight of the various risks facing our company. In this regard, our board seeks to understand and oversee critical business risks. Our board does not view risk in isolation. Risks are considered in virtually every business decision and as part of our business strategy. Our board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for our company to be competitive on a global basis and to achieve its objectives.

While the board oversees risk management, company management is charged with managing risk. Management communicates routinely with the board and individual directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management.

Our board administers its risk oversight function as a whole by making risk oversight a matter of collective consideration; however, much of the work will be delegated to committees, which will meet regularly and report back to the full board. Prior to the effective date of the registration statement of which this prospectus forms a part, we intend to establish a standing audit committee, compensation committee and nominating and corporate governance committee of our board of directors. The audit committee will oversee risks related to our financial statements, the financial reporting process and accounting and legal matters, the compensation committee will evaluate the risks and rewards associated with our compensation philosophy and programs, and the nominating and corporate governance committee will evaluate risk associated with management decisions and strategic direction.

Independent Directors

NYSE American’s rules generally require that a majority of an issuer’s board of directors must consist of independent directors. Our board of directors currently consists of two directors, Ms. Velazquez and Mr. Hofmeier, who are not independent within the meaning of the NYSE American’s rules. We have entered into independent director agreements with Cliff Ip, Luis R. Vera Morales and Trevor Scott, pursuant to which they have been appointed to serve as independent directors effective automatically upon the effectiveness of the registration statement of which this prospectus forms a part. As a result of these appointments, we anticipate that our board of directors upon the effectiveness of the registration statement of which this prospectus forms a part will consist of five (5) directors, three (3) of whom will be independent within the meaning of NYSE American’s rules.

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Committees of the Board of Directors

Prior to the effective date of the registration statement of which this prospectus forms a part, we intend to establish a standing audit committee, compensation committee and nominating and corporate governance committee of our board of directors, each with its own charter approved by the board. Upon completion of this offering, we intend to make each committee’s charter available on our website at www.energy-water.com.

In addition, our board of directors may, from time to time, designate one or more additional committees, which shall have the duties and powers granted to it by our board of directors.

Audit Committee

Cliff Ip, Luis R. Vera Morales and Trevor Scott, each of whom will satisfy the “independence” requirements of Rule 10A-3 under the Exchange Act and NYSE American’s rules, will be appointed to serve on our audit committee, effective automatically upon the effectiveness of the registration statement of which this prospectus forms a part, with Mr. Scott serving as the chair. We believe that Mr. Scott will qualify as an “audit committee financial expert.” The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company.

The audit committee will be responsible for, among other things: (i) retaining and overseeing our independent accountants; (ii) assisting the board in its oversight of the integrity of our financial statements, the qualifications, independence and performance of our independent auditors and our compliance with legal and regulatory requirements; (iii) reviewing and approving the plan and scope of the internal and external audit; (iv) pre-approving any audit and non-audit services provided by our independent auditors; (v) approving the fees to be paid to our independent auditors; (vi) reviewing with our chief executive officer and chief financial officer and independent auditors the adequacy and effectiveness of our internal controls; (vii) reviewing hedging transactions; and (viii) reviewing and approving related party transactions; (ix) evaluating enterprise risk issues, including those related to cybersecurity, and (x) reviewing and assessing annually the audit committee’s performance and the adequacy of its charter.

Compensation Committee

Cliff Ip, Luis R. Vera Morales and Trevor Scott, each of whom will satisfy the “independence” requirements of NYSE American’s rules, will be appointed to serve on our compensation committee, effective automatically upon the effectiveness of the registration statement of which this prospectus forms a part, with Mr. Ip serving as the chair. The members of the compensation committee will also be “non-employee directors” within the meaning of Section 16 of the Exchange Act. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation relating to our directors and executive officers.

The compensation committee will be responsible for, among other things: (i) reviewing and approving the remuneration of our executive officers; (ii) determining the compensation of our independent directors; (iii) making recommendations to the board regarding equity-based and incentive compensation plans, policies and programs; and (iv) reviewing and assessing annually the compensation committee’s performance and the adequacy of its charter.

Nominating and Corporate Governance Committee

Cliff Ip, Luis R. Vera Morales and Trevor Scott, each of whom will satisfy the “independence” requirements of NYSE American’s rules, will be appointed to serve on our nominating and corporate governance committee, effective automatically upon the effectiveness of the registration statement of which this prospectus forms a part, with Dr. Morales serving as the chair. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees.

The nominating and corporate governance committee will be responsible for, among other things: (i) recommending the number of directors to comprise our board; (ii) identifying and evaluating individuals qualified to become members of the board and soliciting recommendations for director nominees; (iii) recommending to the board the director nominees for each annual stockholders’ meeting; (iv) recommending to the board the candidates for filling vacancies that may occur between annual stockholders’ meetings; (v) reviewing independent director compensation and board processes, self-evaluations and policies; (vi) overseeing compliance with our code of ethics; and (vii) monitoring developments in the law and practice of corporate governance.

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The nominating and corporate governance committee’s methods for identifying candidates for election to our board of directors (other than those proposed by our stockholders, as discussed below) will include the solicitation of ideas for possible candidates from a number of sources - members of our board of directors, our executives, individuals personally known to the members of our board of directors, and other research. The nominating and corporate governance committee may also, from time-to-time, retain one or more third-party search firms to identify suitable candidates.

In making director recommendations, the nominating and corporate governance committee may consider some or all of the following factors: (i) the candidate’s judgment, skill, experience with other organizations of comparable purpose, complexity and size, and subject to similar legal restrictions and oversight; (ii) the interplay of the candidate’s experience with the experience of other board members; (iii) the extent to which the candidate would be a desirable addition to the board and any committee thereof; (iv) whether or not the person has any relationships that might impair his or her independence; and (v) the candidate’s ability to contribute to the effective management of our company, taking into account the needs of our company and such factors as the individual’s experience, perspective, skills and knowledge of the industry in which we operate.

A stockholder may nominate one or more persons for election as a director at an annual meeting of stockholder if the stockholder complies with the notice and information provisions contained in our bylaws. Such notice must be in writing to our company not less than 120 days and not more than 150 days prior to the anniversary date of the preceding year’s annual meeting of stockholders or as otherwise required by the requirements of the Exchange Act. In addition, stockholders furnishing such notice must be a holder of record on both (i) the date of delivering such notice and (ii) the record date for the determination of stockholder entitled to vote at such meeting.

Code of Ethics

We have adopted a code of ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. Such code of ethics addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, and reporting of violations of the code.

We are required to disclose any amendment to, or waiver from, a provision of our code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. We intend to use our website as a method of disseminating this disclosure, as permitted by applicable SEC rules. Any such disclosure will be posted to our website within four (4) business days following the date of any such amendment to, or waiver from, a provision of our code of ethics.

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EXECUTIVE COMPENSATION

Summary Compensation Table - Years Ended December 31, 2023 and 2022

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by, or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officers received total annual salary and bonus compensation in excess of $100,000.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Total ($)
Irma Velazquez, Chief Executive Officer	2023	217,514	—	217,514
	2022	210,757	29,163	239,920
Ralph Hofmeier, Chief Technology Officer	2023	217,514	—	217,514
	2022	210,757	29,163	239,920

(1)	All salary amounts for 2023 were converted from Euros to U.S. dollars using the yearly average EUR/USD conversion rate of 1.087571. All salary amounts for 2022 were converted from Euros to U.S. dollars using the yearly average EUR/USD conversion rate of 1.053783.

Employment Agreements

On August 4, 2022, we entered into an employment agreement with each of Irma Velazquez, our Chief Executive Officer and Ralph Hofmeier, our Chief Technology Officer. Pursuant to the employment agreements, we agreed to pay each of Ms. Velazquez and Mr. Hofmeier an annual base salary of €200,000 (approximately $217,000) per year. Any increase to the annual base salary is subject to approval by the board of directors. Each of Ms. Velazquez and Mr. Hofmeier is eligible for discretionary cash and equity bonuses based on the board’s assessment of the executive’s performance against applicable performance objectives as well as our company’s performance, for an amount up to 100% of the then-current base salary for full achievement of performance goals and objectives as determined by the board in its sole discretion.  Each of Ms. Velazquez and Mr. Hofmeier is also eligible to receive an annual performance-based equity award under our incentive equity plans based on a three-year graded vesting schedule with an expected target grant date fair value equal to 100% of the executive’s then-current base salary, subject to approval by the board and shall be granted pursuant to, and subject to, our incentive equity plans and an award agreement in the form established by the board in its sole discretion.

The term of each of the employment agreements commenced on August 4, 2022 and will continue until terminated by either party thereto, pursuant to the terms of the employment agreement. If the employment agreement is terminated for any reason, we shall pay to the executive: (i) all earned but unpaid base salary through the termination date, and all earned but unpaid annual bonus due as of the termination date, (ii) any benefits to which the executive has a vested entitlement as of the termination date, in accordance with the terms of the applicable benefit plan or to the extent required by law, (iii) for any accrued unused vacation if such payment is required under our vacation policy or applicable law, (iv) pay any approved but un-reimbursed business expenses, which we collectively refer to as the Accrued Obligations. If the employment agreement is terminated either by our company without cause or by the executive’s resignation for good reason (as defined in the employment agreement), in addition to the Accrued Obligations, we will pay the executive an amount equal to three times the sum of the base salary in effect immediately before the termination date plus the annual bonus received for the fiscal year preceding the termination date, or the Separation Pay, provided that if such termination occurs on or before the six-month anniversary of the date that a change in control occurs (as defined in the agreement), then in addition to the Accrued Obligations, we will pay the executive an amount equal to 400% of the base salary in effect immediately before the termination date plus 400% of the annual bonus for the fiscal year preceding the termination date, or the CIC Pay. The Separation Pay or the CIC Pay, as the case may be, shall be paid in a lump sum within 60 days of the termination date, provided that we receive an executed general release agreement in a form reasonably acceptable to us. Additionally, for six months commencing on the termination date, we will reimburse the executive on a monthly basis for the difference between the amount paid to continue coverage under our group health insurance plan through the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the contribution amount that active employees of our company pay for the same or similar coverage.

Each of the employment agreements contains standard confidentiality provisions and restrictive covenants prohibiting the executive from owning or operating a business that competes with our company in the State of Florida during the term of employment and for two years following termination of employment.

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Outstanding Equity Awards at Fiscal Year-End

No executive officer named above had any unexercised options, stock that has not vested or equity incentive plan awards outstanding as of December 31, 2023.

Additional Narrative Disclosure

Retirement Benefits

We have not maintained, and do not currently maintain, a defined benefit pension plan, nonqualified deferred compensation plan or 401(k) plan.

Potential Payments Upon Termination or Change in Control

As described under “—Employment Agreements” above, Ms. Velazquez and Mr. Hofmeier are entitled severance if their employment is terminated without cause.

Director Compensation

No member of our board of directors received any compensation for services as a director during the fiscal year ended December 31, 2023.

Going forward, we believe that attracting and retaining qualified non-employee directors will be critical to the future value growth and governance of our company. We also believe that a significant portion of the total compensation package for our non-employee directors should be equity-based to align the interest of directors with our stockholders.

Under their independent director agreements with us, each independent director nominee will each receive an annual cash fee of $52,000, payable quarterly, and an option to purchase shares of our common stock at a price equal to the closing price on the effective date of the registration statement of which this prospectus forms a part, subject to monthly vesting over one year. We also reimburse the directors for pre-approved reasonable business-related expenses incurred in good faith in connection with the performance of the director’s duties for us.

2022 Long Term Incentive Plan

Effective as of September 12, 2022, our board of directors adopted the Energy and Water Development Corp. 2022 Long Term Incentive Plan, or the 2022 LTIP. The following is a summary of certain significant features of the 2022 LTIP. The information which follows is subject to, and qualified in its entirety by reference to, the 2022 LTIP document itself, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Purposes of Plan: The purpose of the 2022 LTIP is to attract and retain the best available personnel for positions of substantial responsibility, to provide incentives to individuals who perform services for our company, and to promote the success of our business.

Types of Awards: The 2022 LTIP permits the grant of options, stock appreciation rights, restricted stock, restricted stock units, stock awards, dividend equivalents, other stock-based awards, cash awards, substitute awards, performance awards, and/or any combination of the foregoing.

Administration of the 2022 LTIP: The 2022 LTIP is currently administered by our board of directors and, upon the completion of this offering, will be administered by our compensation committee. Among other things, the administrator has the authority to select persons who will receive awards, determine the types of awards and the number of shares to be covered by awards, and to establish the terms, conditions, performance criteria, restrictions and other provisions of awards. The administrator has authority to take any other action that it deems necessary or desirable for the administration of the 2022 LTIP.

Eligible Persons: Persons eligible to receive awards under the 2022 LTIP will be those officers, employees, consultants, and directors of our company and its subsidiaries who are selected by the administrator. Each person to whom an award is granted under the 2022 LTIP may be required to agree in writing, as a condition to the grant of such award or otherwise, to subject an award that is exercised or settled following such person’s termination of employment or service to a general release of claims and/or a noncompetition or other restricted covenant agreement in favor of our company and its affiliates, with the terms and conditions of such agreement(s) to be determined in good faith by the administrator.

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Shares Available Under the 2022 LTIP: The maximum number of shares of our common stock that may be delivered to participants under the 2022 LTIP is 15,561,024, subject to adjustment for certain corporate changes affecting the shares, such as stock splits. Shares subject to an award under the 2022 LTIP for which the award is cancelled, forfeited, exchanged, settled in cash or otherwise terminated, again become available for grants under the 2022 LTIP.

Stock Options:

General. Stock options give the option holder the right to acquire from us a designated number of shares of common stock at a purchase price that is fixed upon the grant of the option. Stock options granted may be either tax-qualified stock options (so-called “incentive stock options”) or non-statutory stock options. Subject to the provisions of the 2022 LTIP, the administrator has the authority to determine all grants of stock options. That determination will include: (i) the number of shares subject to any option; (ii) the exercise price per share; (iii) the expiration date of the option; (iv) the manner, time and date of permitted exercise; (v) other restrictions, if any, on the option or the shares underlying the option; and (vi) any other terms and conditions as the administrator may determine.

Option Price. The exercise price for stock options will be determined at the time of grant. Typically, the exercise price will not be less than the fair market value on the date of grant. As a matter of tax law, the exercise price for any incentive stock option awarded may not be less than the fair market value of the shares on the date of grant. However, incentive stock option grants to any person owning more than 10% of our voting stock must have an exercise price of not less than 110% of the fair market value on the grant date.

Exercise of Options. An option may be exercised only in accordance with the terms and conditions for the option agreement as established by the administrator at the time of the grant. The option exercise must be accompanied by payment of the exercise price. Payments may be made in cash or, at the option of the administrator, by actual or constructive delivery of shares of common stock to the holder of the option based upon the fair market value of the shares on the date of exercise.

Expiration or Termination. Options, if not previously exercised, will expire on the expiration date established by the administrator at the time of grant, which cannot exceed ten years provided that in the case of incentive stock options granted to holders of more than 10% of our voting stock, such term cannot exceed five years.

Incentive and Non-Statutory Options. As described elsewhere in this summary, an incentive stock option is an option that is intended to qualify under certain provisions of the Internal Revenue Code of 1986, as amended, or the Code, for more favorable tax treatment than applies to non-statutory stock options. Any option that does not qualify as an incentive stock option will be a non-statutory stock option. Under the Code, certain restrictions apply to incentive stock options. For example, the exercise price for incentive stock options may not be less than the fair market value of the shares on the grant date and the term of the option may not exceed ten years. In addition, no incentive stock options may be granted to a holder that is first exercisable in a single year if that option, together with all incentive stock options previously granted to the holder that also first become exercisable in that year, relate to shares having an aggregate fair market value in excess of $100,000, measured at the grant date.

Stock Appreciation Rights: Stock appreciation rights, or SARs, which may be granted alone or in tandem with options, have an economic value similar to that of options. When a SAR for a particular number of shares is exercised, the holder receives a payment equal to the difference between the market price of the shares on the date of exercise and the exercise price of the shares under the SAR. Again, the exercise price for SARs normally is the market price of the shares on the date the SAR is granted. Under the 2022 LTIP, holders of SARs may receive this payment – the appreciation value – either in cash or shares of common stock valued at the fair market value on the date of exercise. The form of payment will be determined by us.

Stock Awards: Restricted shares are shares of common stock awarded to participants at no cost. Restricted shares can take the form of awards of restricted stock, which represent issued and outstanding shares of our common stock, or restricted stock units, which represent the right to receive shares of our common stock subject to satisfaction of the vesting criteria. The vesting date or dates and other conditions for vesting are established when the shares are awarded. These awards will be subject to such conditions, restrictions and contingencies as the administrator shall determine at the date of grant. Those may include requirements for continuous service and/or the achievement of specified performance goals.

Cash Awards: A cash award is an award that may be in the form of cash or shares of common stock or a combination, in such amounts and subject to such other terms as the administrator in its discretion determines to be appropriate.

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Performance Awards: Under the 2022 LTIP, the administrator is authorized to designate any of the awards granted under the 2022 LTIP as performance awards. The administrator may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance goals applicable to a performance award, and may exercise its discretion to reduce or increase the amounts payable under any performance award. The performance goals for performance awards consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria as specified by the administrator. The performance period applicable to any performance award shall be set by the administrator in its discretion but shall not exceed ten years.

Other Material Provisions: Awards will be evidenced by a written agreement, in such form as may be approved by the administrator. In the event of various changes to the capitalization of our company, such as stock splits, stock dividends and similar re-capitalizations, an appropriate adjustment will be made by the administrator to the number of shares covered by outstanding awards or to the exercise price of such awards. The administrator is also permitted to include in the written agreement provisions that provide for certain changes in the award in the event of a change of control of our company, including acceleration of vesting. Except as otherwise determined by the administrator at the date of grant, awards will not be transferable, other than by will or the laws of descent and distribution. Prior to any award distribution, we are permitted to deduct or withhold amounts sufficient to satisfy any employee withholding tax requirements. The board may amend, alter, suspend, discontinue or terminate any award or award agreement, the 2022 LTIP or the committee’s authority to grant awards without the consent of stockholders or participants, except that any amendment or alteration to the 2022 LTIP, including any increase in any share limitation, shall be subject to the approval of stockholders not later than the annual meeting next following such committee action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which shares of stock may then be listed or quoted, and the board may otherwise, in its discretion, determine to submit other changes to the 2022 LTIP to stockholders for approval; provided that, without the consent of an affected participant, no such board action may materially and adversely affect the rights of such participant under any previously granted and outstanding award.

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CURRENT RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have not entered into any transactions since the beginning of our 2022 fiscal year, and there are not any currently proposed transactions, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation” above).

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PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our voting stock as of May 10, 2024 for (i) each of our executive officers and directors; (ii) all of our executive officers and directors as a group; and (iii) each other stockholder known by us to be the beneficial owner of more than 5% of our outstanding voting stock. The following table assumes that the underwriters have not exercised the over-allotment option.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person or any member of such group has the right to acquire within sixty (60) days of May 10, 2024. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within sixty (60) days of May 10, 2024 are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person. The share ownership numbers after the offering for the beneficial owners indicated below exclude any potential purchases that may be made by such persons in this offering.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o our company, 7901 4th Street N, STE #4174, St Petersburg, Florida.

	Voting Stock Beneficially Owned Prior to this Offering (1)					Voting Stock Beneficially Owned After this Offering (2)
Name of Beneficial Owner	Common Stock	Percent of Common Stock	Series A Preferred Stock	Percent of Series A Preferred Stock	Percent of Total Voting Power(3)	Common Stock	Percent of Common Stock	Series A Preferred Stock	Percent of Series A Preferred Stock	Percent of Total Voting Power(3)
Irma Velazquez, Chief Executive Officer and Vice-Chairman(4)	67,433,766	24.05%	9,780,976	100.00%	35.32%	—	—	—	—	—
Ralph Hofmeier, Chief Technology Officer and- Chairman(4)	67,433,766	24.05%	9,780,976	100.00%	35.32%	—	—	—	—	—
Amedeo Montonati, Chief Financial Officer	—	—	—	—	—	—	—	—	—	—
Cliff Ip, Director Nominee	—	—	—	—	—	—	—	—	—	—
Luis R Vera Morales, Director Nominee	—	—	—	—	—	—	—	—	—	—
Trevor Scott, Director Nominee	—	—	—	—	—	—	—	—	—	—
All directors and executive officers as a group (6 persons named above)	67,433,766	24.05%	9,780,976	100.00%	35.32%	—	—	—	—	—

* Less than 1%

(1)	Based on 280,445,682 shares of common stock and 9,780,976 shares of series A preferred stock issued and outstanding as of May 10, 2024.
(2)	Based on shares of common stock and 9,780,976 shares of series A preferred stock issued and outstanding after this offering.
(3)	Percentage of total voting power represents voting power with respect to all shares of our common stock and series A preferred stock, as a single class. The holders of our series A preferred stock vote with the holders of our common stock on all matters on an as-converted basis, with the shares currently convertible on a 1-for-5 basis.
(4)	Includes (i) 39,515,388 shares of common stock and 4,778,488 shares of series A preferred stock held by Irma Velazquez and (ii) 27,918,378 shares of common stock and 5,002,488 shares of series A preferred stock held by Ralph Hofmeier. Ms. Velazquez and Mr. Hofmeier are married and therefore may be deemed to beneficially own the shares held by each other.

We do not currently have any arrangements which if consummated may result in a change of control of our company.

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DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes important terms of the classes of our capital stock. The following summary is not intended to be a complete summary of the rights and preferences of our capital stock. For more detailed information, please see our amended and restated articles of incorporation and our amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Our authorized capital stock currently consists of 1,000,000,000 shares of common stock, $0.001 par value, and 500,000,000 shares of preferred stock, $0.001 par value, of which 50,000,000 shares have been designated as series A preferred stock. As of May 10, 2024, there were 280,445,682 shares of common stock and 9,780,976 shares of series A preferred stock issued and outstanding.

Common Stock

The holders of our common stock are entitled to one (1) vote for each share held of record on all matters submitted to a vote of the stockholders. Under our amended and restated articles of incorporation and amended and restated bylaws, any corporate action to be taken by vote of stockholders other than for election of directors shall be authorized by the affirmative vote of the majority of votes cast. Directors are elected by a plurality of votes. Stockholders do not have cumulative voting rights.

Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock.

Preferred Stock

Our amended and restated articles of incorporation authorize our board to issue up to 500,000,000 shares of preferred stock in one or more series, to determine the designations and the powers, preferences and rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

As noted above, our amended and restated articles of incorporation designated 50,000,000 shares of preferred stock as series A preferred stock. The following is a description of the rights and preferences of the series A preferred stock.

Series A Preferred Stock

Dividend Rights. Upon the declaration of any dividends on our common stock, the series A preferred stock shall be treated pari passu with common stock, except that the dividend on each share of series A preferred stock shall be equal to the amount of the dividend declared and paid on each share of common stock multiplied by the conversion rate then in effect.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of our company, either voluntarily or involuntarily, the series A preferred stock shall be treated pari passu with the common stock, except that the payment on each share of series A preferred stock shall be equal to the amount of the payment on each share of common stock multiplied by the conversion rate then in effect.

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Voting Rights. On any matter presented to stockholders for their action or consideration, each holder of outstanding shares of series A preferred stock shall be entitled to cast the number of votes equal to the number of shares of series A preferred stock held by such holder as of the record date for determining stockholders entitled to vote on such matter multiplied by the conversion rate then in effect. Except as provided by law or by the other provisions of our amended and restated articles of incorporation, holders of series A preferred stock shall vote together with the holders of common stock as a single class. In addition, so long as any share of series A preferred stock is outstanding, we shall not, without the written consent or affirmative vote of the holders of at least sixty-five percent (65%) of the then outstanding shares of series A preferred stock:

(a)	liquidate, dissolve or wind-up the business and affairs of our company, or effect any merger or consolidation, or consent to any of the foregoing;
(b)	amend, alter or repeal any provision of our amended and restated articles of incorporation or amended and restated bylaws in a manner that adversely affects the powers, preferences or rights of the series A preferred stock;
(c)	create, or authorize the creation of, or issue any additional class or series of capital stock, or increase the authorized number of shares of any class or series of capital stock, unless the same ranks junior to the series A preferred stock with respect to the distribution of assets on the liquidation, dissolution or winding up of our company, the payment of dividends and rights upon a redemption;
(d)	reclassify, alter or amend any existing security that is pari passu with or junior to the series A preferred stock in respect of the distribution of assets on the liquidation, dissolution or winding up our company, the payment of dividends or rights upon a redemption if such reclassification, alteration or amendment would render such other security senior to or pari passu with the series A preferred stock in respect of any such right, preference or privilege;
(e)	purchase or redeem (or permit any subsidiary to purchase or redeem), or pay or declare any dividend or make any distribution on, any shares of capital stock other than (i) redemptions of or dividends or distributions on the series A preferred stock as expressly authorized in the amended and restated articles of incorporation; (ii) dividends or other distributions payable on the common stock solely in the form of additional shares of common stock; (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for our company or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof; or (iv) as approved by the board of directors; or
(f)	create, or authorize the creation of, or issue, or authorize the issuance of any debt security, or permit any subsidiary to take any such action with respect to any debt security, if the aggregate indebtedness of our company and its subsidiaries for borrowed money following such action would exceed long-term debt, including all lines of credit on the balance sheet of our company on filing date of our amended and restated articles of incorporation, other than equipment leases or bank lines of credit, unless such debt security has received the prior approval of our board of directors.

Conversion Rights. Each share of series A preferred stock is convertible, at the option of the holder thereof, at any time and from time to time, into such number of shares of common stock as is determined by multiplying the number of shares of series A preferred stock held by such holder by the conversion rate in effect at the time of conversion. In addition, upon either (i) the closing of the sale of shares common stock to the public in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act resulting in at least $25 million of proceeds or (ii) the date and time, or the occurrence of an event, specified by the vote or written consent of the holders of at least sixty five percent (65%) of the then outstanding shares of series A preferred stock, all outstanding shares of series A preferred stock shall automatically be converted into shares of common stock at the conversion rate in effect at the time of conversion. The conversion rate is currently five (5) shares of common stock for each share of series A preferred stock, which is subject to standards adjustments for any stock splits, stock dividends, recapitalizations, reclassifications, mergers, consolidations or similar events.

Convertible Promissory Notes

On June 30, 2023, we issued an 8% convertible redeemable note in the principal amount of $153,000 to GS Capital Partners, LLC, of which $78,000 in principal remains outstanding. This note bears interest at a rate of 8% per annum and all principal and interest is due on June 30, 2024. Upon an event of default (as defined in the note), the interest rate shall increase to 24% per annum and certain other penalties may apply depending on the reason for the default. This note is convertible after six months at a fix conversion price of $0.03; provided that if the closing price of our common stock is below $0.03 for the ten consecutive trading days prior to conversion, then the conversion price shall be equal to the lower of $0.01 or 70% of the lowest closing price for the twenty prior trading days.

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On February 15, 2024, we issued an 8% convertible redeemable note in the principal amount of $150,000 to Geebis Consulting LLC. This note bears interest at a rate of 8% per annum and all principal and interest is due on August 15, 2024. Upon an event of default (as defined in the note), the interest rate shall increase to 24% per annum and certain other penalties may apply depending on the reason for the default. This note is convertible only after the maturity date at a fix conversion price of $0.04; provided that if the closing price of our common stock is below $0.03 for the five consecutive trading days prior to conversion, then the conversion price shall be equal to the lower of $0.01 or 70% of the lowest closing price for the twenty prior trading days.

On March 7, 2024, we issued a promissory note to 1800 Diagonal Lending LLC in the principal amount of $147,775, which included an original issue discount of $19,275. This note includes a one-time interest charge of 12% applied on the issuance date to the principal amount, requires monthly payments commencing on September 15, 2024, and is due on December 15, 2024. This note is convertible only upon an event of default at a conversion price equal to 75% of the lowest trading price of our common stock during the ten trading days prior to conversion.

Anti-Takeover Provisions

Provisions of the Florida Business Corporation Act, our amended and restated articles of incorporation and our amended and restated bylaws could have the effect of delaying or preventing a third-party from acquiring us, even if the acquisition would benefit our stockholders. Such provisions of the Florida Business Corporation Act, our amended and restated articles of incorporation and our amended and restated bylaws are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of our company.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock are available for our board of directors to issue without stockholder approval, subject to NYSE American’s rules. We may use these additional shares for a variety of corporate purposes, including raising additional capital, corporate acquisitions and employee stock plans. The existence of our authorized but unissued shares of common stock could render it more difficult or discourage an attempt to obtain control of our company by means of a proxy context, tender offer, merger or other transaction since our board of directors can issue large amounts of capital stock as part of a defense to a take-over challenge. In addition, we have authorized in our amended and restated articles of incorporation 500,000,000 shares of preferred stock. Our board acting alone and without approval of our stockholders, subject to NYSE American’s rules, can designate and issue one or more series of preferred stock containing super-voting provisions, enhanced economic rights, rights to elect directors, or other dilutive features, that could be utilized as part of a defense to a take-over challenge.

Bylaws

Various provisions of our amended and restated bylaws may also have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt of our company that a stockholder might consider in his or her best interest, including attempts that might result in a premium over the market price for the shares held by our stockholders. Our amended and restated bylaws may be adopted, amended or repealed by our board of directors. Our amended and restated bylaws also contain limitations as to who may call special meetings as well as require advance notice of stockholder matters to be brought at a meeting. Our amended and restated bylaws also permit the board of directors to establish the number of directors and fill any vacancies and newly created directorships. These provisions will prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

Our amended and restated bylaws also establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given us timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although our amended and restated bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our amended and restated bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company.

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Cumulative Voting

Neither the holders of our common stock nor the holders of our preferred stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of our company by replacing its board of directors.

Transfer Agent and Registrar

The transfer agent for our common stock is Clear Trust, LLC. The transfer agent’s address is 16540 Pointe Village Dr, Ste 210, Lutz, FL 33558, its email address is inbox@cleartrusttransfer.com and its telephone number is (813) 235-4490.

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SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, only a limited public market for our common stock existed on the OTCQB Market. Future sales of substantial amounts of shares of our common stock, including shares issued upon the conversion of convertible notes and the exercise of outstanding options and warrants, in the public market after this offering, or the possibility of these sales occurring, could cause the prevailing market price for our common stock to fall or impair our ability to raise equity capital in the future.

Immediately following the closing of this offering, we will have shares of common stock issued and outstanding. In the event the underwriters exercise the over-allotment option in full, we will have shares of common stock issued and outstanding. The common stock sold in this offering will be freely tradable without restriction or further registration or qualification under the Securities Act.

Previously issued shares of common stock that were not offered and sold in this offering, as well as shares issuable upon the exercise of warrants and subject to employee stock options, are or will be upon issuance, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if such public resale is registered under the Securities Act or if the resale qualifies for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

Rule 144

In general, a person who has beneficially owned restricted shares of our common stock for at least twelve months, or at least six months in the event we have been a reporting company under the Exchange Act for at least ninety (90) days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the ninety (90) days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

•	1% of the number of shares of our common stock then outstanding; or
•	1% of the average weekly trading volume of our common stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Rule 701

In general, Rule 701 allows a stockholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell those shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares, however, are required to wait until ninety (90) days after the date of this prospectus before selling shares pursuant to Rule 701.

Lock-Up Agreements

We and our directors, officers, and stockholders holding more than 5% of our common stock as of the effective date of the registration statement of which this prospectus forms a part have agreed not to sell, transfer or dispose of any common stock for a period of ninety (90) days from the effective date of the registration statement of which this prospectus forms a part, subject to certain exceptions. See “Underwriting” for more information.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock. This summary is limited to Non-U.S. Holders (as defined below) that hold our common stock as a capital asset (generally, property held for investment) for U.S. federal income tax purposes. This summary does not discuss all of the aspects of U.S. federal income taxation that may be relevant to a Non-U.S. Holder in light of the Non-U.S. Holder’s particular investment or other circumstances. Accordingly, all prospective Non-U.S. Holders should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock.

This summary is based on provisions of the Code, applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect or in existence on the date of this prospectus. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could alter the U.S. federal income tax consequences of owning and disposing of our common stock as described in this summary. There can be no assurance that the IRS will not take a contrary position with respect to one or more of the tax consequences described herein and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the United States federal income tax consequences of the ownership or disposition of our common stock.

As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;
•	an entity or arrangement treated as a partnership;
•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•	a trust, if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in such a partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships, and partners in partnerships, that hold our common stock should consult their own tax advisors as to the particular U.S. federal income tax consequences of owning and disposing of our common stock that are applicable to them.

This summary does not consider any specific facts or circumstances that may apply to a Non-U.S. Holder, including the impact of the net investment income tax and the alternative minimum tax, and does not address any special tax rules that may apply to particular Non-U.S. Holders, including, without limitation:

•	a Non-U.S. Holder that is a financial institution, insurance company, tax-exempt organization, pension plan, broker, dealer or trader in stocks or securities, foreign currency dealer, U.S. covered expatriate, controlled foreign corporation or passive foreign investment company;
•	a Non-U.S. Holder holding our common stock as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;
•	a Non-U.S. Holder that holds or receives our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; or
•	a Non-U.S. Holder that at any time owns, directly, indirectly or constructively, 5% or more of our outstanding common stock.

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In addition, this summary does not address any U.S. state or local, or non-U.S. or other tax consequences, or any U.S. federal income tax consequences for beneficial owners of a Non-U.S. Holder, including stockholders of a controlled foreign corporation or passive foreign investment company that holds our common stock. This summary also does not address the effects of other U.S. federal tax laws, such as estate and gift tax laws.

Each Non-U.S. Holder should consult its tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of owning and disposing of our common stock.

Distributions

We do not currently expect to pay any cash dividends on our common stock. If we make distributions of cash or property (other than certain pro rata distributions of our common stock) with respect to our common stock, any such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in its common stock and will reduce (but not below zero) such Non-U.S. Holder’s adjusted tax basis in its common stock. Any remaining excess will be treated as gain from a disposition of our common stock subject to the tax treatment described below in “—Dispositions of Our Common Stock.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate).

Distributions on our common stock that are treated as dividends and that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons. An exception may apply if the Non-U.S. Holder is eligible for, and properly claims, the benefit of an applicable income tax treaty and the dividends are not attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States. In such case, the Non-U.S. Holder may be eligible for a lower rate under an applicable income tax treaty between the United States and its jurisdiction of tax residence. Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States will not be subject to U.S. withholding tax if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8ECI (or other applicable form) in accordance with the applicable certification and disclosure requirements. A Non-U.S. Holder treated as a corporation for U.S. federal income tax purposes may also be subject to a “branch profits tax” at a 30% rate (unless the Non-U.S. Holder is eligible for a lower rate under an applicable income tax treaty) on the Non-U.S. Holder’s earnings and profits (attributable to dividends on our common stock or otherwise) that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

The IRS Forms and other certifications described above must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. A Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS in the form of a U.S. tax return. Non-U.S. Holders should consult their tax advisors regarding their eligibility for benefits under any relevant income tax treaty and the manner of claiming such benefits.

The foregoing discussion is subject to the discussions below under “—Backup Withholding and Information Reporting” and “—FATCA Withholding.”

Dispositions of Our Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax (including U.S. withholding tax) on gain recognized on any sale or other disposition of our common stock unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); in this case, the gain will be subject to U.S. federal income tax on a net income basis at the regular rates and in the manner applicable to United States persons (unless an applicable income tax treaty provides otherwise) and, if the Non-U.S. Holder is treated as a corporation for U.S. federal income tax purposes, the “branch profits tax” described above may also apply;

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•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements; in this case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain U.S. source capital losses (provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses), generally will be subject to a flat 30% U.S. federal income tax, even if the Non-U.S. Holder is not treated as a resident of the United States under the Code; or
•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of disposition and (ii) the period that the Non-U.S. Holder held our common stock.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming in the future, a United States real property holding corporation. However, because the determination of whether we are a United States real property holding corporation is made from time to time and depends on the relative fair market values of our assets, there can be no assurance in this regard. If we were a United States real property holding corporation, the tax relating to disposition of stock in a United States real property holding corporation generally will not apply to a Non-U.S. Holder whose holdings, direct, indirect and constructive, constituted 5% or less of our common stock at all times during the applicable period, provided that our common stock is “regularly traded on an established securities market” (as provided in applicable U.S. Treasury regulations) at any time during the calendar year in which the disposition occurs. NYSE American is an “established securities market” for this purpose. However, no assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above. Non-U.S. Holders should consult their tax advisors regarding the possible adverse U.S. federal income tax consequences to them if we are, or were to become, a United States real property holding corporation.

The foregoing discussion is subject to the discussions below under “—Backup Withholding and Information Reporting” and “—FATCA Withholding.”

Backup Withholding and Information Reporting

Backup withholding (currently at a rate of 24%) will not apply to payments of dividends on our common stock to a Non-U.S. Holder if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person or is otherwise entitled to an exemption. However, the applicable withholding agent generally will be required to report to the IRS (and to such Non-U.S. Holder) payments of distributions on our common stock and the amount of U.S. federal income tax, if any, withheld from those payments, regardless of whether such distributions constitute dividends. In accordance with applicable treaties or agreements, the IRS may provide copies of such information returns to the tax authorities in the country in which the Non-U.S. Holder resides.

The gross proceeds from sales or other dispositions of our common stock may be subject, in certain circumstances discussed below, to U.S. backup withholding and information reporting. If a Non-U.S. Holder sells or otherwise disposes of our common stock outside the United States through a non-U.S. office of a non-U.S. broker and the disposition proceeds are paid to the Non-U.S. Holder outside the United States, the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not U.S. backup withholding, will apply to a payment of disposition proceeds, even if that payment is made outside the United States, if a Non-U.S. Holder sells our common stock through a non-U.S. office of a broker that is a United States person or has certain enumerated connections with the United States, unless the broker has documentary evidence in its files that the Non-U.S. Holder is not a United States person and certain other conditions are met or the Non-U.S. Holder otherwise qualifies for an exemption.

If a Non-U.S. Holder receives payments of the proceeds of a disposition of our common stock to or through a U.S. office of a broker, the payment will be subject to both U.S. backup withholding and information reporting unless the Non-U.S. Holder provides to the broker a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person, or the Non-U.S. Holder otherwise qualifies for an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be credited against the Non-U.S. Holder’s U.S. federal income tax liability (which may result in the Non-U.S. Holder being entitled to a refund), provided that the required information is timely furnished to the IRS.

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FATCA Withholding

The Foreign Account Tax Compliance Act and related U.S. Treasury guidance (commonly referred to as FATCA) impose U.S. federal withholding tax at a rate of 30% on payments to foreign financial entities and certain non-financial foreign entities of (i) U.S. source dividends (including dividends paid on our common stock) and (ii) subject to the proposed Treasury Regulations discussed below, the gross proceeds from the sale or other disposition of property that produces U.S. source dividends (including sales or other dispositions of our common stock). This withholding tax applies to applicable foreign entities, whether acting as a beneficial owner or an intermediary, unless such applicable foreign entity complies with (i) certain information reporting requirements regarding its U.S. account holders and its U.S. owners and (ii) certain withholding obligations applicable to certain payments to its account holders and certain other persons. Accordingly, the entity through which a Non-U.S. Holder holds its common stock will affect the determination of whether FATCA withholding is required. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable U.S. Treasury Regulations and administrative guidance, withholding under FATCA generally will apply to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed U.S. Treasury Regulations eliminate FATCA withholding on payments of gross proceeds. Taxpayers generally may rely on these proposed U.S. Treasury Regulations until final U.S. Treasury Regulations are issued.

Non-U.S. Holders are encouraged to consult their own tax advisors regarding the potential application of FATCA to their particular circumstances.

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UNDERWRITING

We are offering the common stock described in this prospectus through the underwriters listed below. EF Hutton, division of Benchmark Investments, LLC, is acting as the sole book-running manager for this offering as representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus, the underwriters named below, through the representative, have severally agreed to purchase, and we have agreed to sell to the underwriters, the following respective number of shares set forth opposite the underwriter’s name.

Underwriter	Number of Shares
EF Hutton, division of Benchmark Investments, LLC

Total

The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares of common stock covered by the representative’s over-allotment option described below.

The underwriters initially propose to offer part of the shares directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $ per share under the public offering price. After the initial offering of the shares, the offering price and other selling terms may from time to time be varied by the representative.

Over-Allotment Option

We have granted to the representative an option, exercisable within 45 days after the closing of this offering, to purchase up to                additional shares (equal to 15% of the number of shares of common stock sold in this offering) at the public offering price, less underwriting discounts and commissions. The representative may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the common stock offered by this prospectus.

Discount, Commissions and Reimbursements

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the representative’s option to purchase up to additional shares.

	Per Share	Without Over-Allotment Option	With Over-Allotment Option
Public offering price	$	$	$
Underwriting discounts and commissions (8%)
Proceeds to us, before expenses	$	$	$

We have agreed to pay the representative’s out-of-pocket accountable expenses, including legal fees and disbursements, up to a maximum amount of $175,000. If this offering is not consummated, then the maximum amount we will pay with respect to the representative’s external counsel legal costs is $50,000. We have paid $50,000 to the representative as an advance to be applied towards reasonable out-of-pocket expenses. Any portion of this advance shall be returned back to us to the extent not actually incurred.

We estimate that our total expenses of this offering, exclusive of the underwriting discounts and commissions, will be approximately $ .

Other than the underwriting agreement, the underwriters have had no material relationship with us or any of our affiliates and have not owned any of our securities prior to this offering.

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Determination of Offering Price

Before this offering, there has been a limited public market for our common stock. Accordingly, the public offering price will be negotiated between us and the representative. Among the factors to be considered in these negotiations are:

•	the information set forth in this prospectus and otherwise available to the underwriters;
•	the prospects for our company and the industry in which we operate;
•	an assessment of our management;
•	our past and present financial and operating performance;
•	our prospects for future earnings;
•	financial and operating information and market valuations of publicly traded companies engaged in activities similar to ours;
•	the prevailing conditions of United States securities markets at the time of this offering; and
•	other factors deemed relevant.

Neither we nor the representative can assure investors that an active trading market will develop for shares of our common stock, or that the shares will trade in the public market at or above the initial public offering price.

Lock-Up Agreements

We and our directors, officers, and stockholders holding more than 5% of our common stock as of the effective date of the registration statement of which this prospectus forms a part have agreed that, without the prior written consent of the representative, for a period of ninety (90) days from the effective date of the registration statement of which this prospectus forms a part, they will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of our company or any securities convertible into or exercisable or exchangeable for shares of capital stock of our company, subject to customary exceptions.

Tail Period

The representative shall be entitled to a cash fee equal to eight percent (8.0%) of the gross proceeds received by us from the sale of any equity and/or equity derivative instruments to any investor actually introduced by the representative to us during the period beginning on September 13, 2023 and ending on the earlier of (i) September 13, 2024 or (ii) the final closing, if any, of this offering, if such financing is consummated during such period or within twelve (12) months of such period, provided that such financing is by a party actually introduced to us in an offering in which we have direct knowledge of such party’s participation.

Right of First Refusal

Until twelve (12) months from the closing date of this offering, the representative shall have an irrevocable right of first refusal, in its sole discretion, to act as sole investment banker, sole book-runner, and/or sole placement agent, for all each and every future public and private equity and debt offerings, including all equity-linked financings. The representative will have the sole right to determine whether or not any other broker-dealer will have the right to participate in any such offering and the economic terms of any such participation. We agreed not to retain, engage or solicit any additional investment banker, book-runner, financial advisor, underwriter and/or placement agent in a subject transaction without the express written consent of the representative.

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Stabilization, Short Positions, and Penalty Bids

The underwriters may engage in stabilizing transactions for the purpose of pegging, fixing, or maintaining the price of our common stock. Stabilizing transactions permit bids to purchase the underlying common stock so long as the stabilizing bids do not exceed a specific maximum. These stabilizing transactions may have the effect of raising or maintaining the market prices of our securities or preventing or retarding a decline in the market prices of our securities. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the effect that stabilizing transactions may have on the price of our common stock. These transactions may be effected on the NYSE American, in the over-the-counter market, or on any other trading market and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriters also may engage in passive market-making transactions in accordance with Regulation M. In general, a passive market maker must display its bid at a price, not in excess of the highest independent bid for that security. However, if all independent bids are lowered below the passive market maker’s bid that bid must then be lowered when specific purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representations or predictions as to the direction or magnitude of any effect that the transactions described above may have on the prices of our securities. In addition, neither we nor the underwriters make any representations that the underwriters will engage in these transactions or that any transactions, once commenced will not be discontinued without notice.

Electronic Offer, Sale, and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters or selling group members, if any, participating in this offering. The underwriters may agree to allocate a number of our shares of common stock to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part.

The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

NYSE American Listing

In connection with this offering, plan to apply to list our common stock on NYSE American under the symbol “EAWD.” The closing of this offering is conditioned upon the NYSE American’s final approval of our listing application, and there is no guarantee or assurance that our common stock will be approved for listing on the NYSE American.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including certain civil liabilities arising under the Securities Act or to contribute to payments that the underwriters may be required to make for these liabilities.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

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Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Regulation, or each, a Relevant Member State, an offer to the public of any shares of our Common Stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Regulation, if they have been implemented in that Relevant Member State:

(i)	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;
(ii)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or
(iii)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares of our Common Stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our Common Stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA, received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and
(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common sock in, from or otherwise involving the UK.

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Hong Kong

Shares of our common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to shares of our common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended), or the FIEL, has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of common stock.

Accordingly, the shares of common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of our Common Stock may not be circulated or distributed, nor may the shares of our Common Stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where shares of our common stock are subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired shares of our common stock under Section 275 except: (a) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (b) where no consideration is given for the transfer; or (c) by operation of law.

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LEGAL MATTERS

Bevilacqua PLLC has acted as our counsel in connection with the preparation of this prospectus. The validity of the shares of common stock covered by this prospectus will be passed upon by the law firm of di Santo Law PLLC. The underwriters have been represented in connection with this offering by Lucosky Brookman LLP.

EXPERTS

Our financial statements for the years ended December 31, 2023 and 2022 included in this prospectus have been audited by TAAD LLP, an independent registered public accounting firm, and are included in reliance on such report given the authority of said firm as an expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, of which this prospectus is a part, on Form S-1 with the SEC relating to this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with the registration statement. For further information pertaining to us and the securities to be sold in this offering, you should refer to the registration statement and its exhibits. References in this prospectus to any of our contracts, agreements or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contracts, agreements or documents.

We are subject to the information and periodic requirements of the Exchange Act and, in accordance therewith, file annual, quarterly, and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is www.sec.gov. We also maintain a website at www.energy-water.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The reference to our website does not constitute incorporation by reference of the information contained on or accessible through our website, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

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FINANCIAL STATEMENTS

F-1

ENERGY AND WATER DEVELOPMENT CORP.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Energy and Water Development Corp. and Subsidiary

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Energy and Water Development Corp. and Subsidiary (the “Company”) as of December 31, 2023 and 2022, and the related statements of income, comprehensive income, stockholders’ deficit, and cash flows for the year then ended and the related notes to the consolidated financial statements (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the year then ended, in conformity with the accounting principles generally accepted in the United States.

Going Concern Matter

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 4 to the consolidated financial statements. The consolidated financials do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ TAAD LLP

We have served as the Company’s auditor since 2021.

Diamond Bar, California

April 26, 2024

F-3

Energy and Water Development Corp. and Subsidiary

Consolidated Balance Sheets

	December 31,
	2023	2022

ASSETS
CURRENT ASSETS:
Cash	$76,627	$40,886
Accounts receivable	—	52,761
Inventory	451,986	457,646
Prepaid expenses and other current assets	379,490	315,222
TOTAL CURRENT ASSETS	908,103	866,515

Property and equipment, net	229,363	245,667
Operating lease right-of-use asset	287,334	62,113

TOTAL ASSETS	$1,424,800	$1,174,295

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$978,468	$1,023,563
Accounts payable - related party	16,900	27,029
Convertible loan payables, net of discount	152,459	73,664
Due to officers	285,267	222,492
Derivative liability	376,941	184,025
Current portion of operating lease liability	153,803	62,113
Current portion of financing lease liability	16,045	14,327
TOTAL CURRENT LIABILITIES	1,979,883	1,607,213

Financing lease liability, net of current portion	34,570	48,946
Operating lease liability, net of current portion	133,531	—
TOTAL LIABILITIES	2,147,984	1,656,159

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIT:
Preferred stock, par value $.001 per share; 500,000,000 shares authorized, 9,780,976 shares issued and outstanding at both December 31, 2023 and December 31, 2022	9,781	9,781
Common stock, par value $.001 per share; 1,000,000,000 shares authorized, 268,040,179 and 182,934,483 shares issued and outstanding in December 31, 2023 and December 31, 2022, respectively	268,039	182,934
Additional paid in capital	26,776,442	23,678,396
Accumulated deficit	(27,771,291)	(24,337,973)
Accumulated other comprehensive loss	(6,155)	(15,002)
TOTAL STOCKHOLDERS' DEFICIT	(723,184)	(481,864)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,424,800	$1,174,295

See accompanying notes to the consolidated financial statements.

F-4

Energy and Water Development Corp. and Subsidiary

Consolidated Statements of Operations and Comprehensive Income (Loss)

	For the Years Ended
	December 31,
	2023	2022

REVENUE
Revenue	$—	$—
TOTAL REVENUE	—	—

COST OF EQUIPMENT SOLD
Cost of equipment sold	—	—
TOTAL COST OF EQUIPMENT SOLD	—	—

GROSS PROFIT	—	—

GENERAL and ADMINISTRATIVE EXPENSES
Professional fees	958,809	$494,926
Officers’ salaries and payroll taxes	546,678	479,933
Marketing fees	41,401	226,975
Travel and entertainment	78,128	42,696
Other general and administrative expenses	1,016,708	666,358
TOTAL GENERAL and ADMINISTRATIVE EXPENSES	2,641,724	1,910,888

LOSS FROM OPERATIONS	(2,641,724)	(1,910,888)

OTHER INCOME (EXPENSE)
Change in fair value of derivative	(395,556)	234,654
Other expense	19,725	(93,732)
Loss on settlement of liabilities	(200,358)	—
Interest expense	(215,405)	(172,614)
TOTAL OTHER INCOME (EXPENSE)	(791,594)	(31,692)

LOSS BEFORE TAXES	(3,433,318)	(1,942,580)

TAXES	—	—

NET LOSS	$(3,433,318)	$(1,942,580)

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustments	8,847	27,442
TOTAL OTHER COMPREHENSIVE INCOME (LOSS)	$8,847	$27,442

COMPREHENSIVE LOSS	(3,424,471)	(1,915,138)

Loss per common share – Basic and Diluted	$(0.02)	$(0.01)

Weighted average number of common shares outstanding – Basic and Diluted	215,064,242	169,341,781

See accompanying notes to the consolidated financial statements.

F-5

Energy and Water Development Corp. and Subsidiary

Consolidated Statements of Changes in Stockholders’ Deficit

For the years ended December 31, 2023 and 2022

					Common Stock				Accumulated Other
	Preferred Stock		Common Stock		Subscriptions		Paid-in	Accumulated	Comprehensive	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Deficit

BALANCE AT December 31, 2021	9,780,976	$9,781	143,840,643	$143,840	15,855,000	$792,745	$20,777,401	$(22,395,393)	$(42,444)	$(714,070)
Subscriptions liability reclassification to subscriptions	—	—	—	—	7,547,000	377,350	—	—	—	377,350
Sale of Common Stock	—	—	36,443,736	36,444	(23,402,000)	(1,170,095)	2,385,652	—	—	1,252,001
Common stock issued for commitment fee	—	—	500,000	500	—	—	79,500			80,000
Common stock issued for services	—	—	1,574,546	1,574	—	—	266,525	—	—	268,099
Common stock issued to satisfy convertible debt	—	—	540,716	541	—	—	49,459	—	—	50,000
Stock issued for interest and fees	—	—	34,842	35	—	—	3,187	—	—	3,222
Imputed interest on related party loans	—	—	—	—	—	—	6,165	—	—	6,165
Derivative settled upon conversion of debt	—	—	—	—	—	—	110,507	—	—	110,507
Net loss	—	—	—	—	—	—	—	(1,942,580)	—	(1,942,580)
Other comprehensive loss	—	—	—	—	—	—	—	—	27,442	27,442
BALANCE AT DECEMBER 31, 2022	9,780,976	$9,781	182,934,483	$182,934	—	$—	$23,678,396	$(24,337,973)	$(15,002)	$(481,864)
Sale of Common Stock	—	—	67,490,988	67,491	—	—	2,248,809	—	—	2,316,300
Common stock issued for services	—	—	516,255	516	—	—	18,600	—	—	19,116
Common stock issued to satisfy convertible debt	—	—	9,682,321	9,682	—	—	191,046	—	—	200,728
Common stock issued to officers for accrued salary	—	—	6,952,523	6,953			361,531			368,484
Stock issued for interest and fees	—	—	730,243	730	—	—	12,242	—	—	12,972
Return of shares in settlement of litigation	—	—	(266,634)	(267)			(10,372)			(10,639)
Imputed interest on related party loans	—	—	—	—	—	—	14,748	—	—	14,748
Derivative settled upon conversion of debt	—	—	—	—	—	—	261,442	—	—	261,442
Net loss	—	—	—	—	—	—	—	(3,433,318)	—	(3,433,318)
Other comprehensive loss	—	—	—	—	—	—	—	—	8,847	8,847
BALANCE AT December 31, 2023	9,780,976	$9,781	268,040,179	$268,039	—	$—	$26,776,442	$(27,771,291)	$(6,155)	$(723,184)

See accompanying notes to the consolidated financial statements.

F-6

Energy and Water Development Corp. and Subsidiary

Consolidated Statements of Cash Flows

	For the Year ended
	December 31,
	2023	2022

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,433,318)	$(1,942,580)
Reconciliation of net loss to net cash used in operating activities
Common stock issued for commitment fee	—	80,000
Amortization of debt discount and deferred financing costs	208,053	93,986
Depreciation and amortization	95,554	18,252
Non-cash lease expense	43,942	—
Change in fair value of derivative liability and derivative expense	395,556	(234,654)
Loan on partial extinguishment of convertible debt	(22,728)	—
Common stock issued for services	19,116	268,099
Return of shares in settlement of litigation	(10,639)	—
Imputed interest on amounts owed to related parties	14,748	6,165
Bad debt expense	52,761	—
Loss on settlement	200,358	—
Foreign currency loss	12,758	76,737
Changes in operating assets and liabilities:
Accounts receivable, net	—	2,260
Inventory	5,660	(273,274)
Prepaid expenses and other current assets	(64,268)	90,524
Accounts payable and accrued expenses and deferred taxes	90,748	92,924
Due to related party	—	(97,341)
Operating lease liabilities, current and non-current	(43,942)	—
Due to officers	97,901	199,986
CASH USED IN OPERATING ACTIVITIES	(2,337,741)	(1,618,916)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(39,949)	(196,018)
NET CASH USED IN INVESTING ACTIVITIES	(39,949)	(196,018)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds on convertible loans payable	153,000	178,000
Repayments of convertible loans payable	—	(150,000)
Proceeds from sale of stock	2,316,300	1,252,001
Payments of finance lease liabilities	(51,959)	—
CASH PROVIDED BY FINANCING ACTIVITIES	2,417,341	1,280,001

Effect of exchange rate changes on cash	(3,911)	(13,849)

Net change in cash	35,741	(548,782)

Cash, beginning of period	40,886	589,668

Cash, end of period	$76,627	$40,886

See accompanying notes to the consolidated financial statements.

F-7

Energy and Water Development Corp. and Subsidiary

Consolidated Statements of Cash Flows (Continued)

	For the Year ended
	December 31,
	2023	2022

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$5,788	$67,940
Cash paid for taxes	$—	$—

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common shares issued for interest and fees	$12,972	$3,222
Reclassification of common stock subscriptions to common stock	$—	$1,170,095
Common shares issued for conversion of loans payable	$200,728	$50,000
Derivative liability discount	$81,530	$175,026
Derivative settled upon conversion of debt	$261,442	$110,507
Reclassification of equity to liability for derivatives	$—	$377,350
Additions of finance lease obligations	$119,089	$64,417

See accompanying notes to the consolidated financial statements.

F-8

Energy and Water Development Corp. and Subsidiary Notes to Consolidated Financial Statements

Note 1. Incorporation and Nature of Operations

Energy and Water Development Corp. (the “Company” or “EAWD”) was originally incorporated as a Delaware corporation named Wealthhound.com, Inc. in 2000 and was converted to a Florida corporation under the name Eagle International Holdings Group Inc. on December 14, 2007.

On March 10, 2008, the Company changed its name to Eurosport Active World Corporation and on March 17, 2008, the Company entered into an Agreement and Plan of Acquisition (the “Acquisition Agreement”) with Inko Sport America, LLC (“ISA”), a privately-held Florida limited liability company wherein all of the certified owners of ISA exchanged their ownership interests in ISA for shares of the Company. In connection with the closing of the Acquisition Agreement, the Company adopted ISA’s business plan and the Company’s registered directors were elected to their positions. This transaction was accounted for as a recapitalization effected by a share exchange, wherein ISA was considered the acquirer for accounting and financial reporting purposes. ISA was administratively dissolved in September 2010.

In September 2019, the Company changed its name to Energy and Water Development Corp. to more accurately reflect the Company’s purpose and business sector. The Company has registered its logo “EAWD” with the United States Patent and Trademark Office, the European Union Intellectual Property Office and the World Intellectual Property Organization (WIPO) to secure its corporate identity.

In order to effectively cater to its expanding operations within one of the EU’s most environmentally advanced nations, the Company has strategically established a branch for business operations in Germany, along with two wholly-owned German subsidiaries: Energy and Water Development Deutschland GmbH (“EAWD Deutschland”) and EAWD Logistik GmbH (“EAWD Logistik”). Moreover, recognizing the importance of regional market demands, the Company has also extended its presence to Mexico through a wholly-owned subsidiary called EAWD Mexico SAPI de CV, enhancing its capacity to address the needs of this area efficiently. This strategic positioning not only reflects the Company's commitment to environmental progress but also ensures an optimized response to evolving market requirements.

Note 2. Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of EAWD. All intercompany transactions and balances have been eliminated in consolidation.

The consolidated financial statements include the accounts of Energy and Water Development Corp. and Subsidiary and have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission.  In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the periods presented have been reflected herein.

In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements that would substantially duplicate the disclosures contained in the audited financial statements of Energy and Water Development Corp. for the fiscal year ended December 31, 2023, have been omitted.

Foreign currency translation

The United States dollar (“USD”) is the Company’s reporting currency. The Company has a subsidiary located in Germany. The net sales generated, and the related expenses directly incurred from the operations, if any, are denominated in local currency, Euro (“Euro”). The functional currency of the subsidiary is generally the same as the local currency.

Assets and liabilities measured in Euros are translated into USD at the prevailing exchange rates in effect as of the financial statement date and the related gains and losses, net of applicable deferred income taxes, are reflected in accumulated other comprehensive loss in its balance sheets. Income and expense accounts are translated at the average exchange rate for the period. The Company has not, to the date of these consolidated financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations. During the year ended December 31, 2023 the Company used a spot rate of 1.10 and an average rate of 1.08 when converting EURO to USD.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. Estimates which are particularly significant to the financial statements include estimates relating to the determination of impairment of assets, assessment of going concern, the determination of the fair value of stock-based compensation, and the recoverability of deferred income tax assets.

F-9

Energy and Water Development Corp. and Subsidiary Notes to Consolidated Financial Statements

Leases

Effective January 1, 2019, the Company adopted ASC 842- Leases (“ASC 842”). The lease standard provided a number of optional practical expedients in transition. The Company elected the package of practical expedients. As such, the Company did not have to reassess whether expired or existing contracts are or contain a lease; did not have to reassess the lease classifications or reassess the initial direct costs associated with expired or existing leases. The lease standard also provides practical expedients for an entity’s ongoing accounting. The Company elected the short-term lease recognition exemption under which the Company will not recognize right-of-use (“ROU”) assets or lease liabilities, and this includes not recognizing ROU assets or lease liabilities for existing short-term leases. The Company elected the practical expedient to not separate lease and non-lease components for certain classes of assets (facilities).

At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the unique facts and circumstances present in the arrangement. Leases with a term greater than one year are recognized on the balance sheet as right-of-use assets and short-term and long-term lease liabilities, as applicable. The Company does not have operating or financing leases.

Cash

The Company considers short-term interest-bearing investments with initial maturities of three months or less to be cash equivalents. The Company has $76,627 and $40,886 cash at December 31, 2023 and 2022.

Inventory

Inventory is stated at the lower of cost or net realizable value using the first in, first out (FIFO) method. A reserve is established if necessary to reduce excess or obsolete inventories to their net realizable value.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets include purchase deposits, miscellaneous prepaid expenses, value added tax receivable, and a security deposit.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation. Depreciation is recognized over an asset’s estimated useful life using the straight-line method beginning on the date an asset is placed in service. The Company regularly evaluates the estimated remaining useful lives of the Company’s property and equipment to determine whether events or changes in circumstances warrant a revision to the remaining period of depreciation. Maintenance and repairs are charged to expense as incurred. Estimated useful lives of the Company’s Property and Equipment are as follows:

Useful Life (in years)
Office equipment	5
Furniture and fixtures	7
Automobile	5
Machinery and equipment	5

Deferred Financing Costs

The Company has recorded deferred financing costs as a result of fees incurred by the Company in conjunction with its debt financing activities. These costs are amortized to interest expense using the straight-line method which approximates the interest rate method over the term of the related debt. There were no deferred financing costs as of December 31, 2023. As of December 31, 2022, unamortized deferred financing costs was $6,663 which was netted against the related debt.

F-10

Energy and Water Development Corp. and Subsidiary Notes to Consolidated Financial Statements

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at a measurement date.  A fair value hierarchy requires an entity to maximize the use of observable inputs, where available, and minimize the use of unobservable inputs when measuring fair value.

Described below are the three levels of inputs that may be used to measure fair value:

Level 1 – Quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities,

Level 2 – Observable prices that are based on inputs not quoted on active markets, but corroborated by market data,

Level 3 – Unobservable inputs are used when little or no market data is available.

The application of the three levels of the fair value hierarchy under ASC Topic 820-10-35, our derivative liabilities as of December 31, 2023 and December 31, 2022, were $376,941 and $184,025, respectively and measured on Level 3 inputs.

Certain assets and liabilities are required to be recorded at fair value on a recurring basis. The Company adjusts derivative financial instruments to fair value on a recurring basis. The fair value for other assets and liabilities such as cash, accounts receivable, prepaid expenses and other current assets, and accounts payable and accrued expenses have been determined to approximate carrying amounts due to the short maturities of these instruments. The Company believes that its indebtedness approximates fair value based on current yields for debt instruments with similar terms.

Income Taxes

Income taxes are accounted for under the asset and liability method as stipulated by ASC 740, “Accounting for Income Taxes”. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities or a change in tax rate is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced to estimated amounts to be realized by the use of the valuation allowance. A valuation allowance is applied when in management’s view it is more likely than not (50%) that such deferred tax will not be utilized.

ASC 740 provides interpretative guidance for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In the unlikely event that an uncertain tax position exists in which the Corporation could incur income taxes, the Corporation would evaluate whether there is a probability that the uncertain tax position taken would be sustained upon examination by the taxing authorities. A liability for uncertain tax positions would then be recorded if the Corporation determined it is more likely than not that a position would not be sustained upon examination or if a payment would have to be made to a taxing authority and the amount is reasonably estimable.

As of December 31, 2023 and 2022, the Corporation does not believe any uncertain tax positions exist that would result in the Corporation having a liability to the taxing authorities. The Corporation’s policy is to classify interest and penalties related to unrecognized tax benefits, if and when required, as part of interest expense and general and administrative expense, respectively, in the statement of operations. The Corporation’s tax returns for the years ended 2012 through 2022 have been filed and are subject to examination by the federal and state tax authorities. The Corporation’s tax returns for the tax year ended 2023 have not been filed.

F-11

Energy and Water Development Corp. and Subsidiary Notes to Consolidated Financial Statements

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers, the core principle of which is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to receive in exchange for those goods or services.

To achieve this core principle, five basic criteria must be met before revenue can be recognized: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to performance obligations in the contract; and (5) recognize revenue when or as the Company satisfies a performance obligation. During the years ended December 31, 2023 and 2022, the Company did not recognize any revenue.

Loss Per Common Share

The Corporation accounts for earnings (loss) per share in accordance with FASB ASC Topic No. 260 - 10, “Earnings Per Share”, which establishes the requirements for presenting earnings per share (“EPS”). FASB ASC Topic No. 260 - 10 requires the presentation of “basic” and “diluted” EPS on the face of the statement of operations. Basic EPS amounts are calculated using the weighted-average number of common shares outstanding during each period. Diluted EPS assumes the exercise of all stock options, warrants and convertible securities having exercise prices less than the average market price of the common stock during the periods, using the treasury stock method. When a loss from operations exists, potential common shares are excluded from the computation of diluted EPS because their inclusion would result in an anti-dilutive effect on per share amounts.

As discussed more fully in Note 10, convertible note holders have the option of converting their loans into common shares subject to the terms and features offered by the specific convertible notes. Some note holders were also granted purchase options to purchase additional shares subject to the features of each purchase option. If the convertible note holders of unexercised convertible notes exercised their conversion feature and the additional purchase options, they would represent 0 and 8,317,828 in additional common shares at December 31, 2023 and 2022, respectively. The potential shares from both the conversion feature and the rights to purchase additional shares were excluded from the computation of diluted net loss per share, as the inclusion of such shares would be anti-dilutive.

Related Party Transactions

A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. A related party is generally defined as:

(i)	any person that holds 5% or more of the Company’s securities including such person’s immediate families,
(ii)	the Company’s management,
(iii)	someone that directly or indirectly controls, is controlled by or is under common control with the Company, or
(iv)	anyone who can significantly influence the financial and operating decisions of the Company.

F-12

Energy and Water Development Corp. and Subsidiary Notes to Consolidated Financial Statements

Note 3. Recently Issued Accounting Standards

Accounting standards promulgated by the FASB are subject to change. Changes in such standards may have an impact on the Corporation’s future financial statements. The following are a summary of recent accounting developments.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses to improve information on credit losses for financial assets and net investment in leases that are not accounted for at fair value through net income. ASU 2016-13 replaces the current incurred loss impairment methodology with a methodology that reflects expected credit losses. In April 2019 and May 2019, the FASB issued ASU No. 2019-04, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments” and ASU No. 2019-05, “Financial Instruments-Credit Losses (Topic 326): Targeted Transition Relief” which provided additional implementation guidance on the previously issued ASU. In November 2019, the FASB issued ASU 2019-10, “Financial Instruments - Credit Loss (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842),” which defers the effective date for public filers that are considered small reporting companies (“SRC”) as defined by the Securities and Exchange Commission to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Since the Company is an SRC, implementation is not needed until January 1, 2023. The Company adopted ASU 2016-13 on January 1, 2023. The adoption did not have a material impact on the Company’s consolidated financial statements.

Note 4. Going Concern

The Company has incurred operating losses since it began operations (December 2012) totaling $27,771,291 at December 31, 2023. During the year ended December 31, 2023, the Corporation incurred net losses of $3,433,318. The Company had a working capital deficit of $1,071,780 at December 31, 2023.

The Company’s ability to transition to profitable operations is dependent upon achieving a level of revenues adequate to support its cost structure. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business and availability to sufficient resources.

Management expects sales operations to continue to expand. If necessary, the Company will need to raise additional funds during 2024. Management of the Company intends to raise additional funds through the issuance of equity securities or debt, credit lines or advances from suppliers. The ability of the Company to continue as a going concern depends upon its ability to generate sales or obtain additional funding to finance operating losses until the Corporation is profitable.

F-13

Energy and Water Development Corp. and Subsidiary Notes to Consolidated Financial Statements

These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying condensed consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 5. Accounts Receivable

At December 31, 2023 and 2022, accounts receivable was $0 and $52,761, respectively. EAWC-TV has an unpaid balance on the equipment of $52,761, which represents the majority of the balance of the Company’s outstanding accounts receivable as of December 31, 2022. Ralph Hofmeier owns 5% of the issued and outstanding stock of EAWC-TV and, other than the right to vote on issues presented to stockholders, he has no control over the management or operations of the company. The Company came into agreement with EAWC TV and wrote off the unpaid balance of $52,761 during the year ended December 31, 2023.

Note 6. Inventory

The components of inventory at December 31, 2023 and 2022, consisted of the following:

	December 31,	December 31,
	2023	2022
Work in progress	$451,986	$457,646
Inventory, net	$451,986	$457,646

Work In Progress only reflects the value of products in intermediate production stages and excludes the value of finished products being held as inventory in anticipation of future sales and raw materials not yet incorporated into an item for sale. Consisting of materials used for EAWD water generator, commercial solar panels supply, and materials used for construction of a charging station.

Note 7. Prepaid Expenses and Other Current Assets

The components of prepaid expenses and other current assets at December 31, 2023 and 2022, consisted of the following:

	December 31, 2023	December 31, 2022
Prepayment on inventory not received	$1,467	$—
Miscellaneous prepaid expenses	116,740	140,676
Value added tax receivable	227,433	158,200
Security deposit	33,850	16,346
Prepaid expenses and other current assets	$379,490	$315,222

Note 8. Property and Equipment, Net

The components of property and equipment at December 31, 2023 and 2022, consisted of the following:

	December 31,	December 31,
	2023	2022
Office equipment	$14,077	$5,911
Furniture and fixtures	2,531	2,447
Financing lease equipment	66,614	64,417
Machinery and equipment	105,003	41,656
Automobile	153,804	149,787
Property and equipment, gross	342,029	264,218
Less: Accumulated depreciation	(112,666)	(18,551)
Property and equipment, net	$229,363	$245,667

Depreciation expense for the year ended December 31, 2023 and 2022 was $95,554 and $18,252, respectively, and is included in other general and administrative expenses on the consolidated statements of operations and comprehensive loss.

F-14

Energy and Water Development Corp. and Subsidiary Notes to Consolidated Financial Statements

Note 9. Accounts Payable and Accrued Expenses

Significant components of accounts payable and accrued expenses at December 31, 2023 and 2022 are as follows:

	December 31, 2023	December 31, 2022

Accrued expenses	$361,738	$241,960
Accounts payable	269,806	297,725
Accounts payable – related party	16,900	27,029
Accrued legal costs	345,729	349,726
Accrued salary and payroll taxes	1,195	134,152
Total	$995,368	$1,050,592

As of December 31, 2023 and 2022, the Company owed Virhtech Gmbh, a related party of the Company, $16,900 and $27,029, respectively, for services performed for the Company and is classified as accounts payable – related party on the consolidated balance sheets.

Note 10. Convertible Loans Payable

As of December 31, 2023, the Company had convertible loans payable balance of $193,000, net of discount, of $40,541 resulting in a total of $152,459.

As of December 31, 2022, the Company has convertible loans payable balance of $218,000, net of discount of $144,336 resulting in a total of $73,664.

During the year ended December 31, 2023, the Company issued one convertible loan in the aggregate amount of $153,000. The note bears interest at 8% per annum and all matured within one year. The conversion features in the note met the definition of a derivative and required bifurcation and liability classification, at fair value. The fair value of the derivative liability as of the date of issuance was $81,530 and was recorded as a discount of the notes.

During the year ended December 31, 2022, the Company issued one convertible loan in the aggregate amount of $178,000. The note bears interest at 8% per annum and all matured within one year. The conversion features in the note met the definition of a derivative and required bifurcation and liability classification, at fair value. The fair value of the derivative liability as of the date of issuance was $175,025 and was recorded as a discount of the notes. As December 31, 2023, the note is fully converted.

The convertible loans were issued in several different forms as discussed below.

Amount
Balance of notes payable, net on December 31, 2021	$176,703
Issuances of debt	178,000
Cash settlement of debt	(150,000)
Debt discount	(175,025)
Conversions	(50,000)
Amortization of debt discount	93,986
Balance of notes payable, net on December 31, 2022	$73,664
Issuances of debt	153,000
Cash settlement of debt	—
Debt discount	(256,555)
Conversions	(33,663)
Amortization of debt discount	216,013
Balance of notes payable, net on December 31, 2023	$152,459

F-15

Energy and Water Development Corp. and Subsidiary Notes to Consolidated Financial Statements

Derivative Liabilities

The Company issued debts that consist of the issuance of convertible notes with variable conversion provisions. The conversion terms of the convertible notes are variable based on certain factors, such as the future price of the Company’s common stock. The number of shares of common stock to be issued is based on the future price of the Company’s common stock. The number of shares of common stock issuable upon conversion of the promissory note is indeterminate. Due to the fact that the number of shares of common stock issuable could exceed the Company’s authorized share limit, the equity environment is tainted, and all additional convertible debentures and warrants are included in the value of the derivative liabilities. Pursuant to ASC 815-15 Embedded Derivatives, the fair values of the variable conversion options and warrants and shares to be issued were recorded as derivative liabilities on the issuance date and revalued at each reporting period.

Based on the various convertible notes described above, the fair value of applicable derivative liabilities on notes and change in fair value of derivative liability are as follows as of December 31, 2023 and 2022:

Total
Balance as of December 31, 2021	$354,160
Change Due to Issuances	175,026
Change due to exercise / redemptions	(110,507)
Change in fair value	(234,654)
Balance as of December 31, 2022	$184,025
Change Due to Issuances	81,530
Change due to exercise / redemptions	(261,442)
Change in fair value	372,828
Balance as of December 31, 2023	$376,941

A summary of quantitative information with respect to valuation methodology and significant unobservable inputs used for the Company’s common stock purchase that are categorized within Level 3 of the fair value hierarchy for the years ended December 31, 2023 and 2022 is as follows:

	December 31, 2023	December 31, 2022
Stock price	$0.02– 0.12	$0.04 – 0.19
Exercise price	$0.02 - 0.03	$0.02 - 0.10
Contractual term (in years)	0.49 – 1.00	0.68 – 1.00
Volatility (annual)	184% – 219%	140% – 1,313%
Risk-free rate	4.64% - 5.56%	0.51% - 4.73%

The foregoing assumptions are reviewed quarterly and are subject to change based primarily on management’s assessment of the probability of the events described occurring. Accordingly, changes to these assessments could materially affect the valuations.

F-16

Energy and Water Development Corp. and Subsidiary Notes to Consolidated Financial Statements

Financial Liabilities Measured at Fair Value on a Recurring Basis

Financial liabilities measured at fair value on a recurring basis are summarized below and disclosed on the balance sheet under Derivative liability and derivative liabilities:

	Fair value measured at December 31, 2023
	Quoted	Significant
	prices in	other	Significant
	active markets	observable inputs	unobservable inputs	Fair value December 31,
	(Level 1)	(Level 2)	(Level 3)	2023
Derivative liability	$—	$—	$376,941	$376,941
Total	$—	$—	$376,941	$376,941

	Fair Value measured at December 31, 2022
	Quoted	Significant
	prices in	other	Significant
	active markets	observable inputs	unobservable inputs	Fair value at December 31,
	(Level 1)	(Level 2)	(Level 3)	2022
Derivative liability	$—	$—	$184,025	$184,025
Total	$—	$—	$184,025	$184,025

The fair value accounting standards define fair value as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is determined based upon assumptions that market participants would use in pricing an asset or liability. Fair value measurements are rated on a three-tier hierarchy as follows:

•	Level 1 inputs: Quoted prices (unadjusted) for identical assets or liabilities in active markets;
•	Level 2 inputs: Inputs, other than quoted prices included in Level 1, that are observable either directly or indirectly; and
•	Level 3 inputs: Unobservable inputs for which there is little or no market data, which require the reporting entity to develop its own assumptions.

There were no transfers between Level 1, 2 or 3 during the years ended December 31, 2023 and 2022.

During the years ended December 31, 2023 and 2022, the Company recorded a loss of $395,556 and a gain of $234,654, respectively, from the change in fair value of derivative liability.

Note 11. Leases

Financing leases

The Company has entered into a finance lease agreement for heavy machinery. The Company’s financing lease does not provide an implicit rate that can be readily determined. Therefore, the Company uses discount rates based on the incremental borrowing rate of its most recent external debt of 8%.

The Company’s remaining lease term relating to its financing lease is 2.92 years, with a weighted-average discount rate of 8.00%.

The Company incurred amortization expense for its financing lease of $19,078 and $1,299 during the years ended December 31, 2023 and 2022, respectively, which was included in general and administrative expenses in the consolidated statements of operations and comprehensive loss. During the years ended December 31, 2023 and 2022, the Company made cash lease payments of $19,078 and $1,522, respectively. At December 31, 2023 and 2022, the financing lease right-of-use asset was $66,613 and $64,416, respectively, and is included in property and equipment, net on the consolidated balance sheets, the current portion of financing lease liability was $16,045 and $14,327, respectively, and the operating lease liability, net of current portion was $34,570 and $48,946, respectively.

F-17

Energy and Water Development Corp. and Subsidiary Notes to Consolidated Financial Statements

Operating leases

In October 2023, the Company entered into a facility lease agreement with an unrelated party for an office and warehouse space located in Bargteheide, Germany. The monthly rental payments due, inclusive of taxes, are $15,356. The lease agreement is for a two-year term expiring September 30, 2025. The Company also entered into a vehicle lease in October 2023, with an unrelated party with monthly payments of €741 for a three-year term expiring in October 2026.

The Company’s operating leases do not provide an implicit rate that can be readily determined. Therefore, the Company uses discount rates based on the incremental borrowing rate of its most recent external debt of 8%.

The Company’s weighted-average remaining lease term relating to its operating leases is 1.84 years, with a weighted-average discount rate of  8.00%.

The Company incurred lease expense for its operating leases of $106,079 and $47,612 during the years ended December 31, 2023 and 2022, respectively, which was included in general and administrative expenses in the consolidated statements of operations and comprehensive loss. During the years ended December 31, 2023 and 2022, the Company made cash lease payments of $106,079 and $47,612, respectively. At December 31, 2023 and 2022, the operating lease right-of-use asset was $287,334 and $62,113, respectively, the current portion of operating lease liability was $153,803 and $62,113, respectively, and the operating lease liability, net of current portion was $133,531 and $0, respectively.

The following table presents information about the future maturity of the lease liabilities under the Company’s operating and financing leases as of December 31, 2023.

Maturity of Lease Liabilities	Operating lease liabilities	Finance lease liability	Total Amount
2024	$171,074	$19,515	$190,589
2025	130,759	19,515	150,275
2026	8,179	17,889	26,068
2027	—	—	—
Total future minimum lease payments	310,013	56,918	366,931
Less: Imputed interest	(22,678)	(6,302)	(28,981)
Present value of lease liabilities	$287,334	$50,616	$337,950
Remaining lease term (in years)	1.84	2.92

Note 12. Related Party Transactions

Due to officers

Amounts due to officers as of December 31, 2023 and 2022 are comprised of the following:

	December 31,	December 31,
	2023	2022
Ralph Hofmeier:
Unsecured advances due to officer	$2,253	$56,400
Accrued salaries	148,985	86,265
Total due to Ralph Hofmeier	151,238	142,665

Irma Velazquez:
Unsecured advances due to officer	7,341	10,393
Accrued salaries	126,688	69,434
Total due to Irma Velazquez	134,029	79,827
Total amounts due to officers	$285,267	$222,492

Unsecured advances due to officers represent unreimbursed Corporation expenses paid by the officers on behalf of the Corporation. These advances are non-interest bearing and are due on demand.

Officer Compensation

Accrued salaries represent amounts accrued in accordance with the employment agreements for Mr. Hofmeier, the Company’s Chief Technology Officer and Chairman of the Board, and Ms. Velazquez, the Company’s Chief Executive Officer and Vice-Chairman of the Board. Mr. Hofmeier and Ms. Velazquez are also significant stockholders.

F-18

Energy and Water Development Corp. and Subsidiary Notes to Consolidated Financial Statements

Customer deposit

EAWC-TV functions as a distributor of EAWD product. In 2019, EAWC-TV, having secured EAWD’s first customer, has placed a $550,000 order for a solar powered atmospheric water generator (“AWG”) for one of its customers. EAWC-TV and the Company on December 13, 2019 agreed to accept a $303,742 reduction in the balance owed by EAWD to EAWC-TV as a deposit with EAWD related to this order. The deposit was satisfied through delivery of the equipment. The equipment was built in Germany.

The Company and EAWC-TV agreed as it had done in 2019, to clear the outstanding balances in the D/T/F EAWC-TV and the outstanding balance it carried in its accounts payable account for administrative services, which it did on December 26, 2020 which resulted in an additional down payment of $193,497. On September 1, 2023 EAWD and EAWC-TV entered into a settlement agreement whereby the unpaid balance on the equipment of $52,761 was written off in accordance with the Company’s intent to terminate the distribution agreement. As such, the Company’s outstanding accounts receivable balance on the accompanying consolidated balance sheets as of December 31, 2023 and 2022 were $0 and $52,761, respectively.

Virhtech Gmbh

As of December 31, 2023 and 2022, the Company owed Virhtech Gmbh, a related party of the Company, $16,900 and $27,029, respectively, for services performed for the Company and is classified as accounts payable – related party on the consolidated balance sheets.

Officer and investor deposits

On January 18, 2023, the Company issued 6,952,523 shares of the Company’s common stock to officers for accrued salaries payable valued at $168,126.

As of March 31, 2023, the Company received deposits in the amount of $310,700 for 13,674,000 common shares related to common stock subscriptions that were issued in May 2023.

Note 13. Shareholders’ Deficit

Preferred Stock

Authorized: 500,000,000 shares of voting preferred stock with a par value of $0.001. As of both December 31, 2023 and 2022, the Company had 9,780,976 shares of preferred stock issued and outstanding, respectively.

F-19

Energy and Water Development Corp. and Subsidiary Notes to Consolidated Financial Statements

Common Stock

Authorized: 1,000,000,000 shares of voting common stock with a par value of $0.001. As of December 31, 2023 and 2022, the Company had 268,040,179 and 182,934,483 shares of common stock outstanding, respectively.

During the year ended December 31, 2023, the Company engaged in the following equity events:

Sale of Common Stock and Subscriptions

From January 1, 2023 through March 31, 2023, the Company issued 375,000 shares of the Company’s common stock to investors for an aggregate purchase price of $37,500.

From January 1, 2023 through March 31, 2023, the Company sold 13,674,000 shares of the Company’s common stock to investors for an aggregate purchase price of $310,700, which were all issued in the second quarter of 2023.

From April 1, 2023 through June 30, 2023, the Company sold 8,940,000 shares of the Company’s common stock to investors for an aggregate purchase price of $194,300, of which 2,550,000 shares and 6,420,000 shares were issued in the third and fourth quarter of 2023, respectively.

From July 1, 2023 through September 30, 2023, the Company sold 23,791,000 shares of the Company’s common stock to investors for an aggregate purchase price of $807,800, of which 2,750,000 shares were issued during the third quarter of 2023 and the remaining 21,041,000 shares were issued during the fourth quarter of 2023

In October and November 2023, the Company sold 15,400,000 shares of common stock for $770,000.

Shares issued pursuant to ELOC

On January 26, 2022 the Company entered into a two-year equity line of credit (“ELOC”) with an investor to provide up to $5 million.

In the first quarter of 2023, the Company issued an additional 5,310,988 shares of the Company's common stock pursuant to the ELOC for an aggregate purchase price of $196,000.

Shares issued upon conversion of convertible debt

In the second quarter of 2023, the holder of our convertible debt elected to convert $93,000 in principal, $4,142 in accrued interest and $1,400 in other fees into 4,753,178 shares of common stock.

In the third quarter of 2023, the holder of our convertible debt elected to convert $35,000 in principal, $1,948 in accrued interest and $900 in other fees into 2,162,770 shares of common stock.

In the fourth quarter of 2023, the holder of our convertible debt elected to convert $50,000 in principal, $3,682 in accrued interest and $900 in other fees into 3,496,616 shares of common stock.

 Return of shares in settlement litigation

EAWD vs Packard and Co-Defendant Nick Norwood – Case number 18-031011 CA-01 Miami-Dade County Circuit Court. The Company is demanding the proof of payment for shares issued in 2008. The parties have entered into a settlement agreement whereby the Company agreed to pay the defendants $120,000 in return for the defendants’ surrender of an aggregate 266,634 shares of the Company’s common stock.

Shares issued for accrued salary

On January 18, 2023, the Company issued an aggregate 6,250,000 shares of common stock to Gary Rodney at a per share price of $0.02 in full satisfaction of all accrued but unpaid amounts payable for services as interim chief financial officer pursuant to his consulting agreement by and between InfoQuest Technology, Inc. and the Company dated June 2, 2021. The Company recognized a loss of $196,159 related to the settlement that is included on the accompanying consolidated condensed statement of operations and comprehensive loss.

On January 18, 2023, the Company issued an aggregate 702,523 shares of common stock to Ralph Hofmeier the Company’s Chief Technology Officer and Chairman of the Board at a per share price of $0.05 in full satisfaction of all accrued but unpaid amounts payable pursuant to his employment agreement by and between Ralph Hofmeier and the Company dated August 4, 2022. The Company recognized a loss of $2,109 related to the settlement that is included in other income (expense) on the accompanying consolidated condensed statement of operations and comprehensive loss.

Shares issued for services

On October 6, 2023, the Company issued 56,975 shares of the Company’s common stock to a vendor for services valued at $5,000.

On November 11, 2023, the Company issued 459,279 shares of the Company’s common stock to a vendor for services valued at $15,000.

F-20

Energy and Water Development Corp. and Subsidiary Notes to Consolidated Financial Statements

During the year ended December 31, 2022, the Company engaged in the following equity events:

•	36,443,736 common shares issued for $36,444 for the sale of shares,
•	500,000 common shares were issued for $500 for a commitment fee,
•	1,574,546 common shares issued for $1,574 in marketing and consulting,
•	540,716 common shares were issued for $541 to convertible note holders in satisfaction of their notes, and
•	34,842 common shares were issued for $35 to pay interest and fees.

Note 14. Commitments and Contingencies

Commitments

Equity Line of Credit

The Company entered into a two-year Equity Line of Credit pursuant to an Equity Purchase Agreement with Tysadco Partners, LLC, dated January 26, 2022. Pursuant to the agreement, Tysadco Partners agreed to invest up to $5,000,000 to purchase the Company’s Common Stock, par value $0.001 per share, and upon execution of the ELOC the Company issued an additional 500,000 shares of common stock to Tysadco Partners as commitment shares in accordance with the closing conditions within the ELOC. Requests are limited to the lesser of $1,000,000 or 500% of the average shares traded for the 10 days prior the Closing Request Date. The purchase price shall be 85% of the two lowest individual daily VWAP during the five (5) trading days immediately prior to the date the Request Notice is delivered (in each case, to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction that occurs on or after the date of this Agreement). In addition, the Company and Tysadco Partners entered into a Registration Rights Agreement, whereby the Company shall register the securities on a registration statement covering the Offering Amount with the Securities and Exchange Commission (“SEC”) within forty-five days of filing its 10-K for the year ended December 31, 2021. The Company’s Registration Statement on Form S-1 registering 25,000,000 shares in connection with the ELOC was declared effective on July 5, 2022.

Employment Agreements

The Company entered into employment agreements with its Chief Executive Officer, Mr. Ralph Hofmeier, and its Chief Operating Officer, Ms. Irma Velazquez (collectively the “Employment Agreements”), effective January 1, 2012. Under the Employment Agreements, the Corporation will pay each of Mr. Hofmeier and Ms. Velazquez an annual base salary of $125,000 during the first year and $150,000 during the second year and forward. Any increase to the annual base salary after the second year is subject to approval by the Corporation’s Board of Directors. The Employment Agreements each had initial terms of ten (10) years and is automatically renewed for successive one-year terms unless either party delivers timely notice of its intention not to renew. These contracts expired on August 4, 2022.

Effective as of August 4, 2022, Mr. Ralph M. Hofmeier has resigned as Chief Executive Officer and President of Energy and Water Development Corp. (the “Company”), and has been appointed as Chief Technology Officer of the Company. Mr. Hofmeier’s resignation is not a result of any disagreement with the Company or its independent auditors on any matter relating to the Company’s accounting, strategy, management, operations, policies, regulatory matters, or practices (financial or otherwise).

F-21

Energy and Water Development Corp. and Subsidiary Notes to Consolidated Financial Statements

Effective as of August 4, 2022, Ms. Irma Velazquez has resigned as Chief Operating Officer of the Company, and has been appointed as Chief Executive Officer of the Company. Ms. Velazquez’s resignation is not a result of any disagreement with the Company or its independent auditors on any matter relating to the Company’s accounting, strategy, management, operations, policies, regulatory matters, or practices (financial or otherwise).

On August 4, 2022, per a board of directors’ resolution, the Company entered into employment agreements with its Chief Technology Officer, Mr. Ralph Hofmeier, and its Chief Executive Officer, Ms. Irma Velazquez (collectively the “2022 Employment Agreements”). Effective for the fiscal year ended December 31, 2022, under the 2022 Employment Agreements, the base salary will be $210,305 prorated for any partial period of employment and payable in arrears in accordance with the Company’s ordinary payroll policies and procedures. Additionally, in recognition of the employees past services, the Company shall pay each employee a lump sum cash signing bonus of $29,164, less payroll deductions and withholdings, and each individual will be eligible to receive a yearly bonus based on yearly profitability. Additionally, if certain performance milestones are met, each employee will be granted options to purchase shares of the Company’s common stock. No options had been granted as of December 31, 2023. Any Increase to the annual base is subject to approval by the Company’s Board of Directors. The 2022 Employment Agreements each have an indefinite term.

Leases

Our registered office is located at 7901 4th Street N STE #4174, St. Petersburg, Florida 33702. Our telephone number is +1 (727) 677-9408. Office services are contracted for on a month-to-month basis in this Address.

Our operations in Germany are located at the office address otto-Hahn-Strasse 8 – 22941 Bargteheide, Germany. Our Telephone number is +49 45 3299 19500. The Company signed a lease agreement for two years effective in October 2023.

Our office in Mexico is located in SM6 M1 L1 Piso 5 Corporativo Malecon Americas Sm6aF Cancun Quintana Roo. Cp. 77503, Mexico. Office services are contracted for on a month-to-month basis in this Address.

Contingencies

From time to time, the Corporation may be a defendant in pending or threatened legal proceedings arising in the normal course of its business. While the outcome and impact of currently pending legal proceedings cannot be predicted with certainty, the Corporation’s management and legal counsel believe that the resolution of these proceedings through settlement or adverse judgment will not have a material adverse effect on its operating results, financial position or cash flows.

Litigation

EAWD vs Nerve Smart Systems ApS (“Nerve”) – Case number BS-15264/2022– The Court of Roskilde, Denmark. On April 2022, the Company filed a claim against Nerve demanding the return of the amounts paid by the Company for a Battery Energy Storage System that was never delivered by Nerve to the Company, and therefore Nerve did not meet the requirements and specifications of the contract with the Company. The Company is confident there will be a positive outcome in this case. This matter is not expected to be resolved prior to 2024 due to the long waiting times of the Danish court System.

Note 15. Income Taxes

The Company maintains deferred tax assets and liabilities that reflect the net tax effects of temporary differences between carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The net deferred tax asset has been fully offset by a valuation allowance because of the uncertainty of the attainment of future taxable income. The Company did not have an income tax provision or benefit for the years ended December 31, 2023 and 2022. The Company has incurred losses and therefore has provided a full valuation against net deferred tax assets as of December 31, 2023 and 2022.

F-22

Energy and Water Development Corp. and Subsidiary Notes to Consolidated Financial Statements

The items accounting for the difference between U.S. and foreign income taxes at the effective statutory rate and the provision for income taxes for the years ended December 31, 2023 and 2022 were as follows:

	December 31,	December 31,
	2023	2022
Income tax benefit at U.S. statutory rate of 21%
Net operating loss – U.S. – federal	$(720,896)	$(169,906)
State income tax net of Federal benefits – U.S.	(63,401)	(35,154)
Non-deductible expenses – U.S.	165,611	54,953
Net operating loss - foreign	(2,438)	(249,864)
Temporary differences	—	(762,687)
Change in valuation allowance – U.S.	377,280	912,794
Change in valuation allowance – foreign	243,844	249,864

Total provision for income tax – U.S. and foreign	$—	$—

The Company’s approximate net U.S. and foreign deferred tax assets as of December 31, 2023 and 2022 were as follows:

	December 31,	December 31,
	2023	2022
Deferred tax assets
Book to tax difference – fixed assets	$402,131	$506,826
Stock based compensation	583	—
Right of use asset	(72,825)	—
Operating lease liability	72,825	—
Net operating loss carry forward – U.S.	3,278,131	2,796,738
Net operating loss carry forward – foreign	572,887	329,043

Total deferred tax assets – U.S. and foreign	4,253,732	3,632,607
Valuation allowance – U.S. and foreign	(4,253,732)	(3,632,607)

Net deferred tax assets	$—	$—

Net operating loss carry-forwards for U.S. federal and state in the amount of approximately $13.0 million, and for foreign of $2.6 million, will expire beginning December 31, 2033.

The net change in the valuation allowance for the years ended December 31, 2023 and 2022 was an increase of $377,280 and $912,794, respectively. The valuation allowance increased as a result of losses in the current period. The net change in the foreign valuation allowance for the years ended December 31, 2023 and 2022 was an increase of $243,844 and $249,864 respectively. The valuation allowance increased as a result of losses in the current period.

The Company subject to U.S. federal income tax as well as income tax in multiple state and non-U.S. jurisdictions. The Company’s federal and state tax returns for the previous three years remain open for audit. With respect to material non-U.S. jurisdictions in which we operate, we have open tax years ranging from 2 to 10 years.

Note 16. Subsequent Events

Since January 12, 2024, the date the Company filed its Quarterly Report on Form 10-Q for the quarter ended September 31, 2023, the Company has engaged in the following equity events:

On January 17, 2024, the Company issued 7,913,836 shares of common stock to GS Capital Partners, LLC for conversion of $75,000 of principal, $3,238.36 of accrued interest and $900 in other fees on the convertible loan payable.

On February 5, 2024, the Company issued 700,000 shares of the Company’s common stock to investors for an aggregate purchase price of $15,000.

On February 7, 2024, the Company issued 1,041,667 shares of the Company’s common stock to investors for an aggregate purchase price of $25,000.

On February 15, 2024, the Company entered into a convertible note agreement with Geebis Consulting LLC, in which the Company received $150,000 cash proceeds. The notes bear interest at a rate of 8% per annum and are set to mature in August 2024.

On March 25, 2024, the Company issued 1,400,000 and 600,000 shares of the Company’s common stock to investors for an aggregate purchase price of $70,000 and 30,000, respectively, pending signature of the investors.

On March 7, 2024, the Company entered into a convertible note agreement with 1800 Diagonal Lending LLC, in which the Company received $126,000 cash proceeds. The notes bear interest at a rate of 12% per annum and are set to mature in December 2024.

F-23

Shares

Common Stock

______________________

PROSPECTUS

______________________

EF Hutton

division of Benchmark Investments, LLC

, 2024

Until , 2024, 25 days after the date of this prospectus, all dealers that buy, sell or trade our securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED MAY 13, 2024

39,957,667 Shares of Common Stock

____________________________

This prospectus relates to 39,957,667 shares of common stock that may be sold from time to time by the selling stockholders named in this prospectus.

Our common stock is currently quoted on the OTCQB Market operated by OTC Markets Group Inc. under the symbol “EAWD.” On May 10, 2024, the closing price of our common stock on OTCQB Market was $0.052. We intend to apply for the listing of our common stock on NYSE American under the symbol “EAWD” in connection with an underwritten public offering of our common stock pursuant to the registration statement of which this prospectus forms a part in which we are offering shares of common stock (or shares if the underwriters exercise the over-allotment option in full). The closing of such public offering is contingent upon our uplisting to NYSE American.

Our public offering and this resale offering will be concurrent in that the selling stockholders may commence selling efforts at any time after the registration statement is declared effective. However, the closing of our public offering will not occur until one (1) or two (2) trading days after trading on NYSE American commences, which is expected to occur on the trading day following the date that the registration statement is declared effective. The selling stockholders may sell their shares from time to time at the market price prevailing at the time of offer and sale, or at prices related to such prevailing market prices or in negotiated transactions or a combination of such methods. See “Plan of Distribution” for a more complete description of the ways in which the shares of common stock may be sold. We will not receive any proceeds from the sales of outstanding shares of common stock by the selling stockholders.

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, and as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company” and “Risk Factors — Risks Related to this Offering and Ownership of Our Common Stock.”

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the material risks of investing in our securities under the heading “Risk Factors” beginning on page 13 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2024

The Offering

Shares offered by the selling stockholders:	This prospectus relates to 39,957,667 shares of common stock that may be sold from time to time by the selling stockholders named in this prospectus.
Shares to be outstanding after this offering (1):	shares of common stock (or shares if the underwriters exercise the over-allotment option in full).
Use of proceeds:	We will not receive any proceeds from the sales of outstanding shares by the selling stockholders.
Risk factors:	Investing in our common stock involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 13.
Trading market and symbol:	Our common stock is currently quoted on the OTCQB Market under the symbol “EAWD.” In connection with our public offering, we intend to apply for the listing of our common stock on NYSE American under the symbol “EADW.” The closing of the public offering is contingent upon our uplisting to NYSE American.

(1)	The number of shares of common stock outstanding immediately following this offering assumes the issuance by us of common stock in the public offering and excludes:
•	48,904,880 shares of common stock issuable upon the conversion of our series A preferred stock;
•	15,561,024 shares of common stock that are reserved for issuance under our 2022 Long Term Incentive Plan;
•	shares of common stock that could be issued upon the conversion of a promissory note in the remaining principal amount of $78,000 due on June 30, 2024, which is convertible at any time at a fix conversion price of $0.03, provided that if the closing price of our common stock is below $0.03 for the five consecutive trading days prior to conversion, then the conversion price shall be equal to the lower of $0.01 or 70% of the lowest closing price for the twenty prior trading days;
•	shares of common stock that could be issued upon the conversion of a promissory note in the principal amount of $150,000 due on August 15, 2024, which is only convertible after such maturity date at a fix conversion price of $0.04 (subject to adjustments); provided that if the closing price of our common stock is below $0.03 for the five consecutive trading days prior to conversion, then the conversion price shall be equal to the lower of $0.01 or 70% of the lowest closing price for the twenty prior trading days; and
•	shares of common stock that could be issued upon the conversion of a promissory note in the principal amount of $147,775 due on December 15, 2024, which is only convertible upon an event of default (as defined in such note) at a conversion price equal to 75% of the lowest trading price of our common stock during the ten trading days prior to conversion.

Please see “Description of Capital Stock” for additional details regarding our outstanding convertible securities.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling stockholders.

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SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those restricted shares previously issued to the selling stockholders. We are registering the shares in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of these shares, the selling stockholders have not had any material relationship with us within the past three years and based on the information provided to us by the selling stockholders, no selling stockholder is a broker-dealer or an affiliate of a broker-dealer.

The table below lists the selling stockholders and other information regarding the ownership of the shares by each of the selling stockholders. The second column lists the number of shares owned by each selling stockholder. The third column lists the shares being offered by this prospectus by the selling stockholders. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person or any member of such group has the right to acquire within sixty (60) days of May 10, 2024. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons, any shares that such person or persons has the right to acquire within sixty (60) days are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Common Stock Beneficially Owned Prior to this	Number of Shares Being	Common Stock Beneficially Owned After this Offering
Name of Selling Stockholder	Offering	Offered	Shares	Percent (1)
Layne C. Vanderwerf	12,775,000	9,800,000	2,975,000
Dale Delano Johnson III	8,225,000	8,225,000	0
Tim Meisner	9,463,832	4,250,000	5,213,832
Jason Folie	9,580,553	3,750,000	5,830,553
Nathaniel Meyer	6,500,000	3,500,000	3,000,000
Aaron Bernard	2,000,000	2,000,000	0
Michael H. Erbes	2,625,000	2,625,000	0
William Y. Richardson	1,041,667	1,041,667	0
Jeff Pankonin	1,500,000	1,500,000	0
Dustin Daniel Baker	1,000,000	1,000,000	0
Troy L.Webb	700,000	700,000	0
Chad Irlbeck	500,000	500,000	0
Jerry Christopherson	500,000	500,000	0
David Irlbeck	300,000	300,000	0
Douglas Jurgens & Jeanese Jurgens	730,000	100,000	630,000
Mark Ballman & Barbara Ballman JT WROS	250,000	100,000	150,000
Christopher Robert Ausen Borge	60,000	60,000	0
Gerald Dean Krenzke	259,333	6,000	253,333

*Less than 1%.

(1)	Applicable percentage ownership after this offering is based on shares of common stock outstanding after the public offering. As noted above, for purposes of computing percentage ownership after this offering, we have assumed that all shares offered by the selling stockholders will be sold in this offering.

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PLAN OF DISTRIBUTION

We are registering the shares of common stock to permit the resale of these shares of common stock by the selling stockholders and any of their transferees, pledgees, assignees, donees, and successors-in-interest from time to time after the date of this prospectus.

Our common stock is currently quoted on the OTCQB Market. We intend to apply for the listing of our common stock on NYSE American in connection with our public offering and the closing of such public offering is contingent upon our uplisting to NYSE American. Our public offering and this resale offering will be concurrent in that the selling stockholders may commence selling efforts at any time after the registration statement of which this prospectus forms a part is declared effective. However, the closing of our public offering will not occur until one (1) or two (2) trading days after trading on NYSE American commences, which is expected to occur on the trading day following the date that the registration statement is declared effective. The selling stockholders may sell their shares from time to time at the market price prevailing at the time of offer and sale, or at prices related to such prevailing market prices or in negotiated transactions or a combination of such methods.

A selling stockholder may use any one or more of the following methods when selling the securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales;
•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure you that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act, the Exchange Act and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

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We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that any of the selling stockholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholders will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of our common stock.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the shares, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

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LEGAL MATTERS

The validity of the common stock covered by this prospectus will be passed upon by the law firm of di Santo Law PLLC.

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PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts, other than the SEC registration fee, NYSE American listing fee and FINRA filing fee, are estimates. We will pay all these expenses.

Amount
SEC registration fee		$1,344.50
NYSE American listing fee		*
FINRA filing fee		*
Accounting fees and expenses		*
Legal fees and expenses		*
Transfer agent fees and expenses		*
Printing and related fees and expenses		*
Miscellaneous fees and expenses		*
Total	$	*

*to be filed by amendment

Item 14. Indemnification of Directors and Officers

The Florida Business Corporation Act, or the FBCA, provides that a corporation may indemnify a director or officer against liability if the director or officer acted in good faith, the director or officer acted in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and in the case of any criminal proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful. A corporation may not indemnify a director or an officer except for expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, where such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation.

The FBCA provides that a corporation must indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the individual was a party because he or she is or was a director or officer of the corporation against expenses incurred by the individual in connection with the proceeding.

A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse expenses incurred in connection with the proceeding by a director or an officer if the director or officer delivers to the corporation a signed written undertaking of the director or officer to repay any funds advanced if such director or officer is not entitled to indemnification.

Our amended and restated articles of incorporation and amended and restated bylaws provide that we shall indemnify our directors, officers, employees and agents to the full extent permitted by FBCA, including in circumstances in which indemnification is otherwise discretionary under such law.

We have entered or intend to enter into separate indemnification agreements with our directors and officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our amended and restated articles of incorporation and amended and restated bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated articles of incorporation and amended and restated bylaws.

We are in the process of obtaining standard policies of insurance under which coverage is provided (a) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which we may make to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

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The underwriting agreement, filed as Exhibit 1.1 to this registration statement, will provide for indemnification, under certain circumstances, by the underwriter of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

During the past three years, we issued the following securities, which were not registered under the Securities Act.

On January 14, 2024, we issued 7,913,836 shares of common stock upon the partial conversion of an 8% convertible redeemable note in the principal amount of $153,000 issued on June 30, 2023, including principal of $75,000, interest of $3,238.36 and fees of $900.

During the second quarter of 2024, we have issued an aggregate of 2,750,000 shares of common stock to investors in private placement transactions for aggregate gross proceeds of $175,000.

During the first quarter of 2024, we issued an aggregate of 1,741,667 shares of common stock to investors in private placement transactions for aggregate gross proceeds of $40,000.

On November 11, 2023, we issued 459,279 shares of common stock to a vendor for services valued at $15,000.

On October 6, 2023, we issued 56,975 shares of common stock to a vendor for services valued at $5,000.

On January 18, 2023, we issued 6,250,000 shares of common stock to an officer, at a per share price of $0.02, in full satisfaction of all accrued but unpaid amounts payable for services.

On January 18, 2023, we issued 702,523 shares of common stock to an officer, at a per share price of $0.05, in full satisfaction of all accrued but unpaid amounts payable for services.

During the year ended December 31, 2023, we sold an aggregate of 62,180,000 shares of common stock for an aggregate purchase price of $2,120,300.

During the year ended December 31, 2023, we issued an aggregate of 5,310,988 shares of common stock pursuant to a two-year equity line of credit that we entered into on January 26, 2022 with an investor to provide up to $5 million, or the ELOC, for an aggregate purchase price of $196,000.

During the year ended December 31, 2023, holders of our convertible debt elected to convert an aggregate of $190,972 in principal, accrued interest and fees into an aggregate of 10,412,564 shares of common stock.

On September 9, 2022, we issued 227,273 shares of common stock to a vendor for services valued at $50,000.

On August 11, 2022, we issued 600,000 shares of common stock to a vendor for services valued at $79,500.

On April 27, 2022, we issued 227,273 shares of common stock to a vendor for services valued at $50,000.

On February 3, 2022, we issued 500,000 shares of common stock to a vendor for services valued at $85,000.

On February 2, 2022, we issued 20,000 shares of common stock to a vendor for services valued at $3,600.

On January 26, 2022, we issued 500,000 shares of common stock as the commitment fee in connection with the ELOC at a fair value of $80,000.

On January 14, 2022, a holder of our convertible debt elected to convert $53,222 in principal, accrued interest and fees into 575,558 shares of common stock.

During the year ended December 31, 2022, we sold an aggregate of 25,355,947 shares of common stock for an aggregate purchase price of $1,485,100.

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During the year ended December 31, 2022, we issued an aggregate of 11,087,789 shares of common stock pursuant to the ELOC for an aggregate purchase price of $937,000.

During the year ended December 31, 2021, we sold an aggregate of 5,065,344 shares of common stock for an aggregate purchase price of $718,113.

During the year ended December 31, 2021, we issued an aggregate of 500,000 shares of common stock to vendors for services valued at $165,000.

During the year ended December 31, 2021, we issued an aggregate of 10,000,000 shares of common stock to officers for accrued salaries.

During the year ended December 31, 2021, holders of our convertible debt elected to convert an aggregate of $285,355 in principal, accrued interest and fees into an aggregate of 4,958,413 shares of common stock.

No underwriters were involved in these issuances. We believe that each of the above issuances was exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Item 16. Exhibits.

(a) Exhibits.

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
3.1	Amended and Restated Articles of Energy and Water Development Corp. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on January 31, 2020)
3.2	Articles of Amendment to Amended and Restated Articles of Energy and Water Development Corp. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-8 filed on October 28, 2022)
3.3*	Amended and Restated Bylaws of Energy and Water Development Corp.
5.1*	Opinion of di Santo Law PLLC as to the legality of the shares
10.1	Sales Contract for a Solar Powered Atmosphere Water Generation System, dated April 10, 2019, between Energy and Water Development Corp. and His Will Innovations (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1 filed on May 31, 2022)
10.2	Sales Contract, dated November 21, 2019, between Energy and Water Development Corp. and EAWC Tecnologias Verdes S.A.P.I. de CV (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1 filed on October 30, 2023)
10.3	Amendment to Purchase and Sales Agreement, dated November 17, 2020, between Energy and Water Development Corp. and EAWC Tecnologias Verdes S.A.P.I. de CV (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-1 filed on May 31, 2022)
10.4	8% Convertible Redeemable Note issued by Energy and Water Development Corp. to GS Capital Partners, LLC on June 30, 2023
10.5	8% Convertible Redeemable Note issued by Energy and Water Development Corp. to Geebis Consulting, LLC on February 15, 2024
10.6	Promissory Note issued by Energy and Water Development Corp. to 1800 Diagonal Lending LLC on March 6, 2024
10.7†	Employment Agreement, dated August 4, 2022, between Energy and Water Development Corp. and Irma Velazquez (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on August 4, 2022)
10.8†	Employment Agreement, dated August 4, 2022, between Energy and Water Development Corp. and Ralph Hofmeier (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on August 4, 2022)

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10.9*	Form of Independent Director Agreement between Energy and Water Development Corp. and independent directors
10.10*	Form of Indemnification Agreement between Energy and Water Development Corp. and directors and officers
10.11†	Energy and Water Development Corp. 2022 Long Term Incentive Plan (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-8 filed on October 28, 2022)
14.1	Code of Ethics and Business Conduct (incorporated by reference to Exhibit 14.1 to the Current Report on Form 8-K filed on September 14, 2022)
21.1	List of Subsidiaries of the registrant
23.1	Consent of TAAD LLP
23.2*	Consent of di Santo Law PLLC (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of the Registration Statement on Form S-1 filed on October 30, 2023)
99.1	Consent of Cliff Ip (director nominee) (incorporated by reference to Exhibit 99.1 to Amendment No. 1 to the Registration Statement on Form S-1/A filed on February 14, 2024)
99.2	Consent of Luis R. Vera Morales (director nominee) (incorporated by reference to Exhibit 99.3 to Amendment No. 1 to the Registration Statement on Form S-1/A filed on February 14, 2024)
99.3	Consent of Trevor Scott (director nominee) (incorporated by reference to Exhibit 99.2 to Amendment No. 1 to the Registration Statement on Form S-1/A filed on February 14, 2024)
101.INS	XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
107	Exhibit Filing Fees

__________

*	To be filed by amendment

† Executive compensation plan or arrangement.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) that, for the purpose of determining liability under the Securities Act to any purchaser:

(i) if the registrant is relying on Rule 430B:

(A) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(5) that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that:

(1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on May 13, 2024.

ENERGY AND WATER DEVELOPMENT CORP.

By:	/s/ Irma Velazquez
Irma Velazquez Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Irma Velazquez	Chief Executive Officer and Vice-Chairman of Board (principal executive officer)	May 13, 2024
Irma Velazquez

*	Chief Financial Officer (principal financial officer and accounting officer)	May 13, 2024
Amedeo Montonati

*	Chairman of the Board	May 13, 2024
Ralph Hofmeier

*	By:	/s/ Irma Velazquez
Irma Velazquez
Attorney-In-Fact

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